As filed with the Securities and Exchange Commission on March 13, 2026

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CSB Financial Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6036	Applied for
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

503 West Plane Street

Bethel, Ohio 45106

(513) 734-4445

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John E. Essen
President and Chief Executive Officer
CSB Financial Inc.
503 West Plane Street
Bethel, Ohio 45106
(513) 541-4445

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kip A. Weissman, Esq. Victor L. Cangelosi, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2028	Edward G. Olifer, Esq. Steven F. Donahoe, Esq. Kilpatrick Townsend & Stockton, LLP 701 Pennsylvania Avenue, N.W., Suite 200 Washington, D.C. 20004 (202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

(Proposed Holding Company for Community Savings Bank)

Up to 1,265,000 Shares of Common Stock

(Subject to Increase to up to 1,454,750 Shares)

CSB Financial Inc. is offering shares of common stock for sale in an initial public offering in connection with the conversion of Community Savings Bank from the mutual form of organization to the stock form of organization. In addition to the shares of common stock offered for sale in the stock offering, we intend to contribute 27,500 shares of common stock and $100,000 in cash to a charitable foundation we intend to establish in connection with the conversion and stock offering. There is currently no public or private market for our common stock. We expect our common stock to be quoted on the OTCQB Market upon the completion of the conversion and stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, therefore, we have elected to comply with certain reduced disclosure requirements for this prospectus and future filings.

The shares of common stock are first being offered for sale in a subscription offering to Community Savings Bank’s depositors as of specified eligibility dates and to its tax-qualified employee benefit plans. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with preference given to natural persons (including trusts of natural persons) residing in Clermont and Highland Counties in Ohio. Any shares of common stock not purchased in the subscription offering or the community offering may be offered for sale to the public through a syndicate of broker-dealers in a syndicated community offering. The syndicated community offering, if held, may commence before the subscription offering and the community offering (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated community offering. We may sell up to 1,454,750 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 935,000 shares to complete the conversion and stock offering.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 17,500 shares ($175,000) of common stock, and no person or entity, together with associates or persons acting in concert with the person or entity, may purchase more than 25,000 shares ($250,000) of common stock in all categories of the stock offering combined.

The subscription offering will expire at 5:00 p.m., Eastern time, on June ___, 2026. We expect that the community offering, if held, will expire at the same time. We may extend the expiration date of the subscription offering and any community offering without notice to you until _________, 2026, or longer if the Superintendent of the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation approve a later date. No single extension may exceed 90 days and the stock offering must be completed by June ____, 2028. Once submitted, orders are irrevocable unless the subscription offering and/or any community offering are terminated or extended, with regulatory approval, beyond __________, 2026, or the number of shares of common stock to be sold is increased to more than 1,454,750 shares or decreased to less than 935,000 shares. If the subscription offering and any community offering are extended beyond _________, 2026, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the stock offering is increased to more than 1,454,750 shares or decreased to less than 935,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription offering and any community offering will be returned promptly with interest and without any deduction for fees or offering expenses. Funds received in the subscription offering and any community offering will be held in a segregated account at Community Savings Bank and will earn interest at 0.15% per annum until completion or termination of the stock offering.

Performance Trust Capital Partners, LLC will assist us in selling our shares of common stock on a best efforts basis in the subscription offering and any community offering, and will serve as sole manager for any syndicated community offering. Performance Trust Capital Partners, LLC is not required to purchase any shares of common stock we are offering for sale.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	935,000	1,100,000	1,265,000	1,454,750
Gross offering proceeds	$9,350,000	$11,000,000	$12,650,000	$14,547,500
Estimated offering expenses, excluding selling agent fees and expenses (1)	$1,190,000	$1,190,000	$1,190,000	$1,190,000
Selling agent fees and expenses (1) (2)	$410,000	$410,000	$410,000	$410,000
Estimated net proceeds	$7,750,000	$9,400,000	$11,050,000	$12,947,500
Estimated net proceeds per share	$8.29	$8.55	$8.74	$8.90

(1)	See “The Conversion and Stock Offering – Plan of Distribution; Selling Agent and Underwriter Compensation” for a discussion of the compensation payable to Performance Trust Capital Partners, LLC for this stock offering, including any compensation to be received by it and other broker-dealers for any syndicated community offering.
(2)	Excludes records agent fees and expenses payable to Performance Trust Capital Partners, LLC, which are included in estimated offering expenses. See “The Conversion and Stock Offering – Records Agent and Stock Information Center Management.”

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 15.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PERFORMANCE TRUST

CAPITAL PARTNERS

For assistance, contact the Stock Information Center at ____________.

The date of this prospectus is May _____, 2026.

OHIO
Columbus
Dayton
Greenfield
Cincinnati
Clermont County
Highland County
Bethel
Brown County
75
40
71
62
68
22
73
28
50
23
32
125

★ **Bethel Main Office:**
503 West Plane Street
Bethel, OH

● **Greenfield Branch Office:**
355 Jefferson Street
Greenfield, OH

OHIO
Bethel

i

SUMMARY

The following summary provides material information about Community Savings Bank’s mutual-to-stock conversion and the related offering of common stock by CSB Financial Inc. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the financial statements and the notes to the financial statements, as well as the section entitled “Risk Factors.”

CSB Financial Inc.

CSB Financial Inc., referred to as “CSB Financial” throughout this prospectus, a newly formed Maryland corporation, is offering for sale shares of its common stock in an initial public offering in connection with the conversion of Community Savings Bank from a mutual bank (meaning it has no stockholders) to a stock bank. Currently, all depositors are members of and have voting rights in Community Savings Bank as to all matters requiring membership action. The following diagram depicts Community Savings Bank’s current organizational structure:

Upon completion of the conversion and stock offering, CSB Financial will be 100% owned by its stockholders and Community Savings Bank will be 100% owned by CSB Financial. Community Savings Bank will cease to have members and its former members will no longer have voting rights in Community Savings Bank. All voting rights in Community Savings Bank will be vested in CSB Financial as the sole stockholder of Community Savings Bank. The stockholders of CSB Financial will possess exclusive voting rights with respect to CSB Financial common stock. The following diagram depicts CSB Financial’s organizational structure after the completion of the conversion and stock offering:

CSB Financial was incorporated on February 18, 2026, and has not engaged in any business to date. Upon completion of the conversion and stock offering, CSB Financial will register as a bank holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System, referred to as the “Federal Reserve Board” throughout this prospectus.

CSB Financial’s principal office is located at 503 West Plane Street, Bethel, Ohio 45106, and its telephone number at that address is (513) 734 - 4445.

Community Savings Bank

Originally chartered in 1889 under the name The Bethel Building and Loan Company, Community Savings Bank is an Ohio-chartered mutual bank headquartered in Bethel, Ohio. In 2010, Community Savings Bank took its current name. In 2014, Community Savings Bank acquired The Home Building and Loan Company of Greenfield, Ohio, which was originally chartered in 1886.

Community Savings Bank operates from its main office in Bethel, Ohio, and one branch office in Greenfield, Ohio. We consider Clermont County, where Bethel is located, and Highland County, where Greenfield is located, to be our primary market area for loans and retail deposits. However, because Clermont and Highland Counties are rural we also seek and obtain loan demand from customers in the Cincinnati Metropolitan Area. We offer a variety of deposit accounts, including savings accounts, money market accounts, NOW accounts, noninterest-bearing demand accounts, and certificates of deposit. In addition to delivering banking services through our banking offices, we offer online and mobile banking.

Our business consists primarily of accepting retail deposits from the general public and investing those deposits, along with brokered deposits, Federal Home Loan Bank advances and funds generated from operations, primarily in our loan portfolio. Our loan portfolio consists primarily of residential mortgage loans secured by one- to four-family residential properties. To a lesser extent, our loan portfolio consists of consumer loans, commercial real estate loans, multi-family mortgage loans, commercial and industrial loans, construction and land loans, and second mortgage and home equity loans. We purchase most of our commercial and industrial loans and consumer loans from a third party. At December 31, 2025, one-to four-family residential mortgage loans totaled $41.2 million (44.2% of total loans), consumer loans totaled $17.5 million (18.7% of total loans), commercial real estate loans totaled $11.5 million (12.3% of total loans), multi-family mortgage loans totaled $9.9 million (10.7% of total loans), commercial and industrial loans totaled $7.7 million (8.2% of total loans), construction and land loans totaled $2.7 million (2.9% of total loans) and second mortgage and home equity loans totaled $2.8 million (3.0% of total loans). Consumer loans, in particular, increased by $14.9 million during the year ended December 31, 2025. For further information about our lending activities, see “Risk Factors – Risks Related to Our Lending Activities” and “Business of Community Savings Bank – Lending Activities.”

At December 31, 2025, we had total assets of $110.2 million, total deposits of $82.2 million and total equity of $15.8 million. We had net income of $439,000 for the year ended December 31, 2025 and a net loss of $369,000 for the year ended December 31, 2024. The net loss was primarily due to $790,000 in one-time expenses associated with the conversion of our core data processing system to a new core service provider. Our primary revenue source is interest income earned on loans and investments. Noninterest income is not a significant revenue source.

We are subject to comprehensive regulation and examination by the Ohio Department of Financial Institutions, referred to as the “ODFI” throughout this prospectus, our chartering authority, and by the Federal Deposit Insurance Corporation, referred to as the “FDIC” throughout this prospectus, our primary federal regulator and deposit insurer.

Our main office is located at 503 West Plane Street, Bethel, Ohio 45106, and our telephone number at that address is (513) 734-4445. Our website address is www.bankwith-csb.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community financial institution dedicated to meeting the banking needs of our customers and community. Our loan-to-deposit ratio was 113.5% at December 31, 2025. We expect the proceeds from the stock offering to enable us to continue to grow while reducing our reliance on higher cost funding such as brokered certificates of deposit and Federal Home Loan Bank advances. We plan to employ the following strategies to grow and to maximize profitability:

•	Continue our historical emphasis on residential mortgage lending. As a community bank, one- to four-family residential mortgage lending has been, and will continue to be, a significant portion of our lending activities.

•	Continue to grow our commercial real estate loan portfolio. At December 31, 2025, commercial real estate loans were a significant component of our loan portfolio. Commercial real estate loans help to increase loan portfolio yield, thereby improving profitability, and reduce the average term to repricing of our loans, thereby improving interest rate risk management. The proceeds from the stock offering will allow us to compete for more and larger loan relationships with borrowers primarily in our market area.

•	Continue to purchase consumer loans. The consumer loan portfolio increased from $2.6 million (3.4% of total loan portfolio) at December 31, 2024 to $17.5 million (18.7% of total loan portfolio) at December 31, 2025, primarily due to purchases of unsecured consumer loans from a third party. We intend to continue to purchase unsecured consumer loans.

•	Continue to maintain strong asset quality. We intend to continue to maintain strong asset quality through conservative loan underwriting. At December 31, 2025, total non-performing loans to total loans was 0.11%.

•	Continue to grow core deposits. We consider all deposits, other than certificates of deposits and brokered deposits, as core deposits. At December 31, 2025, core deposits totaled $34.9 million or 42.5% of total deposits. We have invested in and enhanced our online and mobile banking offerings to help gather and retain core deposits. Our commercial real estate and commercial and industrial lending activities are avenues to increase our core deposits by offering the opportunity to capture the full banking relationship, including a deposit relationship, with these customers.

•	Grow organically and through opportunistic branching or acquisitions. We intend to grow our balance sheet organically on a managed basis. The capital we are raising in the conversion and stock offering will enable us to increase our lending and investment capacity. In addition to organic growth, we may also consider expansion opportunities in our market area or in contiguous markets that we believe would enhance our franchise value and stockholder returns. These opportunities may include establishing new, or de novo, branch offices, acquiring branch offices, establishing loan production offices, or acquiring other financial institutions. We have no current plans or intentions regarding any such expansion activities.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and the stock offering, subject to any changes necessitated by future market conditions and other factors. See “Business of Community Bank” for a further discussion of our business.

Reasons for the Conversion and Stock Offering

Consistent with our business strategy, our primary reasons for converting to stock form and raising additional capital through the stock offering are to:

•	better position Community Savings Bank to remain a competitive independent community bank by increasing its capital to enhance its financial strength;

•	support lending growth;

•	attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees to give them an opportunity to share in our long-term success;

•	enhance our community ties by providing our customers and community members with the opportunity to acquire an ownership interest in Community Savings Bank through CSB Financial;

•	establish a charitable foundation, fund it with shares of CSB Financial common stock and cash, to support charitable organizations operating in our local communities now and in the future; and

•	position us to expand our banking franchise through targeted de novo branching, branch acquisitions, or financial institution acquisitions should any of these expansion opportunities arise.

At December 31, 2025, Community Savings Bank was considered “well capitalized” for regulatory purposes and was not subject to a directive or recommendation from any regulator to raise capital. The proceeds from the stock offering will increase our capital position to support expected future growth and profitability.

Terms of the Stock Offering

CSB Financial is offering for sale between 935,000 shares and 1,265,000 shares of common stock to eligible depositors of Community Savings Bank and to Community Savings Bank’s tax-qualified employee benefit plans in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with preference given to natural persons (and trusts of natural persons) residing in Clermont and Highland Counties in Ohio. We may also offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 1,454,750 shares as a result of demand for the shares of common stock in the stock offering or changes in market conditions. Unless the number of shares of common stock offered for sale is increased to more than 1,454,750 shares or decreased to less than 935,000 shares, or the stock offering is extended beyond _________, 2026, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the stock offering is extended past ________, 2026, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.15% per annum and without any deduction for fees or offering expenses. If the number of shares offered for sale is increased to more than 1,454,750 shares or decreased to less than 935,000 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the stock offering will be returned promptly with interest at 0.15% per annum and without any deduction for fees or offering expenses. We will give these subscribers an opportunity to place new orders for a specified period of time.

The shares of common stock are being offered for sale at a purchase price of $10.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the stock offering. Performance Trust Capital Partners, LLC, referred to as “Performance Trust” throughout this prospectus, our marketing agent for the stock offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the stock offering.

How We Determined the Offering Range and the $10.00 per Share Purchase Price

General. The amount of common stock CSB Financial is offering for sale is based on an independent appraisal of the estimated pro forma market value of CSB Financial, assuming the conversion and stock offering are completed. FinPro Capital Advisors, Inc., referred to as “FinPro” throughout this prospectus, our independent appraiser, has estimated that, as of February 18, 2026, the estimated pro forma market value of CSB Financial was $11.3 million (including the value of the 27,500 shares of common stock to be contributed to the charitable foundation to be established in connection with the conversion, valued at the initial offering price of $10.00 per share). Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $9.6 million and a maximum of $12.9 million (including the value of the 27,500 shares to be contributed to the charitable foundation). Based on this valuation and the $10.00 per share purchase price, and excluding the 27,500 shares to be contributed to the charitable foundation, the number of shares of common stock being offered for sale in the stock offering ranges from a minimum of 935,000 shares to a maximum of 1,265,000 shares. We may sell up to 1,454,750 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share purchase price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of mutual financial institutions.

FinPro also considered that we intend to contribute an additional 27,500 shares of common stock (valued at the initial offering price of $10.00 per share) and $100,000 in cash, for a total contribution of $375,000, to a charitable foundation that we intend to establish and fund in connection with the conversion and stock offering. The intended contribution of cash and shares of common stock to our charitable foundation reduces our estimated pro forma valuation.

Adjustments to Independent Appraisal. FinPro made certain upward and downward adjustments to the estimated pro forma market value of CSB Financial relative to the peer group. An upward adjustment relative to the peer group was made for balance sheet growth. Downward adjustments relative to the peer group were made for financial condition; earnings quality, predictability and growth; dividends; and liquidity of the issue. No adjustments relative to the peer group were made for recent regulatory matters, management, and marketing of the issue. For further information, see “The Conversion and Stock Offering – Adjustments to Independent Appraisal.”

Peer Group. The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the capital raised by the sale of shares of common stock in the stock offering, and an analysis of the following peer group of publicly traded savings and loan holding companies and bank holding companies that FinPro considered comparable to us:

Company Name (Ticker Symbol)	Exchange	Headquarters	Total Assets (in millions) (1)
Broadway Financial Corporation (BYFC)	Nasdaq	Los Angeles, CA	$1,336
BV Financial, Inc. (BVFL)	Nasdaq	Baltimore, MD	912
Finward Bancorp (FNWD)	Nasdaq	Munster, IN	2,021
First Northwest Bancorp (FNWB)	Nasdaq	Port Angeles, WA	2,108
First Seacoast Bancorp, Inc. (FSEA)	Nasdaq	Dover, NH	610
Northeast Community Bancorp, Inc. (NECB)	Nasdaq	White Plains, NY	2,064
NSTS Bancorp, Inc. (NSTS)	Nasdaq	Waukegan, IL	270
Provident Financial Holdings, Inc. (PROV)	Nasdaq	Riverside, CA	1,228
Riverview Bancorp, Inc. (RVSB)	Nasdaq	Vancouver, WA	1,512
Timberland Bancorp, Inc. (TSBK)	Nasdaq	Hoquiam, WA	2,006

(1)	Total assets are as of December 31, 2025.

Selected Pricing Ratios. The following table presents a summary of selected pricing ratios for the peer group companies and for CSB Financial (on a pro forma basis) that FinPro utilized in its appraisal. These ratios are based on CSB Financial’s book value, tangible book value and core earnings as of and for the twelve months ended December 31, 2025. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of February 18, 2026. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicate a premium of 45.75% on a core earnings value basis, a discount of 45.93% on a price-to-book value basis and a discount of 46.84% on a price-to-tangible book value basis.

	Price-to-core earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
CSB Financial (pro forma basis, assuming completion of the conversion and stock offering):
Adjusted Maximum	26.32	x	55.01%	55.13%
Maximum	23.81	x	51.15%	51.26%
Midpoint	21.28	x	47.33%	47.44%
Minimum	18.87	x	43.03%	43.12%

Valuation of peer group companies, all of which are fully converted (historical basis):
Average	14.67	x	85.98%	90.49%
Median	14.60	x	87.43%	89.08%

(1)	Price-to-earnings multiples calculated by FinPro are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and stock offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, FinPro used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the common stock of the institutions in the peer group. The value of the common stock of any company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Stock Offering

Community Savings Bank will receive from CSB Financial a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that CSB Financial will invest, at the minimum, midpoint, maximum and adjusted maximum of the offering range, approximately $3.0 million, $3.7 million, $4.4 million and $5.2 million, respectively, of the net proceeds from the stock offering in Community Savings Bank. From the remaining funds, CSB Financial intends to loan funds to Community Savings Bank’s employee stock ownership plan to fund the plan’s purchase of shares of common stock in the stock offering, contribute $100,000 in cash to the charitable foundation and retain the remainder of the net proceeds from the stock offering. Assuming we sell 1,100,000 shares of common stock in the stock offering at the midpoint of the offering range, resulting in net proceeds after estimated offering expenses of $1.6 million, we anticipate that CSB Financial will invest $4.7 million in Community Savings Bank, loan $902,000 to Community Savings Bank’s employee stock ownership plan to fund its purchase of shares of common stock, contribute $100,000 in cash to the charitable foundation and retain the remaining $3.7 million of net proceeds.

CSB Financial may use the funds that it retains to repurchase shares of common stock (subject to compliance with regulatory requirements), to pay cash dividends (if declared by our board of directors), for investments, or for other general corporate purposes. Community Savings Bank intends to invest the net proceeds it receives from CSB Financial to fund new loans, enhance existing products and services, and expand its banking franchise by establishing new branches or by acquiring other financial institutions or their branches as opportunities may arise. We do not currently have any understandings or agreements regarding any acquisitions.

For additional information, see “How We Intend to Use the Proceeds from the Stock Offering.”

Persons Who May Order Shares of Common Stock in the Stock Offering

We are offering the shares of common stock in a subscription offering in the following order of priority:

(i)	First, to depositors with accounts at Community Savings Bank with aggregate balances of at least $50.00 as of the close of business on December 31, 2024.

(ii)	Second, to Community Savings Bank’s tax-qualified employee benefit plans (including its employee stock ownership plan), which will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 10% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation. We expect the employee stock ownership plan to purchase up to 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation.

(iii)	Third, to depositors with accounts at Community Savings Bank with aggregate balances of at least $50.00 as of the close of business on March 31, 2026.

(iv)	Fourth, to depositors of Community Savings Bank as of the close of business on ________, 2026 (the voting record date for Community Savings Bank’s special meeting of members).

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with preference given to natural persons (and trusts of natural persons) residing in Clermont and Highland Counties in Ohio. If held, the community offering may begin concurrently with, during or after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public through a syndicated community offering, which will be managed by Performance Trust. We have the right to accept or reject, in our sole discretion, orders received in any community offering or syndicated community offering. Any determination to accept or reject stock orders in any community offering or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fill your order, in full or in part. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Stock Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than the greater of: (i) 17,500 shares ($175,000) of common stock; (ii) 0.10% of the total number of shares of common stock issued in the stock offering; or (iii) 15 times the number of shares offered multiplied by a fraction of which the numerator is the depositor’s total deposit balance as of the eligibility record date and the denominator is the aggregate of all deposits as of the eligibility record date, subject to the overall purchase limitations. If any of the following persons purchase shares of common stock, their purchases, in all categories of the stock offering combined, when combined with your purchases, cannot exceed 25,000 shares ($250,000) of common stock:

•	your spouse, or relatives of you or your spouse, who reside with you;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or who may be acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address at either the December 31, 2024 eligibility record date, the March 31, 2026 supplemental eligibility record date or the ________, 2026 voting record date will be subject to the overall purchase limitation of 25,000 shares ($250,000). See the detailed definitions of “associate” and “acting in concert” in the section of this prospectus entitled “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

Federal regulations provide that such purchase limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10% of the total shares of the common stock sold in the stock offering. Any such requests to purchase additional shares of common stock if a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

Subject to any required regulatory approval, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus entitled “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and in any Community Offering

In the subscription offering and in any community offering, you may pay for your shares only by:

•	personal check, bank check or money order made payable to CSB Financial Inc.;

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from your account(s) maintained with Community Savings Bank, other than individual retirement accounts (IRAs); or

•	cash. Do not remit cash by mail.

By law, Community Savings Bank is prohibited form lending funds to anyone to purchase shares of common stock in the stock offering. Additionally, you may not use any type of third-party check to pay for shares of common stock. Wire transfers will not be accepted. Applicable regulations prohibit Community Savings Bank from lending funds or extending credit to any person to purchase shares of common stock in the stock offering. You may not submit a Community Savings Bank line of credit check. You may not designate withdrawal from a Community Savings Bank accounts with check-writing privileges; rather, submit a check. If you request a withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from that account. You may not authorize direct withdrawal from a Community Savings Bank IRA. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription offering and any community offering by returning a signed and completed original stock order form, together with full payment payable to CSB Financial Inc. or authorization to withdraw funds from one or more of your Community Savings Bank deposit accounts, provided that the stock order form is received (not post marked) before 5:00 p.m., Eastern time, on ____________, 2026, which is the expiration time of the subscription offering period. You may return your stock order form by (1) overnight delivery to the address indicated on the stock order form for this purpose; (2) in-person delivery to Community Savings Bank’s main office located at 503 West Plane Street in Bethel, Ohio; or (3) regular mail using the stock order reply envelope provided. In-person delivery of stock order forms will be accepted only at Community Savings Bank’s main office. Do not return your stock order form to Community Savings Bank’s branch office in Greenfield, Ohio. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 5:00 p.m., Eastern time, excluding bank holidays. Do not mail stock order forms to any of Community Savings Bank’s offices.

For a complete description of how to purchase shares in the stock offering, see “The Conversion and Stock Offering – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering.”

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your Community Savings Bank IRA or other retirement account, the applicable funds must be first transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before submitting your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center as soon as possible, but not less than two weeks before the June ____, 2026 offering deadline, for assistance with purchases using funds held in retirement accounts. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Conversion and Stock Offering – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering – Using Individual Retirement Account Funds.”

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 91,500 shares ($915,000) of common stock in the stock offering, representing 9.8% of shares to be sold at the minimum of the offering range (excluding the 27,500 shares to be contributed to the charitable foundation). However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. They will pay the same $10.00 per share purchase price that all other persons who purchase shares of common stock in the stock offering will pay. Our directors and executive officers are subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering as set forth under “– Limits on How Much Common Stock You May Purchase.”

Purchases by our directors and executive officers and their associates will be included in determining whether the required minimum number of shares have been subscribed for in the stock offering.

For additional information, see “Subscriptions by Directors and Executive Officers.”

Deadline for Submitting Orders for Shares of Common Stock in the Subscription Offering and any Community Offering

The deadline for submitting orders to purchase shares of common stock in the subscription offering and in any community offering is 5:00 p.m., Eastern time, on June _____, 2026, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by 5:00 p.m., Eastern time. Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 5:00 p.m., Eastern time, on June _____, 2026, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Stock Offering—Procedure for Purchasing Shares in the Subscription Offering and any Community Offering—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred their subscription rights. We will not accept your order if we have reason to believe you have sold or transferred or are attempting to sell or transfer your subscription rights to any other person. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit account. Taking this action may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 935,000 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	extend the stock offering.

If we extend the stock offering beyond __________, 2026, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.15% per annum from the date the stock order was processed and without any deduction for fees or offering expenses.

If one or more purchase limitations are increased we will not resolicit all subscribers, however, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the newly applicable purchase limit. We may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5% of the common stock sold in the stock offering. See “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

Conditions to Completion of the Conversion and Stock Offering

We cannot complete the conversion and stock offering unless:

•	The plan of conversion is approved by two-thirds of the votes eligible to be cast by members of Community Savings Bank. The members of Community Savings Bank are its depositors. A special meeting of members to consider and vote upon the plan of conversion has been scheduled for June _____, 2026;

•	We sell at least 935,000 shares, which is the minimum of the offering range; and

•	We receive the final approvals required from the ODFI and the FDIC to complete the conversion and stock offering and final approval from the Federal Reserve Board for CSB Financial to become the bank holding company of Community Savings Bank.

Any approval by the ODFI, the FDIC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Following completion of the stock offering, our board of directors will be authorized to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy” for additional information.

Market for Common Stock

We currently anticipate that the common stock sold in the stock offering will be quoted on the OTCQB Market operated by OTC Markets Group upon the completion of the conversion and stock offering. See “Market for the Common Stock.”

Delivery of Shares of Stock

All shares of common stock of CSB Financial sold in the stock offering will be issued in book-entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. Our transfer agent will mail a statement reflecting ownership of shares of common stock sold in the stock offering to each person entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion and stock offering. Shares of common stock sold in any syndicated community offering may be delivered electronically through The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the date of completion of the conversion and stock offering. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, it is possible that purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

FinPro will update its appraisal before we complete the stock offering. If, as a result of demand for the shares or changes in market conditions, FinPro determines that our pro forma market value has increased, we may sell up to 1,454,750 shares in the stock offering without further notice to you. If our pro forma market value at that time is either below $9.6 million or above $18.8 million (including the value of the shares to be contributed to the charitable foundation), then, after consulting with the ODFI and the FDIC, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the stock offering with interest at 0.15% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the ODFI, the FDIC, the Federal Reserve Board, the Financial Industry Regulatory Authority and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.15% per annum, received in the stock offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In a resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Conversion and Stock Offering

We may terminate the conversion and stock offering at any time before the special meeting of members of Community Savings Bank to be held to vote on the conversion and stock offering and on the establishment and funding of the charitable foundation, and at any time after member approval with the concurrence of the ODFI and the FDIC. If we terminate the conversion and stock offering, we will promptly return funds and cancel deposit withdrawal authorizations, as described above.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering

We expect Community Savings Bank’s employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of our employees being established in connection with the conversion and stock offering, to purchase up to 8% of the sum of the shares of common stock that we sell in the stock offering and contribute to the charitable foundation. For further information, see “Management – Executive Compensation – Employee Stock Ownership Plan.”

Purchases by the employee stock ownership plan in the stock offering will be included in determining whether the required minimum number of shares have been sold in the stock offering. If we receive orders in the subscription offering for more shares of common stock than would permit the employee stock ownership plan’s subscription order to be filled in whole in the subscription offering, then the employee stock ownership plan may, with prior regulatory approval, purchase shares to fill, in whole or in part, its order in the open market following completion of the conversion and stock offering. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering in order to fill all or a portion of its intended subscription.

We also intend to implement a stock-based benefit plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required, and the stock-based benefit plan cannot be implemented until at least six months after the completion of the conversion according to applicable federal regulations. If adopted within 12 months following the completion of the conversion, and provided that upon completion of the conversion and stock offering Community Savings Bank has at least a 10% tangible capital to assets ratio, FDIC conversion regulations would allow for the stock-based benefit plan to reserve a number of shares of common stock equal to not more than 4% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation, or up to 51,700 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of shares equal to not more than 10% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation, or up to 129,250 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plan is adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt a stock-based benefit plan encompassing more than an aggregate of 180,950 shares of our common stock assuming the stock offering is completed at the maximum of the offering range. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months after the completion of the conversion and stock offering.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00 per share) that would be available under a stock-based benefit plan if such plan is adopted within one year following the completion of the conversion and stock offering and Community Savings Bank has at least a 10% tangible capital to assets ratio at that time. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution	Value of Grants (2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued	Resulting From Issuance of Shares for Stock Benefit Plans	At Minimum of Offering Range	At Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	77,000	103,400	8.00%	n/a (3)	$770	$1,034
Stock awards	38,500	51,700	4.00	3.85%	385	517
Stock options	96,250	129,250	10.00	9.09%	264	354
Total	211,750	284,350	22.00%	12.94%	$1,419	$1,905

(1)	The stock-based benefit plan may award a greater number of options and shares, respectively, if the plan is adopted more than 12 months after the completion of the conversion.
(2)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. Except for stock options, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.74 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 5 years; a risk-free interest rate of 3.73%; and a volatility rate of 21.87%. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the stock offering.

Income Tax Consequences

CSB Financial and Community Savings Bank have received an opinion from their counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion and stock offering, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by depositors of Community Savings Bank upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by them as a result of the exercise of the nontransferable subscription rights. CSB Financial and Community Savings Bank have also received an opinion of Wipfli Advisory, LLC, tax advisors to CSB Financial and Community Savings Bank, regarding the material Ohio state income tax consequences of the conversion and stock offering. As a general matter, the conversion and stock offering will not be a taxable transaction for purposes of federal or state income taxes to CSB Financial, Community Savings Bank, or persons eligible to subscribe for shares of common stock in the subscription offering. For additional information, see “Taxation.”

Our Contribution of Cash and Shares of Common Stock to the Charitable Foundation

To further our commitment to our local community, we intend to establish and fund a new charitable foundation, named Community Savings Bank Foundation Inc., as part of the conversion and stock offering. Assuming we receive both regulatory approval and the approval of the members of Community Savings Bank, we intend to contribute to the new charitable foundation 27,500 shares of common stock (valued at the initial offering price of $10.00 per share) and $100,000 in cash, for an aggregate contribution of $375,000.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

•	with respect to the contribution of shares of common stock, dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•	result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, which we expect to be offset in part by a corresponding tax benefit. As a result of the contribution, we expect to record an after-tax expense (based on an effective tax rate of 21.0%) of approximately $296,000 during the quarter in which the conversion and stock offering is completed.

The amount of common stock that we would offer for sale would be greater if the conversion and stock offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the stock offering, see “Risk Factors – Risks Related to the Charitable Foundation – The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2026,” and “Risk Factors – Risks Related to the Charitable Foundation – Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.”

How You Can Obtain Additional Information – Stock Information Center

By law, our banking personnel may not assist with investment-related questions about the stock offering. If you have questions regarding the conversion and stock offering, call our Stock Information Center at __________. The Stock Information Center accepts telephone calls Monday through Friday between 9:00 a.m. and 5:00 p.m., Eastern time, excluding bank holidays.

Important Risks in Owning CSB Financial Common Stock

An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on the next page, before investing in our common stock.

Specific areas of risk related to our business include those related to: our lending activities; market interest rates; economic conditions; our funding; laws and regulations; competitive matters; operational matters; and accounting matters.

Specific risks related to the stock offering include those related to the future trading price of our common stock; the use of the net offering proceeds; the trading market for our common stock; our return on equity after the completion of the stock offering; intended new stock-based benefit plans; anti-takeover factors; a forum selection provision for certain litigation; the irrevocability of your investment decision; and potential adverse tax consequences related to subscription rights.

Specific risks related to the contribution to the charitable foundation include dilution and adverse effect on net income and the deductibility of the contribution.

Before making an investment decision, you should read this entire prospectus carefully, including the financial statements and related notes appearing elsewhere in this prospectus and the section entitled “Risk Factors” that follows on the next page and discusses the above risks in further detail.

RISK FACTORS

You should carefully consider the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in the shares of common stock of CSB Financial.

Risks Related to Our Lending Activities

Unsecured loans are a substantial portion of our loan portfolio.

At December 31, 2025, $17.7 million, or 19.0% of our total loans, were unsecured loans. Should an unsecured loan default, we would incur the entire loss of the default balance because there is no collateral to liquidate to recoup all or part of the default balance, which would adversely affect our financial condition and results of operations. We intend to continue to originate and purchase unsecured loans.

We rely on a third party from whom we primarily purchase consumer loans.

Our consumer loan portfolio consists primarily of loans purchased from a third party. Although we have also purchased commercial and industrial loans from the same third party, the current and expected foreseeable loan production by this third party is consumer loans. The loss or material curtailment of this third-party relationship for any reason would have a material adverse effect on our consumer loan portfolio because we do not have the necessary infrastructure to originate consumer loans. In addition, because consumer loans generally have shorter maturities and higher yields than one- to four-family residential mortgage loans a material reduction in the consumer loan portfolio would likely have an adverse effect on our earnings and interest rate risk profile. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk” and “Business of Community Savings Bank – Lending Activities.”

A substantial portion of our consumer loan portfolio is unseasoned.

Our consumer loan portfolio has increased from $2.6 million, or 3.4% of total loans, at December 31, 2024 to $17.5 million, or 18.7% of total loans, at December 31, 2025. This growth is primarily due to the purchase of consumer loans, primarily unsecured loans, from a third party. These purchased loans have a heightened degree of credit risk because they are unseasoned in that we do not have a significant payment history with the borrowers with which to judge future performance and collectability and these loans have not been subjected to a full business cycle that includes unfavorable economic conditions over a sustained time period. Consequently, it is difficult to predict the future performance of these loans. These loans may have delinquency and/or charge-off levels above our expected levels, which would adversely affect our financial condition and results of operations. We intend to continue to purchase unsecured consumer loans.

Our commercial real estate loans and multi-family mortgage loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2025, commercial real estate loans totaled $11.5 million, or 12.3% of total loans, and multi-family mortgage loans totaled $9.9 million, or 10.7% of total loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate loans and multi-family mortgage loans generally have more risk than the one- to four-family residential real estate loans we originate. They also typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. In addition, if we foreclose on commercial real estate loans or multi-family mortgage loans, our holding period for the collateral may be longer than for a single-family residential property if there are fewer potential purchasers of the collateral. Furthermore, if loans that are collateralized by commercial real estate or by multi-family property become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan. Because the repayment of commercial real estate loans and multi-family mortgage loans depends on the successful management and operation of the borrower’s properties or related businesses, their repayment can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. As our commercial real estate loan and multi-family mortgage loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

Our commercial and industrial loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2025, commercial and industrial loans totaled $7.7 million, or 8.2% of total loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income and are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made based on the borrower’s ability to make repayment from the cash flows of the borrower’s business, and any collateral securing these loans may be difficult to appraise, may fluctuate in value, and may depreciate over time. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself. Commercial and industrial loans also typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. In addition, our commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may be more difficult to appraise, control or collect and may be more susceptible to fluctuation in value at the time of default. As our commercial and industrial loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

Our construction and land loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2025, construction and land loans totaled $2.7 million, or 2.9% of total loans, of which $718,000 were land loans. Construction lending involves additional risks when compared with permanent mortgage lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. If the appraised value of a completed project proves to be overstated, the loan may be inadequately secured and we may incur a loss. Land loans have substantially similar risks with respect to estimating the market value of the collateral property. As our construction and land loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

Our historical emphasis on one- to four-family residential mortgage loans exposes us to lending risks.

At December 31, 2025, one- to four-family residential mortgage loans totaled $41.2 million, or 44.2% of total loans. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the borrowers’ ability to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

A majority of our loans are made to borrowers and secured by collateral within our primary market area. As a result, we face greater risk of loan defaults and losses if there is economic downturn in our primary market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely repayments on their loans. Although our primary market area consists of diverse businesses and there is no single employer group concentration that impacts a significant number of our customers, a significant rise in unemployment and/or personal or business bankruptcies and a significant decline in real estate values are the primary factors that would have a material adverse effect on our primary market area, including its commercial real estate market. Furthermore, a return of recessionary conditions and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans, investments, and collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher-than-expected loan delinquencies, increase our levels of nonperforming and classified assets, and reduce demand for our products and services, which may cause us to incur losses and may adversely affect our capital, liquidity and financial condition.

If our allowance for credit losses is not sufficient to cover actual credit losses, our earnings could decrease.

We maintain an allowance for credit losses, which is established through a provision for credit losses that represents management’s best estimate of the current expected losses within the loan portfolio. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance for credit losses would materially decrease our profitability.

In addition, our bank regulators and independent auditors periodically review our allowance for credit losses and, as a result of such reviews, we may determine to increase our provision for credit losses or recognize further loan charge-offs. However, regulatory agencies and independent auditors are not directly involved in the process of establishing the allowance for credit losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of our management. Any increase in our allowance for credit losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

Environmental liability associated with our lending activities could result in losses.

In the course of business, we may acquire, through foreclosure, properties securing loans originated or purchased that are in default. Particularly in commercial real estate lending, there is a risk that material environmental violations could be discovered on these properties. In this event, we might be required to remedy these violations at the affected properties at our sole cost and expense. The cost of remedial action could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have an adverse effect on our financial condition and results of operations.

Risks Related to Market Interest Rates

An increase in market interest rates would generally reduce our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

Like many savings institutions, our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets. Furthermore, the rates we earn on our other interest-earning assets and the rates we pay on our interest-bearing liabilities are generally fixed for a contractual period of time. This imbalance can create significant earnings volatility because market interest rates change over time. Generally, in a period of declining interest rates, the interest income we earn on our interest-earning assets may decrease more rapidly than the interest we pay on our interest-bearing liabilities, as borrowers prepay mortgage loans and as mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower, prevailing interest rates. Conversely, in a period of rising interest rates, the interest income we earn on our interest-earning assets may not increase as rapidly as the interest we pay on deposits and other interest-bearing liabilities.

A high interest rate environment, coupled with an inverted interest rate yield curve, which was the case until recently, would have an adverse effect on our net interest spread. An inverted interest rate yield curve is where short-term interest rates (which are typically the interest rates at which we and other financial institutions borrow funds and incur interest expense) are higher than long-term interest rates (which are typically the rates at which we and other financial institutions lend funds and earn interest income). Our net interest spread was 2.71% for the year ended December 31, 2024 and 3.03% for the year ended December 31, 2025. Market interest rates were generally higher in 2024 than 2025.

Changes in market interest rates may also decrease the value of our assets, including the value of our available for sale investment securities, and ultimately affect our earnings. The value of available for sale investment securities generally decreases when market interest rates rise and generally increase when market interest rates decline. During the years ended December 31, 2025 and 2024, we incurred after-tax net unrealized gains on available for sale investment securities of $98,000 and $11,000, respectively.

For further discussion of how changes in market interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

Risks Related to Economic Conditions

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. After rising sharply at the end of 2021 inflation remained elevated through the first half of calendar 2024, before beginning to moderate in the latter half of 2024 and into 2025. However, inflation continues to exceed the Federal Reserve Board’s long-term target inflation rate of 2.0%. As discussed above under “– Risks Related to Market Interest Rates – Prevailing high market interest rates have reduced our profits and asset values,” as inflation increases and market interest rates rise, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation generally increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. Furthermore, our customers, particularly small- to medium-sized businesses that are unable to leverage economics of scale to mitigate rising costs compared to larger businesses, are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local and regional economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions, especially local conditions, could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could more negatively affect us compared to a financial institution that operates with more geographic diversity:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, tariff wars, acts of terrorism, civil unrest, an outbreak of hostilities or other international or domestic calamities, an epidemic or pandemic, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty relationships, such as counterparties with whom we engage in interest rate swap transactions, and other relationships. We have exposure to several different counterparties, and we routinely execute transactions with counterparties in the financial industry, including brokers, dealers, and other financial institutions. Defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, could lead to market-wide liquidity problems and losses or defaults by us or by other institutions and organizations. Many of these transactions expose us to credit risk in the event of default of our counterparty. In addition, our credit risk may be exacerbated when the collateral held by us cannot be liquidated or is liquidated at prices insufficient to recover the full amount of the financial instrument exposure due to us. There is no assurance that any such losses would not materially and adversely affect our financial condition and results of operations.

Risks Related to Our Funding

Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our profitability.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also receive funds from loan repayments, investment maturities and income on other interest-earning assets. While we emphasize generating lower-cost transaction accounts, we cannot guarantee if and when this will occur. Further, the considerable competition for deposits in our market area also has made, and may continue to make, it difficult for us to obtain reasonably priced deposits. Moreover, deposit balances can decrease if customers perceive alternative investments as providing a better risk/return tradeoff. If we are not able to increase our lower-cost transactional deposits to a level necessary to fund our asset growth or deposit outflows, we may have to seek other sources of funds, including other certificates of deposit, Federal Home Loan Bank advances, brokered deposits and lines of credit to meet the borrowing and deposit withdrawal requirements of our customers, which may be more expensive and have an adverse effect on our net interest margin and profitability. At December 31, 2025, brokered certificates of deposit represented 9.8% of our total deposits, and had an average rate of 4.03% for the year ended December 31, 2025. In addition, if our capital levels fell such that we were no longer considered “well capitalized,” under federal law we would be subject to restrictions on accepting brokered deposits and on paying above-market rates for deposits. Additionally, if, based on our tangible equity, the Federal Home Loan Bank of Cincinnati were to determine that we have inadequate capital levels, it may, in its discretion, limit our ability to utilize Federal Home Loan Bank of Cincinnati advances.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to depend more on these other sources, which may include Federal Home Loan Bank of Cincinnati borrowings and brokered deposits, among others. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected. Moreover, if Community Savings Bank ceases to be categorized as “well capitalized” under banking regulations, it would be prohibited from accepting or renewing brokered deposits without FDIC consent.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Community Savings Bank is subject to extensive regulation, supervision and examination by ODFI and by the FDIC. Upon completion of the conversion and stock offering, CSB Financial will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of Community Savings Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for credit losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with FinCEN. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

CSB Financial qualifies as an “emerging growth company” under the federal securities laws. For as long as it continues to qualify as an emerging growth company, it may choose to take advantage of exemptions from various public company reporting requirements that are not available to public companies that do not qualify as emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. As an emerging growth company, CSB Financial also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires that independent auditors of public companies audit a company’s internal control over financial reporting. In addition, as an emerging growth company, we have elected to take advantage of the extended transition periods for adopting new or revised financial accounting standards until the date they are required to be adopted by private companies (however, if any new or revised financial accounting standards would not apply to private companies, we would not be able to delay their adoption). Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We are a smaller reporting company, and even if we no longer qualify as an emerging growth company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

In addition to qualifying as an emerging growth company, CSB Financial qualifies as a “smaller reporting company” under the federal securities laws. For as long as it continues to qualify as a smaller reporting company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not smaller reporting companies, including, but not limited to, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, financial technology or “fintech companies,” and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than we are and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets.

Risks Related to Operational Matters

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. We have established policies and procedures to prevent or limit the impact of system failures, interruptions and security breaches, including privacy breaches and cyber-attacks. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

If there is a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

We outsource critical operations to third-party service providers. Systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.

We outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to the risk that these vendors will not perform according to our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel, and our third-party service providers may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We may have to expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party service providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation costs and other possible liabilities. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches resulting in the unauthorized disclosure of financial information relating to Community Savings Bank or its customers. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

We are subject to litigation risk, and any pending or potential litigation may have an adverse effect on our business, financial condition and results of operations.

Although we are not a party to any material pending or potential legal proceedings, pending or potential legal proceedings, including class action lawsuits, can pose significant financial and other risks to our organization. Prosecuting or defending against a lawsuit or other legal proceeding is often costly. Legal issues, such as lawsuits, unenforceable contracts, and adverse judgments, can potentially disrupt our operations, potentially materially reduce our earnings, capital and liquidity, and otherwise materially and adversely affect our business, financial condition, results of operations, and reputation. See “Business of Community Savings Bank – Legal Proceedings.”

We operate as a community bank and our ability to maintain our reputation, which is critical to the success of our business, may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, any or all of which could adversely affect our business and operating results.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the conversion and stock offering, we will become a public reporting company. The obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We will make changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our financial statements and our financial condition or operating results.

In preparing this prospectus, including Community Savings Bank’s accompanying financial statements, as well as the periodic reports CSB Financial will be required to file with the Securities and Exchange Commission, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of specified dates. These estimates and assumptions are based on management’s best estimates and experience as of those dates and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. An area requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for credit losses.

Changes in accounting standards could affect reported earnings.

The regulatory bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Risks Related to the Stock Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the $10.00 purchase price. The aggregate purchase price of the shares of common stock sold in the stock offering is based upon an independent third-party appraisal of the pro forma market value of CSB Financial. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock, and such appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the conversion and stock offering, which may result in our stock trading below the initial offering price of $10.00 per share. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. Price fluctuations in our common stock may be unrelated to our operating performance.

There will be a limited trading market in our common stock, which could hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued stock and, therefore, there is no current public or private trading market for our shares of common stock. Upon completion of the conversion and stock offering, we expect our common stock will be quoted on the OTCQB Market. We expect that our “public float,” which is the total number of our outstanding shares of common stock less the number of shares held by our employee stock ownership plan, by the charitable foundation and by our directors and executive officers, and which is used as a measure of shares available for trading, will be limited. The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the common stock, which could make it more difficult to sell a large number of shares at one time and could mean a sale of a large number of shares at one time could depress the market price.

We have broad discretion in using the net proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the stock offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $3.9 million and $5.5 million of the net proceeds of the stock offering (or $6.5 million at the adjusted maximum of the offering range) in Community Savings Bank. We also intend to use a portion of the net proceeds to make a cash contribution to the charitable foundation and fund a loan for the purchase of shares of common stock in the stock offering by Community Savings Bank’s employee stock ownership plan. Community Savings Bank intends to use the net proceeds it receives to fund new loans, invest in securities and for other general corporate purposes. However, except for the loan to the employee stock ownership plan and the cash contribution to the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at a time that is most beneficial to CSB Financial, its stockholders, or Community Savings Bank. For additional information see “How We Intend to Use the Proceed From the Stock Offering.”

The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity may be relatively low until we are able to implement our business plan and leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with Community Savings Bank’s employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the stock offering, our return on equity may remain relatively low compared to our peer group, which may reduce the value of our shares.

Our stock-based benefit plans will increase our expenses, which will reduce our net income.

Community Savings Bank’s employee stock ownership plan intends to purchase 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation. The estimated cost of acquiring these shares is between $770,000 at the minimum of the offering range and $1.2 million at the adjusted maximum of the offering range, assuming it is able to purchase the shares in the stock offering. We will record an annual expense associated with the employee stock ownership plan in an amount equal to the fair value of shares of common stock committed to be released to participating employees. If our common stock appreciates in value over time, this compensation expense will increase.

In addition, we intend to implement a stock-based benefit plan after the conversion and stock offering, subject to shareholder approval, which would increase our annual compensation and benefit expenses related to stock options and stock awards granted to participants under the stock-based benefit plan. The amount of these stock-related compensation and benefit expenses would depend on the number of options and stock awards granted, the fair value of the options and of our stock on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we implement a stock-based benefit plan within one year following the completion of the conversion and stock offering, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under the plan would be limited to 4% and 10%, respectively, of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation. If we adopt a stock-based benefit plan more than 12 months after the completion of the conversion and stock offering, the plan could allow for greater amounts of restricted stock awards and stock options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

The estimated expense in the first year following the conversion and stock offering for shares purchased in the stock offering (or in the after-market if the stock offering is oversubscribed by the eligible account holders) by the employee stock ownership plan and for a stock-based benefit plan implemented within one year after the conversion and stock offering, subject to receipt of shareholder approval of the stock-based benefit plan, is approximately $1.8 million ($1.4 million after tax based on an effective rate of 21.0%) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share offering price as fair market value. Actual expense may be higher if the price of our common stock at the time the shares are allocated or awarded is greater than $10.00 per share. For further discussion of our proposed stock-based plans, see “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

The implementation of a stock-based benefit plan is likely to dilute your ownership interest.

We intend to adopt one or more new stock-based benefit plans following the conversion and stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 9.09% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the sum of the shares sold in the stock offering and contributed to the charitable foundation, and all such stock options are exercised, and a 3.85% dilution in ownership interest if newly issued shares of our common stock are used to fund grants of restricted common stock in an amount equal to 4% of the sum of shares sold in the stock offering and contributed to the charitable foundation. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

Although the implementation of new stock-based benefit plans is subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following a mutual-to-stock conversion have been approved by stockholders.

We have not determined when we will adopt one or more stock-based benefit plans following the conversion and stock offering. Stock-based benefit plans adopted more than one year following the completion of the conversion and stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase both our expenses and dilution to stockholders.

If we adopt stock-based benefit plans more than one year following the completion of the conversion and stock offering, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of the sum of shares of common stock sold in the stock offering and contributed to the charitable foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “– Our stock-based benefit plans will increase our expenses, which will reduce our net income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “– The implementation of a stock-based benefit plan is likely to dilute your ownership interest.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of implementation will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of CSB Financial’s articles of incorporation and bylaws and of federal and state banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of CSB Financial without the approval of its board of directors. Federal regulations applicable to the conversion and stock offering provide that for a period of three years following completion of the conversion and stock offering, no person may offer to acquire or acquire beneficial ownership of more than 10% of our outstanding common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive its non-objection before acquiring control of a bank holding company. There also are provisions in CSB Financial’s articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of CSB Financial without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could make us less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of CSB Financial” and “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

CSB Financial’s articles of incorporation provide that, unless CSB Financial consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of CSB Financial, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of CSB Financial to CSB Financial or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with CSB Financial and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

You may not revoke your order to purchase CSB Financial common stock in the subscription offering or any community offering after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with an order to purchase shares of common stock in the subscription offering and any community offering will be held by us until the completion or termination of the conversion and stock offering, including any extension of the expiration date and consummation of any syndicated community offering. Because completion of the conversion and stock offering is subject to regulatory approvals and an update of the independent appraisal prepared by FinPro, among other factors, there may be one or more delays in completing the conversion and stock offering. Orders submitted in the subscription offering and any community offering are irrevocable, and purchasers will have no access to their funds unless the stock offering is terminated or extended beyond ________, 2026, or the number of shares to be sold in the stock offering is decreased to less than 935,000 shares or increased to more than 1,454,750 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the stock offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Risks Related to Our Contribution to the Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest and adversely affect our net income in the year in which we consummate the conversion and stock offering.

We intend to establish and fund a new charitable foundation in connection with the conversion and stock offering. We intend to contribute to it $100,000 in cash and 27,500 shares of our common stock (valued at the initial offering price of $10.00 per share), for a total contribution of $375,000. At the midpoint of the offering range, the share contribution to the charitable foundation would dilute an investor’s ownership interest in CSB Financial by 2.50%. The contribution will have an adverse effect on our net income for the quarter and year in which we make the contribution. The after-tax expense of the contribution is expected to reduce net income for the quarter and year in which the contribution is made by approximately $296,000 based on an effective tax rate of 21.0%.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter.

SELECTED FINANCIAL AND OTHER DATA OF COMMUNITY SAVINGS BANK

The following tables set forth selected historical financial and other data of Community Savings Bank at the dates and for the years indicated. The data is derived in part from, and should be read together with, the audited financial statements and related notes beginning at page F-1 of this prospectus.

	At December 31,
	2025	2024

	(In thousands)
Selected Financial Condition Data:
Total assets	$110,202	$92,777
Cash and cash equivalents	6,429	5,278
Investment securities available-for-sale	5,539	5,704
Loans receivable, net	92,556	76,683
Bank owned life insurance	3,068	2,999
Deposits	82,154	72,437
Federal Home Loan Bank advances	10,600	3,550
Total equity	15,794	15,257

	For the Year Ended December 31,
	2025	2024

	(In thousands)
Selected Operating Data:
Total interest and dividend income	$5,800	$4,672
Total interest expense	2,317	1,890
Net interest income	3,483	2,782
Provision for credit losses	69	—
Net interest income after provision for credit losses	3,414	2,782
Total non-interest income	168	179
Total non-interest expense (1)	3,113	3,763
Income (loss) before income taxes	469	(802)
Income tax provision (benefit)	30	(433)
Net income (loss)	$439	$(369)

(1)	In 2024, includes $790,000 in one-time expenses associated with the conversion of Community Savings Bank’s core data processing system to a new core service provider.

	At or For the Year Ended December 31,
	2025	2024
Performance Ratios:
Return on average assets	0.42%	-0.40%
Return on average equity	2.84%	-2.39%
Interest rate spread (1)	3.03%	2.71%
Net interest margin (2)	3.48%	3.18%
Non-interest expense as a percentage of average assets	2.97%	4.10%
Efficiency ratio (3)	85.26%	127.04%
Average interest-earning assets as a percentage of average interest-bearing liabilities	119.30%	121.95%

Capital Ratios (Community Savings Bank only):
Average equity as a percentage of average assets	14.1%	16.4%
Total capital as a percentage of risk-weighted assets (4)	N/A	N/A
Tier 1 capital as a percentage of risk-weighted assets (4)	N/A	N/A
Common equity Tier 1 capital as a percentage of risk-weighted assets (4)	N/A	N/A
Tier 1 capital as a percentage of average assets (4)	14.3%	16.5%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	0.47%	0.46%
Allowance for credit losses as a percentage of non-performing loans	419.23%	86.49%
Allowance for credit losses as a percentage of non-accrual loans	419.23%	86.49%
Non-accrual loans as a percentage of total loans	0.11%	0.53%
Net recoveries (charge-offs) as a percentage of average outstanding loans	0.01%	0.01%
Non-performing loans as a percentage of total loans	0.11%	0.53%
Non-performing loans as a percentage of total assets	0.09%	0.44%
Total non-performing assets as a percentage of total assets	0.09%	0.44%

Other Data:
Number of offices	2	2
Number of full-time employees	14	14
Number of part-time employees	4	4

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Community Savings qualifies for and has adopted the “community bank leverage ratio” (“CBLR”) framework for measuring regulatory capital adequacy. The CBLR is the ratio of Tier 1 capital to average total assets. To be considered well-capitalized under the CBLR framework a qualifying institution must have a CBLR of greater than 9.0%.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, which are worse than expected, including the effects of inflation and monetary policy;

•	changes in the interest rate environment that reduce our margins and yields, the fair value of our financial instruments, or our level of loan originations, or increase the level of defaults, losses and prepayments within our loan portfolio;

•	adverse changes in the securities markets;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses;

•	our ability to manage market risk, credit risk and operational risk;

•	our ability to access cost-effective funding;

•	changes in liquidity, including the amount and composition of our deposits and the percentage of uninsured deposits in our portfolio;

•	fluctuations in real estate values and in the conditions of the residential real estate and commercial real estate markets;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or information security systems or infrastructure, including cyberattacks;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 15.

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the conversion stock offering is completed, we anticipate that the net proceeds will be between $7.8 million and $11.1 million, or $12.9 million if the offering range is increased to the adjusted maximum.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of:
	935,000 Shares		1,100,000 Shares		1,265,000 Shares		1,454,750 Shares (1)
	Amount	Percent of Net Offering Proceeds	Amount	Percent of Net Offering Proceeds	Amount	Percent of Net Offering Proceeds	Amount	Percent of Net Offering Proceeds

	(Dollars in thousands)
Offering proceeds	$9,350		$11,000		$12,650		$14,548
Less: estimated offering expenses	(1,600)		(1,600)		(1,600)		(1,600)
Net offering proceeds (2)	$7,750	100.0%	$9,400	100.0%	$11,050	100.0%	$12,948	100.0%

Distribution of net proceeds:
To Community Savings Bank	$(3,875)	(50.0)	$(4,700)	(50.0)	$(5,525)	(50.0)	$(6,474)	(50.0)
To fund cash contribution to charitable foundation	(100)	(1.3)	(100)	(1.1)	(100)	(0.9)	(100)	(0.8)
To fund loan to employee stock ownership plan	(770)	(9.9)	(902)	(9.6)	(1,034)	(9.4)	(1,186)	(9.2)
Retained by CSB Financial	$3,005	38.8%	$3,698	39.3%	$4,391	39.7%	$5,188	40.1%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.
(2)	Assumes that all shares of common stock are sold in the subscription offering and any community offering.

Payments for shares of common stock made through withdrawals from deposit accounts at Community Savings Bank will not result in the receipt of new funds for investment but will reduce Community Savings Bank’s deposits. The net proceeds may vary because total offering expenses may be more or less than our estimates. For example, our expenses would increase if there were a syndicated community offering to sell shares of common stock not purchased in the subscription offering and any community offering.

CSB Financial intends to loan funds to the employee stock ownership plan to purchase shares of common stock in the stock offering and to contribute cash to the charitable foundation. It may also use the proceeds it retains from the stock offering:

•	to repurchase shares of our common stock, in compliance with applicable regulatory requirements;

•	to pay cash dividends to stockholders, if declared by its board of directors;

•	to invest in securities consistent with Community Savings Bank’s investment policy; and

•	for other general corporate purposes.

Except for the loan to the employee stock ownership plan and the cash contribution to the charitable foundation, CSB Financial has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, we intend to deposit the net proceeds in a deposit account at Community Savings Bank.

See “Our Dividend Policy” for a discussion of our dividend policy. Under applicable federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion and stock offering, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the FDIC) or tax-qualified employee stock benefit plans.

Community Savings Bank will receive a capital contribution from CSB Financial equal to at least 50% of the net offering proceeds. Community Savings Bank may use those funds:

•	to fund new loans;

•	to invest in securities consistent with its investment policy;

•	to repay Federal Home Loan Bank advances and brokered certificates of deposit as they mature;

•	to expand its banking franchise by establishing new branches or by acquiring other financial institutions or branches of other financial institutions as opportunities arise, although we do not have any understandings or agreements regarding any such expansion; and

•	for other general corporate purposes.

Community Savings Bank has not quantified its plans for use of its portion of the net proceeds of the stock offering for each of the foregoing purposes. Initially, a substantial portion will be invested in securities issued by U.S. Government agencies, mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises, municipal securities, and other types of securities in which Community Savings Bank currently invests. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in market interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through acquisitions or establishing or acquiring branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

We expect our return on equity to decrease upon the completion of the conversion and stock offering until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors – Risks Related to the Stock Offering – Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Following completion of the conversion and stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board, ODFI and FDIC, may be paid in addition to, or in lieu of, regular cash dividends.

CSB Financial expects to file a consolidated federal income tax return with Community Savings Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state income tax purposes. Additionally, pursuant to applicable regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

CSB Financial’s articles of incorporation authorize the issuance of preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of CSB Financial – Common Stock.” Any dividends we may declare and pay will depend, in part, upon receipt of dividends from Community Savings Bank, because dividends from Community Savings Bank will be our primary source of income. Applicable regulations impose limitations on dividends and other capital distributions by savings institutions like Community Savings Bank. See “Regulation and Supervision.”

Any payment of dividends by Community Savings Bank to CSB Financial that would be deemed to be paid out of Community Savings Bank’s bad debt reserves, if any, would require Community Savings Bank to pay taxes at the then-current tax rate on the amount of earnings deemed to be removed from the reserves for such distribution. Community Savings Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

MARKET FOR THE COMMON STOCK

CSB Financial is a newly formed company and has never issued capital stock. Community Savings Bank, as a mutual institution, is not authorized to issue capital stock. CSB Financial expects that its common stock will be quoted on the OTCQB Market upon the completion of the conversion and stock offering.

The development of an active trading market depends on the existence of willing buyers and sellers, which is not within our control or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share purchase price. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2025, Community Savings Bank was classified as “well capitalized” for regulatory capital purposes under the CBLR framework. The table below sets forth the historical equity capital and regulatory capital of Community Savings Bank at December 31, 2025, and its pro forma equity capital and regulatory capital after giving effect to the sale of shares of common stock at $10.00 per share.

	Community Savings Bank Historical at		Pro Forma at December 31, 2025, Based Upon the Sale in the Offering of: (1)
	December 31, 2025		935,000 Shares		1,100,000 Shares		1,265,000 Shares		1,454,750 Shares (2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in thousands)
Equity	$15,794	15.1%	$18,514	17.2%	$19,141	17.7%	$19,768	18.2%	$20,489	18.7%

Tier 1 leverage capital (3)(4)	$15,897	14.3%	$18,617	16.4%	$19,244	16.9%	$19,871	17.3%	$20,592	17.8%
Tier 1 leverage requirement (5)	9,977	9.0	10,222	9.0	10,278	9.0	10,335	9.0	10,400	9.0
Excess	$5,920	5.3%	$8,395	7.4%	$8,966	7.9%	$9,536	8.3%	$10,192	8.8%

Reconciliation of capital infused into Community Savings Bank:
Net proceeds contributed to Community Savings Bank			$3,875		$4,700		$5,525		$6,474
Less: Common stock acquired by employee stock ownership plan			(770)		(902)		(1,034)		(1,186)
Less: Common stock acquired by stock-based benefit plan			(385)		(451)		(517)		(593)
Pro forma increase			$2,720		$3,347		$3,974		$4,695

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation with funds lent to it by CSB Financial and that the stock-based benefit plan purchases 4% of the sum of the shares sold in the stock offering and contributed to the charitable foundation for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital are reduced by the amount required to fund these plans. See “Management – Executive Compensation – Employee Stock Ownership Plan” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of average total assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.
(5)	Under the CBLR framework an institution must have a CBLR of greater than 9.0% to be considered “well capitalized.”

CAPITALIZATION

The following table presents, at December 31, 2025, the historical capitalization of Community Savings Bank and the pro forma consolidated capitalization of CSB Financial after giving effect to the conversion and stock offering, based upon the assumptions set forth under the section entitled “Pro Forma Data.”

	Community Savings Bank at	CSB Financial Pro Forma at December 31, 2025, Based on the Sale in the Stock Offering at $10.00 per Share of:
	December 31, 2025	935,000 Shares	1,100,000 Shares	1,265,000 Shares	1,454,750 Shares (1)

	(Dollars in thousands, except per share amounts)
Deposits (2)	$82,154	$82,154	$82,154	$82,154	$82,154
Borrowings	10,600	10,600	10,600	10,600	10,600
Total deposits and borrowings	$92,754	$92,754	$92,754	$92,754	$92,754

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 14,000,000 shares authorized; shares to be issued as shown (3)	—	10	11	13	15
Additional paid-in capital (4)	—	7,740	9,389	11,037	12,933
Retained earnings (5)	15,897	15,897	15,897	15,897	15,897
Accumulated other comprehensive income (loss)	(103)	(103)	(103)	(103)	(103)
Common stock contributed to charitable foundation	—	275	275	275	275

Less:
Cash contribution to charitable foundation (after-tax)	—	(79)	(79)	(79)	(79)
Stock contribution to charitable foundation (after-tax)	—	(217)	(217)	(217)	(217)
Common stock held by employee stock ownership plan (6)	—	(770)	(902)	(1,034)	(1,186)
Common stock to be acquired by stock-based benefit plan (7)	—	(385)	(451)	(517)	(593)
Total stockholders’ equity	$15,794	$22,368	$23,820	$25,272	$26,942

Pro Forma Shares Outstanding:
Shares sold in stock offering	—	935,000	1,100,000	1,265,000	1,454,750
Shares contributed to charitable foundation	—	27,500	27,500	27,500	27,500
Total pro forma shares outstanding	—	962,500	1,127,500	1,292,500	1,482,250

Total stockholders’ equity as a percentage of total assets (2)	14.33%	29.15%	20.43%	21.41%	22.51%
Tangible equity as a percentage of tangible assets (2)	14.34%	29.16%	20.44%	21.42%	22.52%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription offering or any community offerings.
(2)	Does not reflect withdrawals from deposit accounts at Community Savings Bank to purchase shares of common stock in the conversion and stock offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of CSB Financial common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the effective date of the conversion and stock offering, an amount up to 10% of the sum of the shares of CSB Financial common stock sold in the stock offering and contributed to the charitable foundation will be reserved for issuance upon the exercise of options under the plan.
(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of CSB Financial common stock to be outstanding.

(5)	The retained earnings of Community Savings Bank will be substantially restricted after the conversion and stock offering. See “The Conversion and Stock Offering – Liquidation Rights” and “Regulation and Supervision.”
(6)	Assumes that 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation will be acquired by the employee stock ownership plan, financed by a loan from CSB Financial. The loan will be repaid principally from Community Savings Bank’s contributions to the employee stock ownership plan. Since CSB Financial will lend the funds to the employee stock ownership plan, this debt will be eliminated through consolidation and no liability will be reflected on CSB Financial’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	If approved by CSB Financial’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the sum of the shares of CSB Financial common stock sold in the stock offering and contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion and stock offering, or a lesser number if Community Savings Bank were to have a Tier 1 leverage ratio of less than 10.0% within one year of the completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the conversion and stock offering. The shares may be acquired directly from CSB Financial or through open market purchases. CSB Financial will provide the funds to be used by the stock-based benefit plans to purchase the shares. Assumes CSB Financial will purchase in the open market a number of shares of common stock equal to 4% of the sum of the shares of CSB Financial common stock sold in the stock offering and contributed to the charitable foundation for grant under a stock-based benefit plan. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the $10.00 per share offering price. As CSB Financial accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense.

PRO FORMA DATA

The following tables summarize historical data of Community Savings Bank and pro forma data of CSB Financial at and for the year ended December 31, 2025. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and stock offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•	our employee stock ownership plan will purchase 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation, funded by a loan from CSB Financial. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a 20-year term;

•	CSB Financial will contribute $100,000 in cash to the charitable foundation; and

•	estimated expenses of the stock offering, including fees and expenses to be paid to Performance Trust, are $1.6 million.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the year and the net proceeds have been invested at a yield of 3.48% for the year ended December 31, 2025, which was the yield on the one-year U.S. Treasury Note as of February 17, 2026. In light of current market interest rates, we consider this rate to reflect the pro forma reinvestment rate more accurately than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by applicable regulations. The pro forma after-tax yield on the net offering proceeds is assumed to be 2.75% for the year ended December 31, 2025, based on an effective tax rate of 21.0%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plan will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options have a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.74 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 21.87% for the shares of common stock, a dividend yield of 0%, an expected option life of five years and a risk-free interest rate of 3.73%.

We may reserve shares for the exercise of stock options and the grant of stock awards under a stock-based benefit plan in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the conversion and stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plan is adopted more than one year following the conversion and stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” CSB Financial intends to contribute to Community Savings Bank up to 50% of the net offering proceeds and retain the remainder of the net offering proceeds. CSB Financial will use a portion of the net offering proceeds it retains for the purpose of making a loan to the employee stock ownership plan and to contribute $100,000 in cash to the charitable foundation, and retain the remainder of the net offering proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts at Community Savings Bank to purchase shares of common stock in the stock offering;

•	CSB Financial’s consolidated results of operations after the conversion and stock offering; or

•	changes in the market price of the shares of common stock after the conversion and stock offering.

The following pro forma information may not represent the financial effects of the conversion and stock offering at the date on which it actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed according to GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

At or for Year Ended December 31, 2025, Based on Sale at $10.00 Per Share of:
935,000 Shares	1,100,000 Shares	1,265,000 Shares	1,454,750 Shares (1)

(Dollars in thousands, except per share amounts)
Gross offering proceeds	$9,350	$11,000	$12,650	$14,548
Plus: Market value of common stock issued to charitable foundation	275	275	275	275
Pro forma market capitalization	9,625	11,275	12,925	14,823

Gross offering proceeds	$9,350	$11,000	$12,650	$14,548
Less: Estimated offering expenses	(1,600)	(1,600)	(1,600)	(1,600)
Estimated net proceeds	7,750	9,400	11,050	12,948
Less: Cash contribution to charitable foundation	(100)	(100)	(100)	(100)
Less: Common stock acquired by employee stock ownership plan (2)	(770)	(902)	(1,034)	(1,186)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(385)	(451)	(517)	(593)
Estimated net cash proceeds	$6,495	$7,947	$9,399	$11,069

Year Ended December 31, 2025:
Consolidated net income:
Historical	$439	$439	$439	$439
Pro forma adjustments:
Income on adjusted net proceeds	179	219	258	304
Employee stock ownership plan (2)	(30)	(36)	(41)	(47)
Stock awards (3)	(61)	(71)	(82)	(94)
Stock options (4)	(53)	(62)	(71)	(81)
Pro forma net income	$474	$489	$503	$521

Income per share:
Historical	$0.49	$0.42	$0.37	$0.32
Pro forma adjustments:
Income on adjusted net proceeds	0.20	0.21	0.22	0.22
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards (3)	(0.07)	(0.07)	(0.07)	(0.07)
Stock options (4)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma earnings per share	$0.53	$0.47	$0.42	$0.38

Offering price to pro forma net earnings per share	18.87	x	21.28	x	23.81	x	26.32	x
Number of shares used in earnings per share calculations	889,350	1,041,810	1,194,270	1,369,599

At December 31, 2025:
Stockholders’ equity:
Historical	$15,794	$15,794	$15,794	$15,794
Estimated net proceeds	7,750	9,400	11,050	12,948
Common stock contributed to charitable foundation	275	275	275	275
Less: After-tax cost of contribution to charitable foundation	(296)	(296)	(296)	(296)
Less: Common stock acquired by employee stock ownership plan (2)	(770)	(902)	(1,034)	(1,186)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(385)	(451)	(517)	(593)
Pro forma stockholders’ equity (5)	$22,368	$23,820	$25,272	$26,942
Less: Intangibles	(50)	(50)	(50)	(50)
Pro forma tangible stockholders’ equity (5)	$22,318	$23,770	$25,222	$26,892

Stockholders’ equity per share:
Historical	$16.41	$14.01	$12.22	$10.66
Estimated net proceeds	8.05	8.34	8.55	8.74
Common stock contributed to charitable foundation	0.29	0.24	0.21	0.19
Less: After-tax cost of contribution to charitable foundation plan (6)	(0.31)	(0.26)	(0.23)	(0.20)
Less: Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share (5)	$23.24	$21.13	$19.55	$18.18
Less: Intangibles	(0.05)	(0.04)	(0.04)	(0.03)
Pro forma tangible stockholders’ equity per share (5)	$23.19	$21.09	$19.51	$18.15
Offering price as percentage of pro forma stockholders’ equity per share	43.03%	47.33%	51.15%	55.01%
Offering price as percentage of pro forma tangible stockholders’ equity per share	43.12%	47.44%	51.26%	55.13%
Number of shares outstanding for pro forma book value per share calculations	889,350	1,041,810	1,194,270	1,369,599

(Footnotes on following page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.
(2)	Assumes that 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from CSB Financial. Community Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Community Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Community Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective tax rate of 21.0%. The unallocated shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income for the year ended December 31, 2025 assumes that 3,850, 4,510, 5,170 and 5,929 shares were committed to be released during the year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. According to ASC 718-40, only the shares committed to be released during the year were considered outstanding for purposes of income per share calculations.
(3)	If approved by CSB Financial’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the sum of the shares sold in the stock offering and contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion and stock offering, or a lesser number if Community Savings Bank were to have a Tier 1 leverage ratio of less than 10.0% within one year of the completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the conversion and stock offering. The shares may be acquired directly from CSB Financial or through open market purchases. CSB Financial will provide the funds to be used by the stock-based benefit plans to purchase the shares. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plan is amortized as an expense during the period, and (iii) the stock-based benefit plan expense reflects an effective tax rate of 21.0%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock equal to 4% of the sum of the shares sold in the stock offering and contributed to the charitable foundation are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	If approved by CSB Financial’s stockholders, a stock-based benefit plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the sum of the shares sold in the stock offering and contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan may not occur earlier than six months after the completion of the conversion and stock offering. In calculating the pro forma effect of the stock options to be granted under a stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.74 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock used to fund stock options (equal to 10% of the sum of the shares sold in the stock offering and contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.
(5)	The retained earnings of Community Savings Bank will be substantially restricted after the conversion and stock offering. See “Our Dividend Policy,” “The Conversion and Stock Offering – Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the conversion and stock offering.

COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT CHARITABLE FOUNDATION

Because of the small size of the contribution to the charitable foundation, FinPro determined that the establishment and funding of the charitable foundation was immaterial to the pro forma valuation of CSB Financial. Accordingly, the pro forma valuation is unchanged with or without the charitable foundation and the number of shares of CSB Financial common stock to be sold in the stock offering would be unchanged whether or not the charitable foundation is established and funded in connection with the conversion and stock offering.

For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the year ended December 31, 2025, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, assuming the conversion and stock offering was completed at the beginning of the year, with and without the charitable foundation.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation

	(Dollars in thousands, except per share amounts)
Estimated offering amount	$9,350	$9,350	$11,000	$11,000	$12,650	$12,650	$14,548	$14,548
Pro forma market capitalization	9,625	9,350	11,275	11,000	12,925	12,650	14,823	14,548
Pro forma total assets	116,771	116,825	118,223	118,277	119,675	119,729	121,345	121,399
Pro forma total liabilities	94,403	94,403	94,403	94,403	94,403	94,403	94,403	94,403
Pro forma stockholders’ equity	22,368	22,422	23,820	23,874	25,272	25,326	26,942	26,996
Pro forma net income (1)	474	481	489	496	503	521	521	529
Pro forma stockholders’ equity per share	$23.24	$23.98	$21.13	$21.70	$19.55	$20.02	$18.18	$18.56
Pro forma net income per share	$0.53	$0.56	$0.47	$0.49	$0.42	$0.44	$0.38	$0.39

Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	43.03%	41.70%	47.33%	46.08%	51.15%	49.95%	55.01%	53.88%
Offering price to pro forma net income per share	18.87%	17.86%	21.28%	20.41%	23.81%	22.73%	26.32%	25.64%
Offering price to pro forma assets per share	8.24%	8.00%	9.54%	9.30%	10.80%	10.57%	12.22%	11.98%

Pro forma financial ratios:
Return on assets	0.41%	0.41%	0.41%	0.42%	0.42%	0.43%	0.43%	0.44%
Return on equity	2.12%	2.15%	2.05%	2.08%	1.99%	2.02%	1.93%	1.96%
Equity to assets	19.16%	19.19%	20.15%	20.18%	21.12%	21.15%	22.20%	22.24%

(footnote on following page)

(1)	The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income, pro forma net income per share, pro forma income on assets and pro forma income on stockholders’ equity assuming the contribution to the charitable foundation was expensed during the year ended December 31, 2025 (dollars in thousands, except per share amounts).

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
After-tax expense of stock and cash contribution to charitable foundation	$296		$296		$296		$296
Pro forma net income	$474		$489		$503		$521
Pro forma net income per share	$0.53		$0.47		$0.42		$0.38
Offering price to pro forma net income per share	18.87	x	21.28	x	23.81	x	26.32	x
Pro forma income as a percentage of assets	0.41%		0.41%		0.42%		0.43%
Pro forma income as a percentage of stockholders’ equity	43.03%		47.33%		51.15%		55.01%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements of Community Savings Bank, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the financial statements and the other business and financial information provided in this prospectus.

Overview

After the completion of the conversion and stock offering, CSB Financial will conduct its operations primarily through Community Savings Bank.

Community Savings Bank operates from its main office in Bethel, Ohio, and one branch office in Greenfield, Ohio. We consider Clermont County, where Bethel is located, and Highland County, where Greenfield is located, to be our primary market area for loans and retail deposits. However, because Clermont and Highland Counties are rural we seek and obtain loan demand from customers in the Cincinnati Metropolitan Area. We offer a variety of deposit accounts, including savings accounts, money market accounts, NOW accounts, noninterest-bearing demand accounts, and certificates of deposit. In addition to delivering banking services through our banking offices, we offer online and mobile banking.

Our business consists primarily of accepting retail deposits from the general public and investing those deposits, along with brokered deposits, Federal Home Loan Bank advances and funds generated from operations, primarily in one- to four-family residential mortgage loans. Our loan portfolio consists primarily of residential mortgage loans secured by one- to four-family residential properties. To a lesser extent, our loan portfolio consists of consumer loans, commercial real estate loans, multi-family mortgage loans, commercial and industrial loans, construction and land loans, and second mortgage and home equity loans. We purchase the vast majority of our commercial and industrial loans and consumer loans from a third party. At December 31, 2025, one-to four-family residential mortgage loans totaled $41.2 million (44.2% of total loans), consumer loans totaled $17.5 million (18.7% of total loans), commercial real estate loans totaled $11.5 million (12.3% of total loans), multi-family mortgage loans totaled $9.9 million (10.7% of total loans), commercial and industrial loans totaled $7.7 million (8.2% of total loans), construction and land loans totaled $2.7 million (2.9% of total loans) and second mortgage and home equity loans totaled $2.8 million (3.0% of total loans). Consumer loans, in particular, increased by $14.9 million during the year ended December 31, 2025. For further information about our lending activities, see “Risk Factors – Risks Related to Our Lending Activities” and “Business of Community Savings Bank – Lending Activities.”

At December 31, 2025, we had total assets of $110.2 million, total deposits of $82.2 million and total equity of $15.8 million. We had net income of $439,000 for the year ended December 31, 2025 and a net loss of $369,000 for the year ended December 31, 2024. The net loss was primarily due to $790,000 in one-time expenses associated with the conversion of our core data processing system to a new core service provider. Our primary revenue source is interest income earned on loans and investments. Noninterest income is not a significant revenue source.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for credit losses, noninterest income and noninterest expense.

Our results of operations may also be affected significantly by general and local economic and competitive conditions, changes in inflation, market interest rates, governmental policies and actions of regulatory authorities. Community Savings Bank is subject to comprehensive regulation and examination by the ODFI and the FDIC.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community financial institution dedicated to meeting the banking needs of our customers and community. Our loan-to-deposit ratio was 113.5% at December 31, 2025. We expect the proceeds from the stock offering to enable us to continue to grow while reducing our reliance on higher cost funding such as brokered certificates of deposit and Federal Home Loan Bank advances. We plan to employ the following strategies to grow and to maximize profitability:

•	Continue our historical emphasis on residential mortgage lending. As a community bank, one- to four-family residential mortgage lending has been, and will continue to be, a significant portion of our lending activities.

•	Continue to grow our commercial real estate loan portfolio. At December 31, 2025, commercial real estate loans were a significant component of our loan portfolio. Commercial real estate loans help to increase loan portfolio yield, thereby improving profitability, and reduce the average term to repricing of our loans, thereby improving interest rate risk management. The proceeds from the stock offering will allow us to compete for more and larger loan relationships with borrowers primarily in our market area.

•	Continue to purchase consumer loans. The consumer loan portfolio increased from $2.6 million (3.4% of total loan portfolio) at December 31, 2024 to $17.5 million (18.7% of total loan portfolio) at December 31, 2025, primarily due to purchases of unsecured consumer loans from a third party. We intend to continue to purchase unsecured consumer loans.

•	Continue to maintain strong asset quality. We intend to continue to maintain strong asset quality through conservative loan underwriting. At December 31, 2025, total non-performing loans to total loans was 0.11%.

•	Continue to grow core deposits. We consider all deposits, other than certificates of deposits and brokered deposits, as core deposits. At December 31, 2025, core deposits totaled $34.9 million or 42.5% of total deposits. We have invested in and enhanced our online and mobile banking offerings to help gather and retain core deposits. Our commercial real estate and commercial and industrial lending activities are avenues to increase our core deposits by offering the opportunity to capture the full banking relationship, including a deposit relationship, with these customers.

•	Grow organically and through opportunistic branching or acquisitions. We intend to grow our balance sheet organically on a managed basis. The capital we are raising in the conversion and stock offering will enable us to increase our lending and investment capacity. In addition to organic growth, we may also consider expansion opportunities in our market area or in contiguous markets that we believe would enhance our franchise value and stockholder returns. These opportunities may include establishing new, or de novo, branch offices, acquiring branch offices, establishing loan production offices, or acquiring other financial institutions. We have no current plans or intentions regarding any such expansion activities.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and stock offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and stock offering, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, including the expected hiring of additional accounting personnel, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the conversion and stock offering. See “Summary – Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering;” “Risk Factors – Risks Related to the Stock Offering – Our stock-based benefit plans will increase our expenses and reduce our income;” and “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The Jumpstart Our Business Startups Act of 2012 contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Credit Losses. The allowance for credit losses (“ACL”) is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectability of a loan balance is confirmed. Management evaluates the appropriateness of the ACL on loans quarterly. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change from period to period.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. A reversion methodology is applied beyond the reasonable and supportable forecasts. Qualitative adjustments are then considered for differences in current loan-specific risk characteristics, such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in unemployment rates, property values, or other relevant factors, that may include, but are not limited to, results of internal loan reviews, examinations by bank regulatory agencies, or other such events such as a natural disaster. The ACL on loans represents our estimated risk of loss within its loan portfolio as of the reporting date. To appropriately measure expected credit losses, management disaggregates the loan portfolio into pools of similar risk characteristics.

Management may also adjust its assumptions to account for differences between expected and actual losses from period-to-period. The variability of management’s assumptions could alter the ACL on loans materially and impact future results of operations and financial condition. The loss estimation models and methods used to determine the ACL are continually refined and enhanced.

Deferred Tax Assets. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Determining the proper valuation allowance for deferred taxes is critical in properly valuing the deferred tax asset and the related recognition of income tax expense or benefit. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We estimate the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. These estimates are subjective in nature and imprecision in estimating these factors can impact the amount of gain or loss recorded. For a detailed description of the fair values measured at each level of the fair value hierarchy and the methodology we use, see note 8 of notes to the financial statements.

Average Balance Sheets

The following tables set forth average balance sheets, average yields and costs, and certain other information at the dates and for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. Average yields include the effect of net deferred fee income, discounts and premiums that are amortized or accreted to interest income or interest expense. Average balances are calculated using monthly average balances. Non-accrual loans are included in the computation of average balances only. Average loan balances include loans held for sale.

	At December 31,	Year Ended December 31,
	2025	2025			2024
	Weighted Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

		(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	3.58%	$5,491	$236	4.30%	$4,873	$260	5.32%
Investment securities available-for-sale	3.46	5,619	190	3.39	5,991	177	2.95
Loans receivable, net	6.10	89,113	5,374	6.03	76,597	4,235	5.53
Other interest-earning assets		—	—	—	—	—	—
Total interest-earning assets	5.80	100,223	5,800	5.79	87,461	4,672	5.34
Non-interest-earning assets		4,625			4,281
Total assets		$104,848			$91,742

Interest-bearing liabilities:
Savings accounts	0.73%	$15,016	101	0.67%	$14,179	26	0.18%
Money market accounts	1.64	9,091	165	1.81	8,671	132	1.52
NOW accounts	0.32	6,560	40	0.61	5,927	34	0.57
Non-brokered certificates of deposit	3.62	39,426	1,435	3.64	39,176	1,526	3.90
Brokered certificates of deposit	4.00	5,394	217	4.03	—	—	—
Total interest-bearing deposits	2.49	75,487	1,958	2.59	67,953	1,718	2.53
Federal Home Loan Bank advances	4.16	8,524	359	4.22	3,766	172	4.57
Other interest-bearing liabilities		—	—		—	—	—
Total interest-bearing liabilities	2.68	84,011	2,317	2.76	71,719	1,890	2.63
Non-interest-bearing demand deposits		3,957	—		3,440
Other non-interest-bearing liabilities		1,427	—		1,131
Total liabilities		89,395	2,317		76,290
Total equity		15,453	—		15,452
Total liabilities and equity		104,848	2,317		91,742
Net interest income			$3,483			$2,782
Net interest rate spread (1)	3.12%			3.03%			2.71%
Net interest-earning assets (2)		$16,212			$15,742
Net interest margin (3)	3.34%			3.48%			3.18%
Average interest-earning assets to interest-bearing liabilities	113.73%			119.30%			121.95%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Year Ended December 31, 2025 vs. 2024
	Increase (Decrease) Due to:		Total Increase
	Volume	Rate	(Decrease)

	(In thousands)
Interest-earning assets:
Cash and cash equivalents	$51	$(75)	$(24)
Investment securities available-for-sale	(21)	34	13
Loans receivable, net	692	447	1,139
Other interest-earning assets	—	—	—
Total interest-earning assets	722	406	1,128

Interest-bearing liabilities:
Savings accounts	2	73	75
Money market accounts	6	27	33
NOW accounts	3	3	6
Non-brokered certificates of deposit	10	(101)	(91)
Brokered certificates of deposit	—	217	217
Total interest-bearing deposits	21	219	240
Federal Home Loan Bank advances	218	(31)	187
Other interest-bearing liabilities	—	—	—
Total interest-bearing liabilities	239	188	427

Increase in net interest income	$483	$218	$701

Comparison of Financial Condition at December 31, 2025 and December 31, 2024

Total Assets. Total assets increased $17.4 million, or 18.8%, to $110.2 million at December 31, 2025 from $92.8 million at December 31, 2024. The increase was primarily the result of an increase in net loans from a balance sheet leverage transaction executed in April 2025 involving the purchase of consumer loans financed by Federal Home Loan Bank advances and brokered certificates of deposit, as discussed below.

Cash and Cash Equivalents. Cash and cash equivalents increased $1.1 million, or 21.8%, to $6.4 million at December 31, 2025 from $5.3 million at December 31, 2024 primarily due to an increase in deposits.

Available-for-Sale Securities. Available-for-sale securities decreased $165,000, or 2.9%, to $5.5 million at December 31, 2025 from $5.7 million at December 31, 2024 due to scheduled maturities. No securities were purchased during the year ended December 31, 2025 as excess liquidity was invested in the loan portfolio.

Federal Home Loan Bank Stock. Federal Home Loan Bank Stock increased $323,000, or 116.6%, to $600,000 at December 31, 2025 from $277,000 at December 31, 2024 due to the increase in Federal Home Loan Bank advances discussed below.

Net Loans. Net loans increased $15.9 million, or 20.7%, to $92.6 million at December 31, 2025 from $76.7 million at December 31, 2024. The increase was primarily the result of a $14.9 million increase in purchased consumer loans.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to help offset our employee benefit plan obligations. Bank-owned life insurance generally provides noninterest income that is nontaxable. Bank-owned life insurance increased $69,000, or 2.3%, to $3.1 million at December 31, 2025 from $3.0 million at December 31, 2024 primarily due to an increase in the cash surrender value of existing policies.

Deposits. Deposits increased $9.8 million, or 13.4%, to $82.2 million at December 31, 2025 from $72.4 million at December 31, 2024. The increase in deposits was primarily due to $8.0 million of additional brokered certificates of deposit to fund, along with Federal Home Loan Bank advances, the purchase of consumer loans. The maturities of the brokered certificates are laddered with terms ranging from 12 to 48 months. Demand deposits increased $1.3 million, or 13.3%, to $10.9 million at December 31, 2025 from $9.6 million at December 31, 2024.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances increased $7.1 million, or 198.6%, to $10.6 million at December 31, 2025 from $3.6 million at December 31, 2024. This increase was primarily to fund, along with brokered certificates of deposit, the purchase of consumer loans. The maturities of the advances are laddered with terms range from 12 to 48 months.

Total Equity. Total equity increased $537,000, or 3.5%, to $15.8 million at December 31, 2025 from $15.3 million at December 31, 2024 due to net income of $439,000 for the year ended December 31, 2025 and a decrease in the accumulated other comprehensive loss of $98,000 primarily due to an increase in net unrealized gains on available-for-sale securities resulting from a decrease in market interest rates during the year ended December 31, 2025.

Comparison of Operating Results for the Year Ended December 31, 2025 and 2024

Net Income. Net income was $439,000 for the year ended December 31, 2025, compared to a net loss of $369,000 for the year ended December 31, 2024, an increase of $808,000. The increase was primarily due to a $701,000 increase in net interest income and a $650,000 decrease in non-interest expense, which were partially offset by a $463,000 increase in tax expense.

Total Interest Income. Total interest income increased $1.1 million, or 24.1%, to $5.8 million for the year ended December 31, 2025, from $4.7 million for the year ended December 31, 2024, primarily due to a $1.1 million increase in interest and fees on loans. The increase in interest and fees on loans resulted primarily from an increase of $12.5 million in the average balance of loans to $89.1 million for the year ended December 31, 2025 from $76.6 million for the year ended December 31, 2024 and an increase in the average yield on loans to 6.03% for the year ended December 31, 2025 from 5.53% for the year ended December 31, 2024.

Average interest earning assets increased $12.8 million, to $100.2 million for the year ended December 31, 2025, from $87.4 million for the year ended December 31, 2024 primarily due to the increase in the average balance of loans. The yield on interest earning assets increased to 5.79% for the year ended December 31, 2025, from 5.34% for the year ended December 31, 2024 primarily due to the increase in the average yield on loans and an increase in the average yield available-for-sale securities from 2.95% for the year ended December 31, 2024 to 3.39% for the year ended December 31, 2025.

Interest Expense. Total interest expense increased $427,000, or 22.6%, to $2.3 million for the year ended December 31, 2025, from $1.9 million for the year ended December 31, 2024. Interest expense on deposits increased $240,000, or 14.0%, to $2.0 million for the year ended December 31, 2025, from $1.7 million for the year ended December 31, 2024 primarily due to an increase in the average balance of deposits. Interest on borrowings increased $187,000, or 108.7%, to $359,000 for the year ended December 31, 2025 from $172,000 for the year ended December 31, 2024 primarily due to an increase in the average balance of Federal Home Loan Bank advances.

The average balance of interest-bearing deposits increased $7.5 million, or 11.1%, to $75.5 million for the year ended December 31, 2025, from $68.0 million for the year ended December 31, 2024 primarily due to an increase in the average balance of brokered certificates of deposit. The average rate on interest bearing deposits increased to 2.59% for the year ended December 31, 2025 from 2.53% for the year ended December 31, 2024. The average balance of Federal Home Loan Bank advances increased $4.7 million, or 126.3%, to $8.5 million for the year ended December 31, 2025, from $3.8 million for the year ended December 31, 2024, while the average rate on Federal Home Loan Bank advances decreased to 4.22% for the year ended December 31, 2025 from 4.57% for the year ended December 31, 2024.

Net Interest Income. Net interest income increased $701,000, or 25.2%, to $3.5 million for the year ended December 31, 2025, from $2.8 million for the year ended December 31, 2024, primarily due to a $12.8 million increase in the average balance of interest-earning assets during the year ended December 31, 2025. Net interest spread increased to 3.03% for the year ended December 31, 2025, from 2.71% for the year ended December 31, 2024, while net interest margin increased to 3.48% for the year ended December 31, 2025, from 3.18% for the year ended December 31, 2024. The increase in net interest spread was driven by an increase in the average yield on interest-earning assets to 5.79% for the year ended December 31, 2025, from 5.34% for the year ended December 31, 2024, primarily as a result of an increase in the average yield on loans to 6.03% from 5.53%. This was partially offset by an increase in the weighted average rate paid in interest bearing liabilities to 2.76% for the year ended December 31, 2025, from 2.63% for the year ended December 31, 2024.

Provision for Credit Losses. Based on management’s analysis of the adequacy of the allowance for credit losses, a provision for loan losses of $69,000 was recorded for the year ended December 31, 2025, compared to no provision for the year ended December 31, 2024. The increased provision was primarily due to the increase in the balance of the loan portfolio.

Noninterest Income. Noninterest income decreased $12,000, or 6.7%, to $168,000 for the year ended December 31, 2025, from $180,000 for the year ended December 31, 2024, primarily due to a one-time vendor credit in 2024.

Noninterest Expense. Noninterest expense decreased $650,000, or 17.3%, to $3.1 million for the year ended December 31, 2025, from $3.8 million for the year ended December 31, 2024. Other operating expenses decreased $714,000, or 67.5%, to $343,000 for the year ended December 31, 2025, from $1.1 million during the year ended December 31, 2024. Other operating expenses in 2024 included one-time costs associated with the conversion of Community Savings Bank’s core data processing system to a new core service provider in October 2025, which primarily consisted of a $475,000 deconversion payment to the former core service provider and consulting fees of $315,000 for contract negotiations with the new core service provider.

Income Tax Expense (Benefit). Income tax expense increased $463,000, or 106.9%, to $30,000 for the year ended December 31,2025, from a tax benefit of $433,000 for the year ended December 31, 2024. The effective tax rate was 6.3% and (12.0)% for the years ended December 31, 2025 and 2024, respectively. The effective tax rate differs from the 21% federal statutory rate primarily due to tax-exempt interest on municipal securities, tax-exempt earnings on bank owned life insurance, changes in the valuation allowance on deferred tax assets, and discrete tax items related to prior year adjustments. See note 9 of notes to the financial statements for additional information.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are monetary in nature and are sensitive to changes in market interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the risk level appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk according to the policy and guidelines approved by our board of directors. The Asset Liability Committee meets at least quarterly and is comprised of directors, executive officers and other members of senior management. The Asset Liability Committee reports to the full board of directors at least quarterly. We use a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We seek to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	maintaining capital levels that exceed the thresholds for well-capitalized status under applicable regulations;

•	maintaining adequate liquidity;

•	growing our volume of low-cost core deposit accounts;

•	using wholesale funding, such as Federal Home Loan Bank advances and brokered deposits, in a prudent manner so as to lengthen the maturities of our interest-bearing liabilities;

•	selling certain conforming, fixed-rate residential mortgages with longer terms upon origination, subject to market conditions and periodic review of our asset/liability management needs; and

•	continuing to diversify our loan portfolio by seeking to grow commercial-related loans and consumer loans, which typically have shorter maturities.

Shortening the average term of our interest-earning assets by increasing our investments in shorter-term assets, as well as originating loans with variable interest rates, helps to match the maturities and interest rates of our assets and liabilities better, thereby reducing the exposure of our net interest income to changes in market interest rates.

We have not engaged in hedging activities, such as engaging in futures or options. We do not anticipate entering into similar transactions in the future.

Economic Value of Equity. We compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 100, 200, 300 and 400 basis point increments or decreases instantaneously by 100, 200, 300 and 400 basis point increments, with changes in interest rates representing immediate and permanent parallel shifts in the yield curve.

The following table sets forth, as of December 31, 2025, the estimated changes in EVE that would result from the designated immediate changes in the United States Treasury yield curve. The changes indicated in the following table are within policy guidelines adopted by our board of directors.

At December 31, 2025
				EVE as a Percentage of Present Value of Assets (3)
Change in Interest	Estimated	Estimated Increase (Decrease) in EVE			Increase (Decrease)
Rates (basis points) (1)	EVE (2)	Amount	Percent	EVE Ratio (4)	(basis points)

(Dollars in thousands)
400	$19,243	$(2,184)	(10.19)%	18.9%	(31)
300	19,766	(1,661)	(7.75)%	19.0%	(22)
200	20,308	(1,119)	(5.22)%	19.1%	(13)
100	20,888	(539)	(2.52)%	19.2%	(5)
Level	21,427	—	—%	19.2%	—
(100)	22,009	582	2.72%	19.3%	7
(200)	22,483	1,056	4.93%	19.3%	3
(300)	24,070	2,643	12.33%	19.9%	71
(400)	25,210	3,783	17.66%	20.3%	112

(1)	Assumes an immediate uniform change in interest rates at all maturities. One hundred basis points equals 1.00%.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2025, we would have experienced a 5.22% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 4.93% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

The following table sets forth, as of December 31, 2024, the estimated changes in EVE that would result from the designated immediate changes in the United States Treasury yield curve. The changes indicated in the following table are within policy guidelines adopted by our board of directors.

At December 31, 2024
				EVE as a Percentage of Present Value of Assets (3)
Change in Interest	Estimated	Estimated Increase (Decrease) in EVE			Increase (Decrease)
Rates (basis points) (1)	EVE (2)	Amount	Percent	EVE Ratio (4)	(basis points)

(Dollars in thousands)
400	$18,125	$(3,133)	(14.62)%	21.7%	(122)
300	19,465	(1,793)	(8.37)%	22.5%	(36)
200	20,005	(1,253)	(5.85)%	22.6%	(26)
100	20,622	(636)	(2.97)%	22.7%	(13)
Level	21,258	—	—%	22.9%	—
(100)	21,894	636	2.97%	23.0%	10
(200)	22,435	1,177	5.49%	23.0%	8
(300)	22,957	1,699	7.93%	22.9%	2
(400)	25,664	4,406	20.56%	24.4%	151

(1)	Assumes an immediate uniform change in interest rates at all maturities. One hundred basis points equals 1.00%.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2024, we would have experienced a 5.85% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 5.49% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

Change in Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.

The following table sets forth, as of December 31, 2025, the estimated changes in net interest income that would result from the designated immediate changes in the United States Treasury yield curve. The changes indicated in the following table are within policy guidelines adopted by our board of directors.

At December 31, 2025
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
400	$4,363	26.21%
300	4,137	19.67%
200	3,911	13.13%
100	3,686	6.62%
Level	3,457	—
(100)	3,392	(1.88)%
(200)	3,318	(4.02)%
(300)	3,213	(7.06)%
(400)	3,057	(11.57)%

(1)	Assumes an immediate uniform change in interest rates at all maturities. One hundred basis points equals 1.00%.

The table above indicates that at December 31, 2025, we would have experienced a 13.13% increase in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 4.02% decrease in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates.

The following table sets forth, as of December 31, 2024, the estimated changes in net interest income that would result from the designated immediate changes in the United States Treasury yield curve. The changes indicated in the following table are within policy guidelines adopted by our board of directors.

At December 31, 2024
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
400	$3,673	26.44%
300	3,499	20.45%
200	3,301	13.63%
100	3,104	6.85%
Level	2,905	—
(100)	2,949	1.51%
(200)	2,987	2.82%
(300)	2,742	(5.61)%
(400)	2,461	(15.28)%

(1)	Assumes an immediate uniform change in interest rates at all maturities. One hundred basis points equals 1.00%.

The table above indicates that at December 31, 2024, we would have experienced a 13.63% increase in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 2.82% increase in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The net interest income and net economic value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates, and actual results may differ.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, mortgage servicing rights, deposits and borrowings.

Liquidity and Capital Resources

Liquidity. Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Cincinnati. At December 31, 2025, we had the capacity to borrow $27.3 million from the Federal Home Loan Bank of Cincinnati, of which $10.6 million was outstanding. At December 31, 2025, we also had a cash management line of credit agreement with the Federal Home Loan Bank of Cincinnati with a credit line of $3.0 million, none of which was outstanding.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments, the levels of which depend on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. For further information, see the statements of cash flows contained in the financial statements beginning on page F-1 of this prospectus.

We are committed to maintaining a strong liquidity position and monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. At December 31, 2025, certificates of deposit that are scheduled to mature in less than one year from that date totaled $33.6 million. Based on our deposit retention experience and current pricing strategy, we anticipate retaining a significant portion of certificates of deposit as they mature. However, if a substantial portion is not retained, we may have to use Federal Home Loan Bank of Cincinnati borrowings and/or brokered deposits or raise interest rates on deposits to attract new accounts, which would increase interest expense.

Capital Resources. At December 31, 2025, Community Savings Bank exceeded all regulatory capital levels required to be considered “well capitalized.” For further information, see note 12 of notes to the financial statements.

Off-Balance Sheet Arrangements. At December 31, 2025, we had $771,000 of undisbursed loans in process, $10.0 million of unfunded commitments under lines of credit and $5.3 million of standby letters of credit. For additional information, see note 13 of notes to the financial statements.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 of notes to the financial statements.

Impact of Inflation and Changing Prices

The financial statements and related data presented in this prospectus have been prepared according to GAAP which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, market interest rates generally have a more significant impact on a financial institution’s performance than does inflation. Market interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF CSB FINANCIAL

Incorporated in the State of Maryland on February 18, 2026, CSB Financial has not engaged in any business to date. Upon completion of the conversion and stock offering, CSB Financial will own all of the issued and outstanding stock of Community Savings Bank. CSB Financial intends to contribute at least 50% of the net proceeds from the stock offering to Community Savings Bank and will retain the remaining net proceeds from which it will use a portion to make a loan to Community Savings Bank’s employee stock ownership plan and contribute $100,000 in cash to the charitable foundation. At a later date, CSB Financial may use the net proceeds to repurchase shares of common stock, subject to our capital needs, regulatory limitations and other factors. We intend to invest our initial capital in the manner discussed under “How We Intend to Use the Proceeds from the Stock Offering.”

After the completion of the conversion and stock offering, CSB Financial, as the bank holding company of Community Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Regulation and Supervision – Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies.

Following the conversion and stock offering, our cash flow will depend on earnings from the investment of the net proceeds from the stock offering that we retain, and any dividends we receive from Community Savings Bank. Community Savings Bank is subject to regulatory limitations on the amount of dividends that it may pay. See “Regulation and Supervision.” Initially, CSB Financial will neither own nor lease any property, but instead will pay a fee to Community Savings Bank for the use of its premises, furniture and equipment. At the present time, CSB Financial intends to employ as officers only persons who are officers of Community Savings Bank. However, we will use periodically the support staff of Community Savings Bank. We will pay a fee to Community Savings Bank for the time its employees devote to CSB Financial, and these individuals will not be separately compensated by CSB Financial. CSB Financial may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF COMMUNITY SAVINGS BANK

General

We consider our primary market area for loan originations and deposit gathering to be Clermont and Highland Counties and surrounding areas. However, because Clermont and Highland Counties are rural, Highland County more so than Clermont County, we also seek and obtain loan demand from customers in the Cincinnati Metropolitan Area.

Our loan portfolio consists primarily of residential mortgage loans secured by one- to four-family residential properties. To a lesser extent, our loan portfolio consists of consumer loans, commercial real estate loans, multi-family mortgage loans, commercial and industrial loans, construction and land loans, and second mortgage and home equity loans. We purchase the vast majority of our consumer loans and commercial and industrial loans from a third party. We generally retain the loans that we originate in our portfolio, but, subject to market conditions and periodic review of our asset/liability management needs, we have sold fixed-rate one- to four-family residential mortgage loans with longer terms upon origination, with servicing rights retained, to help mitigate our interest rate risk exposure and generate fee income. We also invest in securities, primarily municipal securities, U.S. government agency securities, mortgage backed securities and collateralized mortgage obligations. We offer a variety of deposit accounts including demand accounts, savings accounts, money market accounts, NOW accounts and certificates of deposit. Our primary source of funding is core deposits. We also use Federal Home Loan Bank of Cincinnati advances and brokered deposits to supplement our funding needs. We are subject to comprehensive regulation and examination by the ODFI and by the FDIC.

Our main office is located at 503 West Plane Street, Bethel, Ohio 45106, and our telephone number at that address is (513) 734-4445. Our website address is www.bankwith-csb.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

Our main office is located in Clermont County and our branch office is located in Highland County, predominately rural counties with Highland County more so than Clermont County. Because of their rural nature, we consider the contiguous Counties of Brown, Hamilton (location of the City of Cincinnati), Ross, and Fayette, in addition to Clermont and Highland Counties, to be our primary market area for loan originations and deposit gathering. Brown, Clermont and Highland Counties are part of the Cincinnati, OH-KY-IN Metropolitan Statistical Area.

Major sectors of employment in Clermont and Highland Counties include services; education, healthcare and social services; and manufacturing. Major employers in Clermont County include Total Quality Logistics (freight logistics), American Modern Insurance Group (insurance), Mercy Health – Clermont Hospital, Siemens Digital Industries Software (computer programming) and Milacron (plastics manufacturing and technology). Major employers in Highland County include Weastec, Inc. (automotive components), Highland District Hospital, Candle-Lite Company (candle manufacturer) and Adient PLC (automotive seating manufacturer).

According to published statistics, the 2026 estimated population of Clermont County was 216,000 and of Highland County was 44,000. The 2026 to 2031 estimated population growth rate is 0.5% for Clermont County and 0.2% for Highland County. Estimated 2026 median household income is $86,200 for Clermont County and $71,400 for Highland County, compared to $75,600 statewide and $86,900 nationwide. The 2026 to 2031 estimated median household income growth rate is 0.6% for Clermont County and a negative 1.0% for Highland County, compared to a flat growth rate statewide and a negative 0.3% nationwide. Estimated 2026 per capita income is $47,100 for Clermont County and $34,900 for Highland County, compared to $44,500 statewide and $48,900 nationwide. The 2026 to 2031 estimated per capita income growth rate is 0.4% for Clermont County and a negative 1.3% for Highland County, compared to 0.1% statewide and a negative 0.1% nationwide. The November 2025 unemployment rate for Clermont County was 3.7% and 4.8% for Highland County, compared to 3.9% statewide and 4.3% nationwide.

Competition

We face strong competition within our primary market area both in making loans and attracting retail deposits. Our market area includes large money center and regional banks, community banks and savings institutions, and credit unions. We also face competition for loans from mortgage banking firms, consumer finance companies, credit unions, and fintech companies and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. Our ability to compete for loans and deposits in our market area does not depend on any one existing relationship.

At June 30, 2025 (the most recent date for which FDIC data is publicly available), we were ranked 14th among the 17 FDIC-insured financial institutions with offices in Clermont County, with a market share of deposits of 1.15%, and 8th among the nine FDIC-insured financial institutions with offices in Highland County, with a market share of deposits of 0.71%.

Lending Activities

General. Our loan portfolio consists primarily of residential mortgage loans secured by one- to four-family residential properties. To a lesser extent, our loan portfolio consists of consumer loans, commercial real estate loans, multi-family mortgage loans, commercial and industrial loans, construction and land loans, and second mortgage and home equity loans. We purchase the vast majority of our consumer loans and commercial and industrial loans from a third party.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by loan type, at the dates indicated. At December 31, 2025 and December 31, 2024, there were no loans held-for-sale.

	At December 31,
	2025		2024
	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$41,229	44.2%	$42,031	54.5%
Multi-family	9,946	10.7	8,449	10.9
Construction and land	2,653	2.9	913	1.2
Commercial real estate	11,486	12.3	11,380	14.7
Second mortgage and home equity	2,772	3.0	2,663	3.4
Commercial and industrial loans	7,658	8.2	9,171	11.9
Consumer loans	17,472	18.7	2,620	3.4
	$93,216	100.0%	$77,227	100.0%
Less:
Allowance for credit losses on loans	436		352
Net deferred loan origination costs	224		193
Loans receivable, net	$92,556		$76,683

Contractual Maturities. The following table sets forth the contractual maturities of the total loan portfolio at December 31, 2025. Demand loans, which are loans having no stated repayment schedule or stated maturity, and overdraft loans are both reported as being due in one year or less. Because the table presents contractual maturities and does not reflect repricing or the effect of prepayments, actual maturities may differ.

	One- to Four-Family Residential	Multi-Family	Construction and Land	Commercial Real Estate	Second Mortgage and Home Equity	Commercial and Industrial	Consumer	Total

	(In thousands)
Amounts due in:
One year or less	$27	—	$—	$4	$20	$3,199	$50	$3,300
After one year through two years	60	—	10	—	88	114	—	272
After two years through three years	40	—	—	96	29	293	—	458
After three years through five years	355	—	—	22	715	1,559	461	3,112
After five years through 10 years	1,969	361	—	1,432	1,907	1,532	16,961	24,162
After 10 years through 15 years	6,909	1,536	378	2,472	—	961	—	12,256
After 15 years	31,869	8,049	2,265	7,460	13	—	—	49,656
Total	$41,229	$9,946	$2,653	$11,486	$2,772	$7,658	$17,472	$93,216

Fixed vs. Adjustable Rate Loans. The following table sets forth the fixed-rate loans and adjustable-rate loans at December 31, 2025, that are contractually due after December 31, 2026.

	Due After December 31, 2026
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
One- to four-family residential	$21,182	$20,018	$41,200
Multi-family	1,606	8,342	9,948
Construction and land	388	2,265	2,653
Commercial real estate	2,656	8,827	11,483
Second mortgage and home equity	119	2,633	2,752
Commercial and industrial loans	4,340	119	4,459
Consumer loans	17,421	—	17,421
Total loans	$47,712	$42,204	$89,916

One- to Four-Family Residential Mortgage Loans. At December 31, 2025, one- to four-family residential mortgage loans totaled $41.2 million, or 44.2% of total loans. Our one- to four-family residential real estate loans are secured by either owner-occupied properties or non-owner-occupied properties located in our primary market area.

At December 31, 2025, $32.6 million of one- to four-family residential mortgage loans were secured by non-owner-occupied properties. To monitor concentration risk in one- to four-family residential mortgage loans secured by non-owner-occupied properties, we have established a guideline metric based on the ratio of those loans to the sum of our Tier 1 capital and allowance for credit losses. The guideline metric is 200%. At December 31, 2025, the percentage was 136.3%.

The one- to four-family residential mortgage loan portfolio includes both fixed-rate loans and adjustable rate loans. The interest rate on fixed-rate loans is generally based on the secondary market pricing parameters, plus a spread. Fixed-rate loans have maturities up to 30 years. At December 31, 2025, fixed-rate one- to four-family residential real estate loans totaled $26.9 million.

Adjustable rate one- to four-family residential real estate loans have interest rates generally tied to the One- Three- or Five-Year U.S. Treasury rate, plus a spread, with terms of up to 30 years. The interest rate is generally fixed during the first one, three or five years and then adjusts annually thereafter with a 2.0% limit up or down per adjustment period and a 5.0% to 6.0% cap limit over the life of the loan. At December 31, 2025, adjustable rate one- to four-family residential real estate loans totaled $38.4 million.

We evaluate both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Our one- to four-family residential real estate loans may include prepayment penalties, are non-assumable and do not produce negative amortization. Our one- to four-family residential mortgage loans customarily include “due-on-sale” clauses giving us the right to declare the loan immediately due and payable if, among other things, the borrower sells the property subject to the mortgage. Some borrowers are required to obtain title insurance. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans. The maximum loan-to-value ratio for one- to four-family loans is generally 85% (95% with private mortgage insurance).

We do not offer “interest only” residential mortgage loans, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan. We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not currently offer “subprime loans” on one- to four-family residential real estate loans (i.e., generally loans to borrowers with credit scores less than 620).

Multi-family Mortgage Loans. At December 31, 2025, multi-family mortgage loans totaled $9.9 million or 10.7% of total loans. Multi-family mortgage loans are secured primarily by five or more-unit residential properties located in our primary market area. Multi-family mortgage loans are generally fully-amortizing loans with 25-year terms and with variable rates tied to the One- Three- or Five-Year U.S. Treasury rate, plus a spread. The interest rate is fixed during the first one, three or five years and then adjusts annually thereafter with a 2.0% limit up or down per adjustment period and a 5.0% to 6.0% cap limit over the life of the loan.

To monitor concentration risk in multi-family mortgage loans, we have established a guideline metric based on the ratio of those loans to the sum of our Tier 1 capital and allowance for credit losses. The guideline metric is 140%. At December 31, 2025, the percentage was 61.0%

We consider a number of factors in originating multi-family mortgage loans, including the creditworthiness of the borrower, the value and condition of the mortgaged property securing the loan, and the rent roll of the mortgaged property. When evaluating the borrower, we also consider the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, among other factors we consider the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that, subject to certain exceptions, it is at least 1.10x and that the ratio of the loan amount to the appraised value of the mortgaged property, subject to certain exception, is limited to 80% of the appraised value or purchase price, whichever is lower. The collateral property is appraised by outside independent and qualified appraisers that are duly approved according to policy. Personal guarantees are typically obtained from borrowers. The financial information of each borrower whose indebtedness exceeds $750,000 is monitored on an ongoing basis by requiring periodic financial statement updates.

Construction and Land Loans. At December 31, 2025, construction and land loans totaled $2.7 million, or 2.9% of total loans, of which $718,000 were land loans. We make residential construction loans, primarily to individuals for the construction of their primary residences who typically use contractors and single-family home builders with whom we have an established relationship and satisfactory history. We generally do not originate commercial construction loans or speculative residential construction loans, which are construction loans to a builder where there is not a contract in place for the purchase of the home at the time the construction loan is originated.

Our residential construction loans are underwritten to the same guidelines for permanent one- to four-family residential mortgage loans. Our residential construction loans are generally structured as construction/permanent loans where after a 12-month construction period the loan converts to a permanent fixed-rate or adjustable rate one-to four-family residential mortgage loan. The construction/permanent loan involves one loan closing. The interest rate during the construction phase is based on the interest rate for the permanent financing and remains fixed throughout the term of the construction. At December 31, 2025, our largest construction loan totaled $2.0 million, of which $1.3 million had been disbursed, and was performing according to its original terms.

Residential construction loans are generally made with a maximum loan-to-value ratio of 80% of the estimated appraised market value upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require third-party inspections of the property before disbursements of funds during the term of the construction loan.

We also make a limited amount of land loans to complement our construction lending activities. Land development loans are generally secured by lots that will be used for residential development or land for recreational/agricultural use. Land loans are either fixed rate loans or variable rate loans tied to the One- Three- Five- or Seven-Year U.S. Treasury rate, plus a spread. The interest rate is fixed during the first one, three or five years and then adjusts annually thereafter with a 2.0% limit up or down per adjustment period and a 5.0% to 6.0% cap limit over the life of the loan. Land loans are made with maximum maturities of 20 years. Land loans are generally made with a maximum loan-to-value ratio of 80% of appraised value for residential properties and 70% for agricultural properties. At December 31, 2025, our largest land loan had an outstanding balance of $304,000 and it was performing according to its original terms.

Commercial Real Estate Loans. At December 31, 2025, commercial real estate loans totaled $11.5 million, or 12.3% of total loans. Commercial real estate loans are generally secured by small retail shopping malls, offices or warehouses located in our primary market area.

To monitor concentration risk in commercial real estate loans, we have established a guideline metric based on the ratio of those loans to the sum of our Tier 1 capital and allowance for credit losses. The guideline metric is 140%. At December 31, 2025, the percentage was 70.4%

Commercial real estate loans are either fixed rate loans or variable rate loans tied to the One-, Three- Five- or Seven-Year U.S. Treasury rate, plus a spread. Generally, the interest rate is fixed during the first one, three or five years and then adjusts annually thereafter with a 2.0% limit up or down per adjustment period and a 5.0% to 6.0% cap limit over the life of the loan. Commercial real estate loans are made with maximum maturities of 25 years. Commercial real estate loans are generally made with a maximum loan-to-value ratio of 80% of appraised value. At December 31, 2025, our largest commercial real estate loan had an outstanding balance of $2.0 million and it was performing according to its original terms.

Second Mortgage and Home Equity Loans. At December 31, 2025, second mortgage and home equity loans totaled $2.8 million or 3.0% of total loans, of which $2.7 million were home equity loans. Second mortgage loans are generally fully amortizing fixed rate loans with terms up to 10 years. Home equity loans are lines of credit based on The Wall Street Journal prime rate, plus a spread, with 10-year balloon terms. The maximum loan to value ratio for second mortgage loans and home equity loans is 90% if we hold the first lien on the collateral property (80% if we do not). Our second mortgage and home equity loans are generally underwritten in the same manner as our one- to four-family residential mortgage loans.

Commercial and Industrial Loans. At December 31, 2025, commercial and industrial loans totaled $7.7 million, or 8.2% of total loans, of which $4.4 million were purchased from Bankers Healthcare Group, LLC d/b/a BHG Financial, referred to as “BHG Financial” throughout this prospectus.

We generally do not originate commercial and industrial loans secured by equipment or other business assets. The commercial and industrial loans we originate are primarily unsecured lines of credit made to commercial borrowers in our primary market area. At December 31, 2025, unsecured lines of credit totaled $3.3 million. Lines of credit are adjustable rate loans tied to The Wall Street Journal prime rate, plus a spread. Generally, lines of credit are renewable annually, subject to current underwriting. At December 31, 2025, our largest line of credit was for $1.3 million, all of which was outstanding.

We are part of a network of community banks nationwide that have purchased commercial and industrial loans from BHG Financial. BHG Financial originates loans nationwide to licensed or unlicensed or otherwise skilled business professionals for business development, practice improvement, debt consolidation, working capital, equipment purchases, and, occasionally, business purchases. BHG Financial typically originates loans at fixed interest rates and without a prepayment penalty provision. BHG Financial underwrites and funds the loans, which are typically secured by a Uniform Commercial Code blanket lien on the borrowers’ business assets. When we purchase a loan from BHG Financial, we purchase 100% of the loan and BHG Financial establishes a reserve deposit account with us equal to 3% of the loan balance and we remit 97% of the loan balance to BHG Financial. We also become an additional secured party to the loan. The borrower services the loan by authorizing us to withdraw funds electronically from the borrower’s deposit account established at the borrower’s financial institution. If a loan becomes delinquent, BHG Financial handles all collection activity and bears all associated costs. During the delinquency period, we withdraw from the reserve deposit account to service the loan. When a delinquent payment is collected, the collected funds are used to replenish the reserve deposit account. If a loan becomes 90 days delinquent, BHG Financial typically replaces the delinquent loan with a performing loan of equal or greater balance (although this is not a contractual obligation of BHG Financial). At December 31, 2025, no BHG Financial purchased loans were delinquent. At December 31, 2025, our largest BHG Financial purchased loan totaled $208,000 and it was performing according to its original terms.

To monitor concentration risk in loans purchased from BHG Financial (both commercial and industrial loans and consumer loans), we have established a guideline metric based on the ratio of those loans to the sum of our Tier 1 capital and allowance for credit losses. The guideline metric is 150%. At December 31, 2025, the percentage was 133.8%

Consumer Loans. At December 31, 2025, consumer loans totaled $17.5 million, or 18.7% of total loans, of which $17.4 million were purchased from BHG Financial. We generally do not originate automobile loans and other secured personal loans. The consumer loans we originate are primarily personal loans, which totaled $50,000 at December 31, 2025.

As an extension of our existing relationship with BHG Financial with respect to purchasing commercial and industrial loans, we began purchasing unsecured consumer loans from BHG Financial in the second quarter of 2024. These loans are generally unsecured personal loans made to borrowers with cash flow coverage no less than 2.00x and credit model scores between 680 and 850. Loan terms range up to 12 years and generally have fixed interest rates. As discussed under “—Lending Activities – Commercial and Industrial Loans,” BHG Financial establishes a reserve deposit account for the purchased consumer loans. Should a BHG Financial purchased consumer loan be in default, BHG Financial typically repurchases the loan or replaces it with a performing loan of equal or greater balance (although this not a contractual obligation of BHG Financial). At December 31, 2025, our largest BHG Financial purchased consumer loan totaled $281,000 and it was performing according to its original terms.

Loan Underwriting Risks

Adjustable-Rate Residential Real Estate Loans. Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to any rate caps), increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents.

Commercial Real Estate and Multi-family Loans. Loans secured by commercial real estate or multi-family properties generally have larger balances and involve a greater degree of risk than owner-occupied, one- to four-family residential real estate loans. The primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide annual financial statements when the indebtedness exceeds $500,000. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flows and the borrower’s other projects, of at least 1.10x for both commercial real estate loans and multi-family loans. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate or multi-family loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Construction Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Our commercial and industrial loans are originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Collateral for commercial and industrial loans typically consists of accounts receivable, inventory or equipment. Collateral may also consist of limited use and difficult-to-value property, such as solar panels. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

Consumer Loans. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of unsecured consumer loans. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be collected.

Loan Originations, Purchases and Sales

We originate loans through employee marketing and advertising efforts, our existing customer base, walk-in customers and referrals from customers.

Although we generally retain in our portfolio the loans we originate, we may sell certain conforming, fixed-rate residential mortgages with longer maturities, with servicing rights retained, subject to market conditions and periodic review of our asset/liability management needs. At December 31, 2025, the outstanding principal balance of loans serviced for others was $20.1 million.

We occasionally purchase participation interests in loans originated by another financial institution acting as the lead lender. At December 31, 2025, our largest purchased participation interest had an outstanding balance of $402,000, representing an 80% participation interest in a $503,000 commercial real estate loan secured by a commercial service building. At December 31, 2025, this loan was performing according to its original terms.

We purchase commercial and industrial loans and consumer loans from BHG Financial. See “Business of Community Savings Bank – Lending Activities – Commercial and Industrial Loans” and “– Lending Activities – Consumer Loans” for additional information.

Loan Approval Procedures, Loan to One Borrower Limit, and Lending Authority

Our lending activities are subject to written underwriting standards and origination procedures. Decisions on loans are made consistent with our loan policies and procedures, and the underwriting and review of a loan decision is designed primarily to determine the borrower’s ability to repay the requested loan. The board of directors has overall responsibility for our lending policy, and the board reviews this policy at least annually.

By law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Community Savings Bank’s unimpaired capital and surplus. This limit may be increased to 25% of unimpaired capital and surplus if the amount in excess of 15% is secured by “readily marketable collateral” or to 30% of unimpaired capital and surplus for certain residential development loans. At December 31, 2025, our loans to one borrower regulatory limit was $16.3 million. At December 31, 2025, our largest credit relationship with one borrower consisted of two loans with an aggregate outstanding balance of $2.3 million, secured by multi-family properties. At December 31, 2025, the loans encompassing this lending relationship were performing according to their original terms.

The President and Chief Executive Officer and the Chief Lending Officer each has loan approval authority up to $300,000. Loans above that dollar amount must be approved by the Loan Committee. The Loan Committee consists of at least four members, two of which must be non-employee directors of Community Savings Bank and the remaining members from among senior management, including the President and Chief Executive Officer and the Chief Lending Officer. Loans subject to loan policy exceptions, regardless of dollar size, must be approved by the board of directors.

Delinquencies, Classified Assets and Nonperforming Assets

Delinquency Procedures. Loans past due 30 days are considered delinquent. When a borrower fails to make required loan payment, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status. Collection efforts include personal contact, telephone calls, and direct correspondence by our personnel with the delinquent borrower. At 15 days delinquent (10 days for home equity lines of credit) telephone calls and emails are sent to the borrower. At 30 days delinquent, a delinquency letter is sent to the borrower. At 90 days delinquent, a demand letter is sent to the borrower. The accrual of interest on a loan is discontinued when the loan is 90 days delinquent unless it is well secured and in the process of collection. Foreclosure proceedings are generally instituted when a loan reaches 121 days delinquent.

Delinquent Loans. The following table sets forth loan delinquencies (including non-accrual loans), by type and amount, at the dates indicated.

	At December 31,
	2025			2024
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
Real estate loans:
One- to four-family residential	$85	$32	$2	$269	$39	$99
Multi-family	—	—	—	—	—	221
Construction and land	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Second mortgage and home equity	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—
Total	$85	$32	$2	$269	$39	$320

Real Estate Owned. When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as other real estate owned until it is sold. The real estate is recorded at estimated fair value at the date of acquisition, less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for credit losses. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs in maintaining the property are expensed as incurred. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. At December 31, 2025, we had no real estate acquired as a result of foreclosure or by deed in lieu of foreclosure.

Collateral Dependent Loans. A financial asset is considered collateral-dependent when the debtor is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. For all classes of loans deemed collateral-dependent, we have elected the practical expedient to estimate expected credit losses based on the collateral’s fair value, less estimated cost to sell.

Modifications Made to Borrowers Experiencing Financial Difficulty. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when a workout plan has been agreed to by the borrower that we believe is reasonable and attainable and in our best interests. At December 31, 2025, there were no modified loans to borrowers experiencing financial difficulty.

Non-Performing Assets. The following table sets forth information regarding non-performing assets at the dates indicated. Non-accrual loans include non-accruing modified loans to borrowers experiencing financial difficulty of $104,000 and $407,000 at December 31, 2025 and December 31, 2024, respectively.

	At December 31,
	2025	2024

	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$104	$186
Multi-family	—	221
Construction and land	—	—
Commercial real estate	—	—
Second mortgage and home equity	—	—
Commercial and industrial loans	—	—
Consumer loans	—	—
Total non-accrual loans	$104	$407
Accruing loans past due 90 days or more	—	—
Real estate owned:
One- to four-family residential	—	—
Multi-family	—	—
Construction and land	—	—
Commercial real estate	—	—
Second mortgage and home equity	—	—
Total real estate owned	—	—
Total non-performing assets	$104	$407
Total accruing modified loans	$—	$—
Total non-performing loans to total loans	0.11%	0.53%
Total non-accruing loans to total loans	0.11%	0.53%
Total non-performing assets to total assets	0.09%	0.44%

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for credit losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that were both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and according to our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification according to applicable regulations. If a problem loan deteriorates in asset quality, the classification is changed to “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

Our classified assets, special mention assets, and foreclosed real estate and other repossessed assets at the dates indicated were as follows:

	At December 31,
	2025	2024

	(In thousands)
Substandard assets	$31	$317
Doubtful assets	—	—
Loss assets	—	—
Total classified assets	$31	$317
Special mention assets	$41	$48
Foreclosed real estate and other repossessed assets	$—	$—

Other Loans of Concern. At December 31, 2025, except for loans included in the above table, there were no other loans of concern for which we had information about possible credit problems of borrowers that caused us to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Credit Losses

Provisions for credit losses are charged to operations to establish an allowance for credit losses at a level to cover expected losses over the expected life of a loan or securities portfolio. Under the previous “incurred loss” model, provisions for loan losses were charged to operations to establish an allowance for credit losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for credit losses, management analyzes reasonable and supportable forecasts and several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

Additions to the allowance for credit losses are provided by charges against income based on various factors, which, in our judgment, deserve current recognition in estimating probable losses. Credit losses are charged-off in the period the loans, or portion thereof, are deemed uncollectible. Generally, we will record a loan charge-off (including a partial charge-off) to reduce a loan to the estimated fair value of the underlying collateral, less cost to sell, for collateral dependent loans. We regularly review the loan portfolio to maintain the allowance for credit losses according to GAAP.

We also regularly review our investment securities available for sale and our off-balance sheet credit exposures to maintain the allowance for credit losses on each according to GAAP.

As an integral part of their examination process, the ODFI and the FDIC will periodically review our allowance for credit losses. As a result of such reviews, we may determine to adjust our allowance for credit losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

For further information regarding the allowance for credit losses, see note 1 of notes to the financial statements.

The following table sets forth the activity in our allowance for credit losses for the years indicated.

	At or For the Year Ended December 31,
	2025	2024

	(Dollars in thousands)
Allowance for credit losses at beginning of period	$352	$344
Provision for credit losses	74	—
Charge-offs:
Real estate loans:
One- to four-family residential	—	(5)
Multi-family	—	—
Construction and land	—	—
Commercial real estate	—	—
Second mortgage and home equity	—	—
Commercial and industrial	—	—
Consumer loans	—	—
Total charge-offs	—	(5)

Recoveries:
Real estate loans:
One- to four-family residential	10	13
Multi-family	—	—
Construction and land	—	—
Commercial real estate	—	—
Second mortgage and home equity	—	—
Commercial and industrial	—	—
Consumer loans	—	—
Total recoveries	10	13

Net (charge-offs) recoveries	10	13

Allowance for credit losses at end of period	$436	$352

Allowance for credit losses as a percentage of non-performing loans at end of period	419.23%	86.49%
Allowance for credit losses as a percentage of total loans outstanding at end of period	0.47%	0.46%
Net (charge-offs) recoveries as a percentage of average loans outstanding during period	0.01%	0.01%

Allocation of Allowance for Credit Losses. The following tables set forth the allowance for credit losses on loans allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for credit losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2025			2024
	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$224	51.4%	44.2%	$227	64.5%	54.5%
Multi-family	46	10.5	10.7	38	10.8	10.9
Construction and land	12	2.7	2.9	4	1.2	1.2
Commercial real estate	53	12.4	12.3	45	12.8	14.7
Second mortgage and home equity	1	0.1	3.0	1	0.1	3.4
Commercial and industrial loans	20	4.6	8.2	26	7.4	11.9
Consumer loans	80	18.3	18.7	11	3.2	3.4
Total allocated allowance	$436	100.0%	100.0%	$352	100.0%	100.0%
Unallocated allowance	—			—
Total allowance	$436			$352

Although we believe that we use the best information available to establish the allowance for credit losses, future adjustments to the allowance for credit losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for credit losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the ODFI and the FDIC will periodically review our allowance for credit losses. The ODFI or the FDIC may have judgments different than those of management, and we may determine to increase our allowance as a result of these regulatory reviews. Any material increase in the allowance for credit losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goals of our investment policy are to maximize portfolio yield over the long term in a manner that is consistent with minimizing risk and to meet liquidity needs, satisfy pledging requirements, and support asset/liability management and interest rate risk strategies. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity.

Our investment policy was adopted by the board of directors and is reviewed annually by the board of directors. Our Asset Liability Committee serves as our investment committee. In this capacity the Asset Liability Committee develops and implements an asset/liability management plan, and reviews pricing and liquidity needs and assesses our interest rate risk. An investment schedule detailing the investment portfolio is reviewed at least quarterly by the Asset Liability Committee.

Our current investment policy permits, with certain limitations, investments in U.S. Treasury securities; securities issued by the U.S. government and its agencies or government sponsored enterprises including mortgage-backed securities and collateralized mortgage obligations issued by Fannie Mae, Ginnie Mae, and Freddie Mac; corporate and municipal bonds; certificates of deposit in other financial institutions; and federal funds and money market funds, among other investments. While we have the authority under applicable law to invest in derivative securities, we have not purchased derivative securities as an investment strategy.

At the time of purchase, we designate a security as held to maturity, available for sale, or trading, depending on our ability and intent. Securities available for sale or designated for trading are reported at fair value, while securities held to maturity are reported at amortized cost. At December 31, 2025, all of our investment securities were designated as available-for-sale.

We measure expected credit losses on available for sale securities based upon the unrealized gain or loss position of the security. For available for sale debt securities in an unrealized loss position, we evaluate qualitative criteria to determine any expected loss unless we intend to sell, or it is more likely than not that we will be required to sell before recovery of the amortized cost. In the latter two circumstances, we recognize the entire difference between the security’s amortized cost basis and its fair value as a write-down of the investment balance with a charge to earnings. Otherwise, management’s analysis considers various factors, which include the extent to which fair value is less than amortized cost, performance on any underlying collateral, downgrades in the ratings of the security by a rating agency, the failure of the issuer to make scheduled interest or principal payments and adverse conditions specifically related to the security.

For additional information regarding our investment securities portfolio, see note 2 of notes to the financial statements.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We may also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including savings accounts, checking accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and our favorable reputation in the community to attract and retain local deposits. We also seek to obtain deposits from our commercial loan customers. We also use brokered deposits to supplement our funding needs.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits, by account type, at the dates indicated.

	At December 31,
	2025			2024
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
Non-interest bearing demand deposits	$4,533	5.5%	—%	$2,991	4.1%	—%
Savings accounts	14,936	18.2	0.67	14,603	20.2	0.18
Money market accounts	9,106	11.1	1.81	8,769	12.1	1.52
NOW accounts	6,330	7.7	0.61	6,595	9.1	0.57
Non-brokered certificates of deposit	39,225	47.7	3.64	39,479	54.5	3.90
Brokered certificates of deposit	8,024	9.8	4.03	—	—	—
Total	$82,154	100.0%	2.76	$72,437	100.0%	2.53

At December 31, 2025 and December 31, 2024, the aggregate amount of all uninsured deposits (deposits in excess of the Federal Deposit Insurance limit of $250,000 per insured account) was $6.1 million and $5.4 million, respectively.

At December 31, 2025 and December 31, 2024, the aggregate amount of all uninsured certificates of deposit was $3.9 million and $3.3 million, respectively.

At December 31, 2025 and December 31, 2024, there were no deposits that were uninsured for any reason other than being in excess of the Federal Deposit Insurance Corporation limit.

The following table sets forth, by time remaining until maturity, uninsured certificates of deposit at the date indicated.

At December 31, 2025
(In thousands)
Maturity Period:
Three months or less	$76
Over three months through 6 months	1,277
Over 6 months through 12 months	2,426
Over 12 months	136
Total	$3,915

Borrowings. We may obtain advances from the Federal Home Loan Bank of Cincinnati upon the security of the Federal Home Loan Bank of Cincinnati common stock owned and certain residential mortgage loans, provided certain credit worthiness standards are met. We may utilize these advances for asset/liability management purposes and additional funding for our operations. Advances may be made under several different credit programs, each of which has its own interest rate and range of maturities. At December 31, 2025, we had $27.3 million in borrowing capacity in the form of advances from the Federal Home Loan Bank of Cincinnati, of which $10.6 million was outstanding. At December 31, 2025, we also had a cash management line of credit agreement with the Federal Home Loan Bank of Cincinnati providing for additional borrowing capacity of $3.0 million, none of which was outstanding. In addition, at December 31, 2025, we had a $5.0 million credit facility with a correspondent bank, none of which was outstanding.

Properties

At December 31, 2025, the net book value of our properties (including furniture, fixtures and equipment) was $562,000. We conduct our operations from our main office in Bethel, Ohio, and branch office in Greenfield, Ohio, both of which we own.

Subsidiary Activities

Upon completion of the conversion and stock offering, Community Savings Bank will be the sole and wholly-owned subsidiary of CSB Financial. Community Savings Bank has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At December 31, 2025, we were not involved in any legal proceedings, the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation Agreements

Upon the completion of the conversion and stock offering, Community Savings Bank will enter into an agreement with CSB Financial for Community Savings Bank to provide CSB Financial with certain administrative support services, including use of the premises, furniture, equipment and employees of Community Savings Bank as needed in the conduct of CSB Financial’s business. CSB Financial will compensate Community Savings Bank in an amount not less than the fair market value of the services provided. In addition, upon the consummation of the conversion and stock offering, CSB Financial and Community Savings Bank will enter into an agreement to establish a method for allocating and reimbursing the payment of their consolidated Federal and state tax liabilities and any local tax liabilities.

Employees

At December 31, 2025, we had 14 full-time employees and four part-time employees. Our employees are not represented by a collective bargaining group. Management believes we have a good working relationship with our employees.

REGULATION AND SUPERVISION

General

As an Ohio state-chartered mutual bank, Community Savings Bank is subject to examination and regulation by the ODFI, as its chartering authority, and by the FDIC, its primary federal regulator and deposit insurer. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. Community Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Cincinnati, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. The receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Community Savings Bank or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

Following the conversion and stock offering, CSB Financial will be a bank holding company and will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by the enforcement authority of the Federal Reserve Board. It will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the ODFI, the FDIC, the Federal Reserve Board or Congress, could have a material adverse impact on the operations and financial performance of CSB Financial and Community Savings Bank.

Set forth below is a brief description of material regulatory requirements that apply or will apply to Community Savings Bank and CSB Financial. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Community Savings Bank and CSB Financial.

Ohio Banking Regulation

Community Savings Bank, an Ohio state-chartered bank, is subject to supervision, regulation and periodic examination by the ODFI. These examinations are designed primarily for the protection of the depositors of Community Savings Bank and not shareholders. Ohio banking law governs the powers, rights and privileges of state-chartered banks, including limitations on the type and amount of loans and investments the bank may make and other aspects of banking operations. Under current Ohio law, we may open branch offices throughout Ohio with the prior approval of the ODFI. In addition, with prior regulatory approval or non-objection, we may acquire branches of existing banks located in Ohio. Additionally, under the Dodd-Frank Act, with prior regulatory approval or non-objection, we and any other state-chartered bank or national bank may establish a de novo branch in any other state.

Ohio banking law also governs the payment of dividends to stockholders. As a holding company and the sole stockholder of Community Savings Bank, CSB Financial will be a separate and distinct legal entity from Community Savings Bank and does not intend to have significant operations beyond holding the outstanding common stock of Community Savings Bank. Accordingly, CSB Financial may rely on dividends from Community Savings Bank for a substantial portion of its revenue. Without ODFI approval, Community Savings Bank will be permitted to pay any cash dividends only from undivided profits, after having made all required allocations to reserves for losses or contingencies. ODFI approval will be required for any dividends funded from surplus or if the total of all cash dividends declared in any year exceeds the total of Community Savings Bank’s net income for that year combined with its retained net income of the preceding two years.

Federal Banking Regulation

Capital Requirements. Federal regulations require FDIC-insured depository institutions to meet several minimum capital standards:  a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.  The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings.  Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital.  Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries.  Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital.  Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt.  Also included in Tier 2 capital is the allowance for credit losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values.  Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities).  Community Savings Bank exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset.  Higher levels of capital are required for asset categories believed to present greater risk.  For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements.

In assessing an institution’s capital adequacy, the FDIC takes into consideration, not only these numeric factors, but qualitative factors as well, including the bank’s exposure to interest rate risk.  The FDIC has the authority to establish higher capital requirements for individual institutions where deemed necessary due to a determination that an institution’s capital level is, or is likely to become, inadequate in light of particular circumstances.

Federal law requires the federal banking agencies, including the FDIC, to establish a “community bank leverage ratio” (CBLR) (defined as the ratio of Tier 1 capital to average total consolidated assets) of between 8% and 10% for institutions with total consolidated assets of less than $10 billion. Eligible institutions meeting the specified requirements and electing the CBLR framework are deemed to comply with the applicable regulatory capital requirements, including the risk-based requirements. The CBLR was established at 9.0% Tier 1 capital to total average assets, effective January 1, 2020. To be considered well-capitalized an institution must have a CBLR of greater than 9.0%. A qualifying institution may opt in and out of the CBLR framework on its quarterly call report. An institution that temporarily fails to meet any qualifying criteria is provided with a two-quarter grace period to regain compliance. Failure to meet the qualifying criteria within the grace period or maintain a leverage ratio of 8% or greater requires the institution to comply with the generally applicable regulatory capital requirements. Community Savings Bank has opted into the CBLR framework. At December 31, 2025, Community Savings Bank’s CBLR was 14.34%.

Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Investment Activities. All FDIC-insured banks, including savings banks, are generally limited in their equity investment activities to equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions. In addition, a state bank may engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if it meets all applicable capital requirements and it is determined by the FDIC that such activities or investments do not pose a significant risk to the Deposit Insurance Fund.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Regulatory Action. Federal bank regulatory authorities are required to take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the statute establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under the regulations, a bank is deemed to be: (i) “well capitalized” if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 8.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and a common equity Tier 1 ratio of 6.5% or more, and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 6.0% or more, a Tier 1 leveraged capital ratio of 4.0% or more and a common equity Tier 1 ratio of 4.5% or more, and does not meet the definition of “well capitalized”; (iii) “undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 6.0%, a Tier 1 leverage capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 4.5%; (iv) “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0% and a Tier 1 risk-based capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 3.0%; or (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well capitalized to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

The FDIC may order savings banks that have insufficient capital to take corrective actions. For example, a savings bank that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings bank is required to guarantee that the savings bank complies with the restoration plan. A “significantly undercapitalized” savings bank may be subject to additional restrictions. Savings banks deemed by the FDIC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

Transactions with Affiliates and Regulation W of the Federal Reserve Regulations. Transactions between banks and their affiliates are governed by federal law. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank (although subsidiaries of the bank itself, except financial subsidiaries, are generally not considered affiliates). Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and with all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from, and issuance of a guarantee to an affiliate, and other similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a bank to an affiliate. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized according to the requirements set forth in Section 23A of the Federal Reserve Act.

Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to a bank’s insiders (i.e., executive officers, directors and principal stockholders). Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% stockholder of a financial institution, and certain affiliated interests of these persons, together with all other outstanding loans to such person and affiliated interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

Enforcement. The FDIC has extensive enforcement authority over insured state savings banks, including Community Savings Bank. The enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices.

Federal Insurance of Deposit Accounts. Community Savings Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC. Its deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.

The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. Assessment rates (inclusive of possible adjustments) currently range from 1.5 to 30 basis points of each institution’s total assets less tangible capital. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking.

The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of Community Savings Bank. We cannot predict what deposit insurance assessment rates will be in the future.

The FDIC may terminate an institution’s deposit insurance upon a finding that it has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to the termination of Community Savings Bank’s deposit insurance.

Privacy Regulations. Federal regulations generally require Community Savings Bank to disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, it is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Community Savings Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Community Reinvestment Act. Under the Community Reinvestment Act, or CRA, as implemented by federal regulations, a state member bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of a state savings bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Community Savings Bank’s latest federal CRA rating was “Satisfactory.”

USA Patriot Act. Community Savings Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Other Regulations

Interest and other charges collected or contracted for by Community Savings Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of Community Savings Bank also are subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Consumer protection and fair lending statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, restrictions on business and growth activities, and referral to the Department of Justice for prosecution for actual and punitive damages and injunctive relief. Federal laws also prohibit unfair, deceptive or abusive acts or practices against consumers, which can be enforced by the Consumer Financial Protection Bureau, the FDIC and state Attorneys General. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. See “Risk Factors — Risks Related to Laws and Regulations — We operate in a highly regulated industry and face risks associated with regulatory noncompliance. Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.”

Federal Home Loan Bank System

Community Savings Bank is a member of the Federal Home Loan Bank of Cincinnati, which is one of 11 regional Federal Home Loan Banks in the Federal Home Loan Bank System. The Federal Home Loan Bank of Cincinnati provides a central credit facility primarily for its member institutions. Members of the Federal Home Loan Bank of Cincinnati are required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Cincinnati. Community Savings Bank complied with this requirement at December 31, 2025. Based on redemption provisions of the Federal Home Loan Bank of Cincinnati, the stock has no quoted market value and is carried at cost. Community Savings Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Cincinnati stock. At December 31, 2025, no impairment has been recognized.

Holding Company Regulation

General. CSB Financial will be a bank holding company within the meaning of the Bank Holding Company of 1956. As such, it will be registered with the Federal Reserve Board and be subject to the regulation, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board has enforcement authority over CSB Financial and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

A bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” may opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking. A “financial holding company” may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking. CSB Financial will not elect “financial holding company” status in connection with the conversion.

Regulatory Capital. Bank holding companies are subject to consolidated regulatory capital requirements, which have historically been similar to, though less stringent than, those of the FDIC for Community Savings Bank. Federal legislation, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. As a result, consolidated regulatory capital requirements identical to those applicable to the subsidiary banks generally apply to bank holding companies. However, the Federal Reserve Board has provided a “Small Bank Holding Company” exception to its consolidated capital requirements, such that bank holding companies with less than $3.0 billion of consolidated assets are not subject to the consolidated holding company regulatory capital requirements unless otherwise directed by the Federal Reserve Board.

Source of Strength. The Federal Reserve Board has issued regulations requiring that all bank holding companies serve as a source of strength to their subsidiary depository institutions by providing financial, managerial and other support in times of an institution’s distress.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.

The regulatory guidance also states that a bank holding company should consult with Federal Reserve Bank supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.

There is a separate requirement that a bank holding company give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

These regulatory policies may affect the ability of CSB Financial to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Federal Securities Laws

CSB Financial’s common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. CSB Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

The registration under the Securities Act of 1933, as amended, of shares of common stock issued by CSB Financial in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of CSB Financial may be resold without registration. Shares purchased by an affiliate of CSB Financial will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If CSB Financial meets the current public information requirements of Rule 144 under the Securities Act of 1933, each of its affiliates that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of CSB Financial, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, CSB Financial may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Emerging Growth Company Status

CSB Financial qualifies as an “emerging growth company” as defined in the federal securities laws. For as long as it qualifies as an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not emerging growth companies. These exemptions include, but are not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, CSB Financial also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require our independent auditors to audit our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. This election is irrevocable during the period a company qualifies as an emerging growth company.

CSB Financial will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of the conversion and stock offering; (ii) the first fiscal year after our annual gross revenues are $1.235 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year. Assuming the conversion and stock offering is completed in 2026, CSB Financial would expect to lose emerging growth company status effective December 31, 2031.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures required under the federal securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a bank holding company such as CSB Financial unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with CSB Financial, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

Federal Taxation

General. CSB Financial and Community Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to CSB Financial and Community Savings Bank.

Method of Accounting. For federal income tax purposes, Community Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30 for filing its federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The alternative minimum tax (“AMT”) for corporations has been repealed for tax years beginning after December 31, 2017. Any unused minimum tax credit of a corporation may be used to offset regular tax liability for any tax year. In addition, a portion of unused minimum tax credit was refundable in 2018 through 2021. The refundable portion is 50% (100% in 2021) of the excess of the minimum tax credit for the year over any credit allowable against regular tax for that year. At December 31, 2025, Community Savings Bank had no minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a corporation may carry forward net operating losses generated in tax years beginning after December 31, 2017 indefinitely and can offset up to 80% of taxable income. At December 31, 2025, Community Savings Bank had no net operating loss carryforwards.

Capital Loss Carryovers. Generally, a corporation may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2025, Community Savings Bank had no capital loss carryovers.

Corporate Dividends. CSB Financial may generally exclude from income 100% of dividends received from Community Savings Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Community Savings Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Ohio Taxation. Community Savings Bank is subject to Ohio taxation in the same general manner as other financial institutions. It files a Ohio Financial Institutions Tax (“FIT”) return. The FIT is based upon its net worth. For Ohio FIT purposes, savings institutions are currently taxed at a rate equal to 0.8% of taxable net worth, capped at 14% of the institution’s total assets. Community Savings Bank’s state tax returns have not been audited in the most recent five-year period.

Maryland Taxation. As a Maryland business corporation, CSB Financial will be required to file an annual report with and pay personal property taxes to the State of Maryland.

MANAGEMENT

Shared Management Structure

Each director of CSB Financial is a director of Community Savings Bank. Each executive officer of CSB Financial is an executive officer of Community Savings Bank. We expect to continue to have a shared management structure until there is a business reason to establish separate management structures.

Potential Conflict of Interest

Because of the shared management structure, the directors and officers of CSB Financial and Community Savings Bank will have to allocate their time between directing and managing both institutions.  The directors and officers of CSB Financial intend to devote adequate time to its business.

Officers of CSB Financial

The following table sets forth information regarding the officers of CSB Financial. Age information is at December 31, 2025. The officers are elected annually by the board of directors.

Name	Age	Position
John E. Essen	62	President and Chief Executive Officer
Michele M. Mueller	49	Chief Financial Officer and Treasurer
Ruth A. Lung	70	Corporate Secretary

Executive Officers of Community Savings Bank

The following table sets forth information regarding the executive officers of Community Savings Bank. Age information is as of December 31, 2025. Community Savings Bank’s board of directors elects the officers of Community Savings Bank annually.

Name	Age	Position(s)
John E. Essen	62	President and Chief Executive Officer
Steven M. Ernst	44	Vice President – Chief Operating Officer
Jennifer L. Luck	44	Vice President – Chief Lending Officer
Michele M. Mueller	49	Vice President – Chief Financial Officer and Treasurer

Directors of CSB Financial and Community Savings Bank

CSB Financial and Community Savings Bank each have six directors, consisting of the same individuals. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. After the conversion and stock offering, the directors of Community Savings Bank will be elected by CSB Financial in its capacity as sole stockholder of Community Savings Bank. The following table sets forth information regarding our directors, including their ages at December 31, 2025 and the calendar years when they began serving as directors of Community Savings Bank.

Name	Position(s) With Community Savings Bank	Age	Director Since	Current Term Expires
John E. Essen	President and Chief Executive Officer	62	2008	2029
Donna J. Gunn	Director	67	2013	2027
Ruth A. Lung	Director and Corporate Secretary	70	2013	2028
Gerald T. Mueller	Director	62	2014	2027
George S. Pearce	Director	78	2014	2028
James R. Smith	Director – Chairman of the Board	75	2006	2029

Board Independence

For purposes of board and committee service CSB Financial has determined to adopt the standards for “independence” as set forth in the listing standards of the Nasdaq Stock Market. The board of directors has determined that each director is “independent” as defined in the listing standards of the Nasdaq Stock Market except for Messrs. Essen and Mueller. Mr. Essen is not considered independent because he is an employee of CSB Financial and Community Savings Bank. Mr. Mueller is not considered independent because he is the spouse of Michele M. Mueller, an executive officer of CSB Financial and Community Savings Bank, and because he was employed by Community Savings Bank during the past three years.

To our knowledge, there are no other transactions between us and any director or entity controlled by any director which would interfere with the directors’ exercise of independent judgment in carrying out their responsibilities as a director.

Business Background of Our Directors

Our board of directors is comprised of local business and community leaders. The business experience for the past five years of each of our directors is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years. There are no family relationships among the directors and executive officers other than the marital relationship between Gerald T. Mueller and Michele T. Mueller.

John E. Essen has served as President and Chief Executive Officer of Community Savings Bank since 2008. With a 39-year career in community banking, he served as Chief Financial Officer in several institutions before joining Community Savings Bank. He earned his Bachelor’s Degree in Business Management and Accounting from the University of Cincinnati. Mr. Essen is also a graduate of the Graduate School of Banking at Fairfield University and received his certified public accountant certification in 1995. He currently serves as Treasurer for the local chapter of Kiwanis International and is a trustee for the Ohio Bankers Benefit Trust. His community banking experience and knowledge of Community Savings Bank’s business and market area provides Community Savings Bank’s board of directors with invaluable insight to Community Savings Bank’s business.

Donna J. Gunn is a Registered Nurse and holds a Bachelor’s Degree in Nursing. She was employed as an operating room nurse in various healthcare systems for 46 years, and retired from nursing in March 2005. She served for 10 years on the Bethel Village Council and was elected President Pro Tempore for three of those years. She volunteers extensively in the Bethel community. Having lived in Bethel for over 60 years, she provides Community Savings Bank’s board of directors with invaluable insight to Community Savings Bank’s market area.

Ruth A. Lung has been the owner of RAL Hospitality LLC, a hospitality company that works with the International Hot Rod Association, since May 2025. She retired from Siemens PLM Digital Industries Software in April 2021 where she served as Manager of Sponsorship Marketing since January 2000. She is active in the nearby Williamsburg, Ohio, community and serves or volunteers with numerous non-profit and charitable organizations. Her marketing experience and knowledge of Community Savings Bank’s market area provides Community Savings Bank’s board of directors with invaluable insight to Community Savings Bank’s market area.

Gerald T. Mueller served as Community Savings Bank’s Vice President/Director of Lending for 11 years until his retirement in March 2026. He has over 38 years of experience as a senior lender with community banks. He is a graduate of the ACB National School of Banking. His community banking experience, including lending experience, and knowledge of Community Savings Bank’s business and market area provides Community Savings Bank’s board of directors with invaluable insight to Community Savings Bank’s business.

George S. Pearce is self-employed and has over 33 years of business experience in advertising, graphic arts and real estate appraisal. His extensive business experience provides Community Savings Bank’s board of directors with invaluable insight to Community Savings Bank’s business.

James R. Smith, now retired, served six school districts as superintendent, principal, business manager, adult education director and teacher in a 43-year career in public education. He has served as a director of Community Savings Bank for the past 20 years and as Chairman of the Board for the last 14 years. He provides Community Savings Bank with executive management skills in personnel, legal, finance, budgeting, and knowledge of the communities Community Savings Bank serves.

Business Background of Our Executive Officers Who are not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is at December 31, 2025.

Steven M. Ernst has served as Vice President – Chief Operating Officer since 2026. He began his career with Community Savings Bank in 2013 and has held several different titles with the organization including Branch Manager and Chief Information Officer. He is a graduate of the University of Cincinnati with a degree in Business Management and has 25 years of banking experience.

Jennifer L. Luck has served as Assistant Vice President – Senior Loan Operations Manager/Co-Compliance Officer since 2022. She began her career with Community Savings Bank in 2010, holding several job responsibilities within the lending department. Ms. Luck is an alumnus of the Graduate School of Banking in Colorado and has 22 years of banking experience. She was promoted to Vice President – Chief Lending Officer on April 1, 2026 to succeed Gerald T. Mueller upon his retirement as an employee of Community Savings Bank.

Michele M. Mueller has served as Vice President – Chief Financial Officer and Treasurer of Community Savings Bank since 2019. She began her career with Community Savings Bank in 2014, serving as the Controller. She has also served as the acting Chief Operating Officer from April 2022 through December 2025. Mrs. Mueller is a graduate of Butler University Lacy School of Business with a Bachelor of Business Administration in Accounting. She received her certified public accountant certification in 2007.

Committees of the Board of Directors of CSB Financial and Community Savings Bank

We conduct business through meetings of our board of directors and its committees. The board of directors of CSB Financial will establish standing committees, including an Audit Committee. Each committee will operate under a written charter, which will govern its composition, responsibilities and operations. Community Savings Bank also has standing committees of its board of directors.

The initial members of the Audit Committee are Directors Gunn, Lung, Pearce and Smith. The board of directors has determined that no member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in the applicable regulations of the Securities and Exchange Commission.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, we expect to adopt several policies to govern the activities of both CSB Financial and Community Savings Bank including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating/corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Transactions With Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002, a federal statute, generally prohibits publicly-traded companies from making loans to their executive officers and directors, but it contains a specific exemption from that prohibition for loans made by federally-insured financial institutions, such as Community Savings Bank, to their executive officers and directors in compliance with federal banking regulations. At December 31, 2025, all loans made by Community Savings Bank to our directors and executive officers were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Community Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2025, and were made in compliance with federal banking regulations.

Other. Gerald T. Mueller retired as our Vice President and Chief Lending Officer effective March 31, 2026. We intend to engage him on a contract basis to perform credit reviews of large borrowers from Community Savings Bank.

Executive Compensation

Summary Compensation Table. The following information is furnished for our principal executive officer and for the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2025. These individuals are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Salary ($)	Bonus ($)	All Other Compensation ($) (2)	Total ($)
John E. Essen President and Chief Executive Officer	212,082	40,000	52,939	305,021
Gerald T. Mueller Former Vice President and Chief Lending Officer (2)	171,690	10,000	41,589	223,279
Michele M. Mueller Vice President and Chief Financial Officer	120,610	20,000	12,187	152,797

(1)	Mr. Mueller retired as Vice President and Chief Lending Officer effective March 31, 2026, but he continues to serve on the Board of Directors of CSB Financial and Community Savings Bank.
(2)	The compensation disclosed in the “All Other Compensation” column consists of the following:

Name	Director Fees ($)	401(k) Plan - Employer Contributions ($)	Automobile ($)	Total All Other Compensation ($)
John E. Essen	25,235	20,501	7,203	52,939
Gerald T. Mueller	25,235	16,354	—	41,589
Michele M. Mueller	—	12,187	—	12,187

Proposed New Employment Agreement. In connection with the conversion and stock offering, CSB Financial and Community Savings Bank intend to enter into a new employment agreement with Mr. Essen. The new employment agreement will be executed and will become effective as of the date of the conversion and stock offering. Our continued success depends to a significant degree on Mr. Essen’s skills and competence, and the employment agreement is intended to ensure we maintain a stable management base following the conversion and stock offering.

The employment agreement will have an initial term that commences on the effective date of the conversion and stock offering and will continue until December 31, 2026. Commencing on January 1, 2027, the term will continue thereafter for three years. On January 1, 2028, and on each January 1 thereafter, the term of the employment agreement will extend for an additional year, so that the term again becomes three years, unless either Community Savings Bank or the executive, by written notice to the other given at least 30 days before a January 1 renewal date, notifies the other of its intent not to extend the term of the employment agreement. If a non-renewal notice is timely given by either Community Savings Bank or the executive, the term of the employment agreement will expire at the end of the then-current term. If a change in control occurs during the term of the employment agreement, the term will automatically renew for three years from the date of the change in control.

The employment agreement will provide Mr. Essen with an annual base salary of $241,732. The board of directors will review Mr. Essen’s base salary at least annually and the base salary may be increased, but not decreased, except for a decrease that is generally applicable to all employees. In addition to receiving base salary, Mr. Essen will participate in any bonus programs and benefit plans made available to senior management employees consistent with the terms of such plans and arrangements. Community Savings Bank will also reimburse Mr. Essen for all reasonable business expenses incurred in performing his duties.

If Mr. Essen’s employment terminates due to his involuntary termination by Community Savings Bank, his voluntary termination for good reason (as defined in the employment agreement), his disability, or his death, Mr. Essen, or his estate or named beneficiaries, as may be the case, will be entitled to receive the sum of (i) unpaid salary through the date of termination, (ii) unpaid expense reimbursements, (iii) unused paid time off, (iv) earned but unpaid short-term and long-term incentive compensation, and (v) vested benefits under any employee benefit plan of Community Savings Bank (the “Accrued Obligations”).

If Mr. Essen’s employment involuntary terminates for reasons other than cause, disability or death, or if he resigns for good reason not in connection with a change in control, he will receive the Accrued Obligations and a severance payment, paid in a lump sum, equal to: (i) base salary and bonuses he would be entitled to for the remaining unexpired term of the employment agreement, with such bonuses deemed to be equal to the highest bonus paid at any time during the three years before the year of termination, (ii) the present value of the contributions that would have been made on his behalf under Community Savings Bank’s defined contribution plans as if he had continued working for the remaining term of the employment agreement, and (iii) continued non-taxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by Community Savings Bank for Mr. Essen, at no cost to him, for the remaining unexpired term of the employment agreement.

If Mr. Essen’s employment involuntary terminates for reasons other than cause, disability or death, or if he resigns for good reason, in either event within 18 months following a change in control, he will receive the Accrued Obligations and a severance payment, paid in a lump sum, equal to: (i) three times the highest base salary paid at any time under the employment agreement and three times the highest bonus paid to him with respect to the three completed fiscal years before the year of termination, (ii) the present value of the contributions that would have been made on his behalf under Community Savings Bank’s defined contribution plans as if he had continued working for 36 months, and (iii) continued non-taxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by Community Savings Bank for Mr. Essen, at no cost to him, for 36 months. The severance benefits may be reduced if the severance benefits under the employment agreement or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

If Mr. Essen becomes disabled during the term of the employment agreement, he will be entitled to receive the Accrued Obligations and any benefits under all short-term or long-term disability plans maintained by Community Savings Bank for its executives. To the extent such benefits are less than Mr. Essen’s base salary, Community Savings Bank shall pay him an amount equal to the difference between such disability plan benefits and the amount of his base salary for the longer of one year following the termination of his employment due to disability or the remaining term of the employment agreement, payable according to the regular payroll practices of Community Savings Bank. Additionally, Community Savings Bank shall continue to provide non-taxable medical and dental coverage substantially comparable to the coverage provided to Mr. Essen before termination of employment due to disability, ceasing upon the earlier of (i) the date Mr. Essen returns to full-time employment with Community Savings Bank; (ii) his full-time employment by another employer; (iii) expiration of the remaining term of the employment agreement; or (iv) his death.

If Mr. Essen dies while employed by Community Savings Bank, his beneficiaries will receive the Accrued Obligations and his base salary, payable according to the regular payroll practices of Community Savings Bank, for a period of one year from the date of his death, and Community Savings Bank shall continue to provide non-taxable medical and dental insurance benefits normally provided to Mr. Essen’s family (according to its customary co-pay percentages) for 12 months after Mr. Essen’s death.

Upon termination of employment (other than a termination in connection with a change in control), Mr. Essen will be required to adhere to a one-year non-solicitation restriction and a six-month non-competition restriction.

Proposed New Change in Control Agreements. In connection with the conversion and stock offering, Community Savings Bank intends to enter into a new change in control agreement with Ms. Mueller and three other officers. Mr. Mueller did not enter into a change in control agreement due to his retirement on March 31, 2026.

The change in control agreement with Ms. Mueller will have an initial term that commences on the effective date of the conversion and stock offering and will continue until December 31, 2026. Commencing on January 1, 2027, the term will continue thereafter for three years. On January 1, 2028, and on each January 1 thereafter, the term of the change in agreement will extend for an additional year, so that the term again becomes three years, unless either Community Savings Bank or the executive, by written notice to the other given at least 30 days before a January 1 renewal date, notifies the other of its intent not to extend the term of the change in control agreement. If a non-renewal notice is timely given by either Community Savings Bank or the executive, the term of the change in control agreement will expire at the end of the then-current term. If a change in control occurs during the term of the change in control agreement, the term will automatically renew for three years from the date of the change in control.

If an executive’s employment involuntarily terminates for reasons other than cause, or if the executive resigns for “good reason,” (as defined in the change in control agreement), in either event after a change in control, the executive will receive a severance payment, paid in a single lump sum, equal to three times the sum of (a) the greater of: (i) the executive’s base salary in effect as of the date of termination or (ii) the executive’s base salary immediately before the change in control and (b) the highest rate of bonus earned by executive in the three calendar years immediately preceding the year in which the termination occurs. The executive will also receive, for a period of 36 months, continued non-taxable medical and dental coverage at no cost to the executive, or, if participation by the executive in the applicable health plans is not permitted or if providing such benefits would subject Community Savings Bank to penalties, the executive will receive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits. The change in control agreements include a “cutback” provision if the change in control severance benefits would otherwise result in “excess parachute payments” under Section 280G of the Code. The cutback would reduce the executive’s payments and benefits, if necessary, to avoid triggering an excise tax by reducing the total payments to an amount which is one dollar less than an amount equal three times the executive’s “base amount,” as determined according to Section 280G of the Code.

Supplemental Executive Retirement Plan. Community Savings Bank maintains the Community Savings Bank Supplemental Executive Retirement Plan (the “SERP”) to provide supplemental retirement benefits to Messrs. Essen and Mueller. Under the SERP, Messrs. Essen and Mueller will receive the normal retirement benefit if they separate from service for any reason other than cause or death on or after attaining age 65. Mr. Essen’s normal retirement benefit is $506,892 and Mr. Mueller’s normal retirement benefit is $369,000, each payable over a period of 10 years in equal annual installments.

If Messrs. Essen or Mueller separate from service for any reason other than cause or death before attaining age 65, Community Savings Bank shall pay to the executive his vested retirement benefit measured as of the date of separation from service, over a period of 10 years in equal annual installments. Messrs. Essen and Mueller vest in their retirement benefit over nine years, with 20% vesting after one year of plan participation, 40% vesting after three years of plan participation, 60% vesting after five years of plan participation, 80% vesting after seven years of plan participation and attaining 100% vesting after nine years of plan participation. Notwithstanding the vesting schedule, vesting will automatically increase to 100% upon the earlier of a change in control or the attainment of age 65. If Messrs. Essen or Mueller separate from service due to disability, the executive is entitled to his vested retirement benefit measured as of the date of disability over a period of 10 years in equal annual installments.

In the event of a change in control, Messrs. Essen and Mueller will receive their normal retirement benefit in a lump sum payable within 60 days following the date of the change in control.

Benefits payable under the SERP upon the separation from service of Messrs. Essen or Mueller may be delayed for a period of six months, if necessary, to comply with Section 409A of the Code.

Survivor Benefit Plans. Community Savings Bank maintains the Community Savings Bank Survivor Benefit Plan (the “Survivor Plan”) to provide a survivor benefit to the beneficiaries of certain key employees. Under the Survivor Plan, if a participant dies while employed, Community Savings Bank will pay the participant’s beneficiary an amount equal to 300% of the participant’s base salary. The benefit is payable over three years according to Community Savings Bank’s usual payroll practices, commencing in the second month following the participant’s death. Mr. Essen participates in the Survivor Plan.

Profit Sharing Plan. Community Savings Bank maintains the Community Savings Bank 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”), a tax-qualified defined contribution plan for eligible employees. The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees. Eligible employees become participants in the 401(k) Plan and may make salary deferrals under the plan and receive employer safe harbor non-elective contributions after having attained age 21 and completing three months of service. Employees become eligible for employer matching contributions on the first day of the first month of the plan year or the first day of the seventh month of the plan year coincident or next following the date an employee attains age 21 and completes three months of service.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, the maximum amount of compensation permitted by the Code. For 2026, the salary deferral contribution limit is $24,500, provided, however, that a participant over age 50 may contribute an additional $8,000 to the 401(k) Plan for a total of $32,500. A participant is always 100% vested in his or her salary deferral contributions and will vest in employer matching contributions and non-elective contributions over five years, with 20% vesting after one year and an additional 20% vesting in each subsequent year with 100% vesting after five years. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed following the participant’s termination of employment. However, participants may take in-service withdrawals from the 401(k) Plan in certain circumstances, including for loans.

Employee Stock Ownership Plan. Community Savings Bank intends to adopt an employee stock ownership plan, effective January 1, 2026, for eligible employees. It is anticipated that eligible employees will include employees who have attained age 21 and have completed one year of service. Employees employed as of January 1, 2026, will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the sum of the shares of CSB Financial common stock sold in the stock offering and contributed to the charitable foundation. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from CSB Financial equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Community Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the conversion and stock offering. If market conditions warrant, in the judgment of its trustee, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion and stock offering, subject to applicable regulatory approvals or non-objections.

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among the participants’ accounts based on each participant’s proportional share of compensation relative to all participants. Participants will become 100% vested upon completion of four years of service, with 25% vesting for each year of service. Participants who were employed by Community Savings Bank immediately before the completion of the conversion and stock offering will receive credit for vesting purposes for years of service before adoption of the employee stock ownership plan. Participants will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment. The employee stock ownership plan will reallocate any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, CSB Financial will record compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of CSB Financial common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of CSB Financial.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2025, certain information as to the total renumeration paid to our non-employee directors. Messrs. Essen and Mueller each received director fees of $25,235 for the year ended December 31, 2025, which are included in the above Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Donna J. Gunn	25,235	—	25,235
Ruth A. Lung	28,235	—	28,235
George S. Pearce	28,235	—	28,235
James R. Smith	34,235	—	34,235

Director Fees. For the year ended December 31, 2025, the non-employee directors of Community Savings Bank received an annual retainer of $21,735. Each director received an additional $1,500 payment for continuing as a director for at least five years. In 2025, all directors received a discretionary bonus of $2,000. Mr. Smith received an additional $6,000 and an additional $3,000 in 2025 for his service as board chair and committee chair, respectively. Mr. Pearce received $3,000 in 2025 for his service as a committee chair. Ms. Lung received $3,000 in 2025 for her service as Secretary.

Each individual who serves as a director of CSB Financial also serves as a director of Community Savings Bank. Initially, the non-employee directors of CSB Financial will receive director fees only in their capacity as a director of Community Savings Bank. Following the completion of the conversion and stock offering, CSB Financial may also determine to pay director fees but has not determined to do so at this time.

Benefits to be Considered Following Completion of the Conversion and Stock Offering

Stock-Based Benefit Plans. Following the conversion and stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted stock awards (including restricted stock units). The stock-based benefit plans will not be adopted sooner than six months after the conversion and stock offering, and, if adopted within 12 months after the conversion and stock offering, stockholders must approve the plans by a majority of the votes eligible to be cast. If the stock-based benefit plans are established more than 12 months after the conversion and stock offering, stockholders must approve the plans by a majority of votes cast. Also, if adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the sum of the shares sold in the stock offering and contributed to the charitable foundation.

The following additional restrictions would apply to our stock-based benefit plans if we adopt such plans within 12 months after the conversion and stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the sum of the shares sold in the stock offering and contributed to the charitable foundation, unless Community Savings Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the sum of the shares sold in the stock offering and contributed to the charitable foundation;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of CSB Financial or Community Savings Bank.

We have not determined whether we will present stock-based benefit plans for stockholder approval before or after 12 months after the completion of the conversion and stock offering.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of the common stock of CSB Financial when the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	Value of Shares Awarded at Minimum of Offering Range	Value of Shares Awarded at Midpoint of Offering Range	Value of Shares Awarded at Maximum of Offering Range	Value of Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$8.00	$308	$361	$414	$474
10.00	385	451	517	593
12.00	462	541	620	711
14.00	539	631	724	830

The grant-date fair value of the options granted under the new stock-based benefit plans will be based in part on the price of shares of common stock of CSB Financial when the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	Value of Options at Minimum of Offering Range	Value of Options at Midpoint of Offering Range	Value of Options at Maximum of Offering Range	Value of Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)
$8.00	$1.43	$138	$161	$185	$212
10.00	2.74	264	309	354	406
12.00	4.33	417	488	560	642
14.00	6.08	585	686	786	901

The above tables are provided for informational purposes only. There can be no assurance that our stock price will not trade below the offering price of $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors.”

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. If the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the stock offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the conversion and stock offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the stock offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering set forth under “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

Name	Number of Shares (1)	Aggregate Purchase Price (1)	Percent Sold at Minimum of Offering Range (2)
Directors
John E. Essen	25,000	$250,000	2.7
Donna J. Gunn	12,500	125,000	1.3
Ruth A. Lung	10,000	100,000	1.1
Gerald T. Mueller	10,000	100,000	1.1
George S. Pearce	5,000	50,000	*
James R. Smith	14,000	140,000	2.5
Executive Officers Who are Not Directors
Steven M. Ernst	1,500	15,000	*
Jennifer L. Luck	3,500	35,000	*
Michele M. Mueller	10,000	100,000	1.1
All directors and executive officers as a group	91,500	$915,000	9.8%

*	Less than 1.0%
(1)	Includes intended purchases by the named individual’s associates, if any, except for Gerald T. Mueller and Michele M. Mueller whose intended purchases are shown individually. Mr. and Mrs. Mueller are associates of each other because they are married.
(2)	The shares to be contributed to the charitable foundation are excluded in calculating percentages.

THE CONVERSION AND STOCK OFFERING

The board of directors of Community Savings Bank has unanimously approved the plan of conversion. The plan of conversion provides for the establishment and funding of the charitable foundation. The plan of conversion must also be approved by Community Savings Bank’s members (its depositors). The establishment and funding of the charitable foundation must also be approved by the members, by a separate vote. A special meeting of members has been called for this purpose. Community Savings Bank has filed an application with respect to the conversion and stock offering with the ODFI and a notice of conversion with the FDIC. CSB Financial has filed a holding company application with the Federal Reserve Board. The approvals of the ODFI and the Federal Reserve Board and the non-objection of the FDIC are required before we can consummate the conversion and stock offering. Any approval by the ODFI and the Federal Reserve Board and any non-objection of the FDIC does not constitute a recommendation or endorsement of the plan of conversion.

General

The board of directors of Community Savings Bank unanimously adopted and approved the plan of conversion on March 5, 2026. According to the plan of conversion, Community Savings Bank will convert from the mutual form of organization to the stock form of organization. In connection with the conversion and stock offering, Community Savings Bank has organized CSF Financial, a Maryland corporation, which will offer and sell shares of common stock to the public in an initial public stock offering. When the conversion and stock offering is completed, all of the outstanding capital stock of Community Savings Bank will be owned by CSB Financial, and all of the outstanding common stock of CSB Financial will be owned by its stockholders.

CSB Financial expects to retain between $3.0 million and $4.4 million of the net proceeds of the stock offering, or $5.2 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. Community Savings Bank will receive from CSB Financial a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that CSB Financial will contribute to Community Savings Bank $3.9 million, $4.7 million, $5.5 million and $6.5 million of the net proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The conversion and stock offering will be consummated only upon the sale of at least 935,000 shares of our common stock.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our tax-qualified employee benefit plans (specifically our employee stock ownership plan), Supplemental Eligible Account Holders and Other Members (each as defined below). If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with preference given to natural persons (and trusts of natural persons) residing in Clermont and Highland Counties in Ohio. In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Performance Trust, acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in any community offering or any syndicated community offering. The community offering and/or syndicated community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the ODFI and FDIC. See “ – Community Offering” and “ – Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the stock offering based upon an independent valuation of the estimated consolidated pro forma market value of CSB Financial, assuming the conversion and stock offering are completed. All shares of common stock to be sold in the stock offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the stock offering will be determined at the completion of the stock offering. See “ – Determination of Share Price and Number of Shares to be Issued” for additional information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the plan of conversion. We recommend reading the plan of conversion in its entirety for additional information. A copy of the plan of conversion is available for inspection at each banking office of Community Savings Bank and as described in the section of this prospectus entitled “Where You Can Find Additional Information.” The plan of conversion is also filed as an exhibit to Community Savings Bank’s application for conversion and notice of conversion, of which this prospectus is a part, copies of which may be obtained from the ODFI and FDIC, respectively. The plan of conversion is also filed as an exhibit to CSB Financial’s registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website (www.sec.gov).

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the stock offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees;

•	to offer our customers and employees an opportunity to purchase an equity interest in Community Savings Bank by purchasing shares of common stock of CSB Financial; and

•	to support and enhance Community Savings Bank’s charitable giving in its local community.

Mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Community Savings Bank has not required these capital tools and stock incentives in the past, they could prove to be important to implementing our business strategy, and management believes that the additional capital raised in the stock offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

Approvals Required

The affirmative vote of two-thirds of the total votes eligible to be cast by the members of Community Savings Bank is required to approve the plan of conversion. The affirmative vote of a majority of the total votes eligible to be cast by the members of Community Savings Bank is required to approve the establishment and funding of the charitable foundation. A special meeting of members to consider and vote upon the plan of conversion and the establishment and funding of the charitable foundation has been scheduled for June _____, 2026. Community Savings Bank will send a proxy statement to members who are eligible to vote at the special meeting to solicit their votes in favor of the plan of conversion and establishment and funding of the charitable foundation, along with a copy of this prospectus. According to federal regulations, the proxy statement and prospectus generally must be mailed within ten days after the proxy statement is approved by the applicable bank regulators and the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission. The plan of conversion also must be approved by the ODFI and the FDIC must grant its non-objection to the plan of conversion. Additionally, the Federal Reserve Board must approve CSB Financial’s bank holding company application. We cannot consummate the conversion and the stock offering without satisfying the conditions contained in these approvals.

Effects of Conversion on Depositors and Borrowers

Continuity. While the conversion is being accomplished, Community Savings Bank’s normal business of accepting deposits and making loans will continue without interruption. It will continue to be an Ohio state-chartered bank and will continue to be regulated by the ODFI and FDIC. After the conversion and stock offering, we will continue to offer existing services to depositors, borrowers and other customers. Upon the completion of the conversion and stock offing, the individuals serving as directors of Community Savings Bank will continue to serve as the directors of Community Savings Bank and will serve as the directors of CSB Financial.

Effect on Deposit Accounts. According to the plan of conversion, each depositor of Community Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. All loans outstanding from Community Savings Bank will be unaffected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion and stock offering.

Effect on Voting Rights of Members. Currently, all of our depositors are members of and have voting rights in Community Savings Bank as to all matters requiring membership action, such as the annual election of directors of Community Savings Bank and significant corporate transactions, including a mutual-to-stock conversion. Upon completion of the conversion and stock offering, Community Savings Bank will cease to have members and the former members will no longer have voting rights in Community Savings Bank. Upon completion of the conversion and stock offering, all voting rights in Community Savings Bank will be vested in CSB Financial as the sole stockholder of Community Savings Bank. The stockholders of CSB Financial will possess exclusive voting rights with respect to CSB Financial’s common stock.

Tax Effects. We have received opinions of our counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion and stock offering will not be taxable for federal or Ohio state income tax purposes to Community Savings Bank or its members. See “ – Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of Community Savings Bank has both a deposit account in Community Savings Bank and a pro rata ownership interest in the net worth of Community Savings Bank based upon the deposit balance in the depositor’s account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Community Savings Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Community Savings Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes their account receives a portion or all, respectively, of the balance in the deposit account upon such withdrawal, but nothing in exchange for their ownership interest in the net worth of Community Savings Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Community Savings Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Community Savings Bank were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to depositors as of December 31, 2024 and March 31, 2026, who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to CSB Financial as the sole owner of Community Savings Bank’s capital stock. A post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “ – Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the stock offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained FinPro, an independent appraisal firm, to prepare an independent valuation appraisal. For its services, FinPro will receive a fee of $35,000 for preparing the initial valuation and $5,000 for each updated valuation, including the final updated valuation, as well as expense reimbursement up to $2,000.

We are not affiliated with FinPro, and neither we nor FinPro has an economic interest in, or is held in common with, the other. FinPro represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway FinPro from serving in the role of our independent appraiser.

We have agreed to indemnify FinPro and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its gross negligence, bad faith or willful misconduct.

The independent valuation appraisal considered the pro forma impact of the conversion and stock offering. Consistent with applicable federal appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the remaining two methodologies were based upon the current market valuations of the group of comparable companies identified by FinPro, which are listed below, subject to valuation adjustments applied by FinPro to account for the primary differences between us and our peer group, which are further discussed below. Because FinPro concluded that asset size is not a strong determinant of market value, FinPro did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions. FinPro placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value.

The independent valuation was prepared by FinPro in reliance upon the information contained in this prospectus, including our financial statements. FinPro also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and stock offering on our equity and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of 10 publicly-traded banks and bank holding companies that FinPro considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). Because of the initial and continuing listing standards of Nasdaq and the New York Stock Exchange, including public float and round lot holders requirements, as well as the fact that many of the smaller converted thrifts ultimately de-list their shares from Nasdaq and/or are acquired by larger companies, each of the peer group companies has a comparatively larger asset size than Community Savings Bank. The peer group companies selected also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, the peer group companies were limited to the following selection criteria:

•	selected all fully converted thrifts located in the West, Midwest, Northeast and Mid-Atlantic Regions;

•	excluded institutions that have recently converted, as the earnings of newly converted institutions do not reflect a full year’s benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward, respectively;

•	eliminated institutions with assets in excess of $2.2 billion as these entities have greater financial and managerial resources and a broader branch network; and

•	eliminated institutions in the process of being acquired in a merger and acquisition transaction.

The following table presents information regarding the peer group companies used by FinPro in its appraisal.

Company Name (Ticker Symbol)	Exchange	Headquarters	Total Assets (in millions) (1)
Broadway Financial Corporation (BYFC)	Nasdaq	Los Angeles, CA	$1,336
BV Financial, Inc. (BVFL)	Nasdaq	Baltimore, MD	912
Finward Bancorp (FNWD)	Nasdaq	Munster, IN	2,021
First Northwest Bancorp (FNWB)	Nasdaq	Port Angeles, WA	2,108
First Seacoast Bancorp, Inc. (FSEA)	Nasdaq	Dover, NH	610
Northeast Community Bancorp, Inc. (NECB)	Nasdaq	White Plains, NY	2,064
NSTS Bancorp, Inc. (NSTS)	Nasdaq	Waukegan, IL	270
Provident Financial Holdings, Inc. (PROV)	Nasdaq	Riverside, CA	1,228
Riverview Bancorp, Inc. (RVSB)	Nasdaq	Vancouver, WA	1,512
Timberland Bancorp, Inc. (TSBK)	Nasdaq	Hoquiam, WA	2,006

(1)	Total assets are as of December 31, 2025.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated offering expenses of $1.6 million, an assumed after-tax rate of return on the net offering proceeds of 2.75% and purchases in the open market of 4.0% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of February 18, 2026, the estimated pro forma market value of CSB Financial (including the value of the 27,500 shares of CSB Financial common stock to be contributed to the charitable foundation valued at the initial offering price of $10.00 per share) ranged from $9.6 million to $12.9 million, with a midpoint of $11.3 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale in the stock offering equals the aggregate offering price of the shares (excluding the 27,500 shares to be contributed to the charitable foundation) divided by the price per share. Based on the valuation range and the $10.00 price per share, and excluding the 27,500 shares to be contributed to the charitable foundation, the minimum of the offering range is 935,000 shares, the midpoint of the offering range is 1,100,000 shares, and the maximum of the offering range is 1,265,000 shares, or 1,454,750 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for the peer group companies and for CSB Financial (on a pro forma basis) that FinPro utilized in its appraisal. These ratios are based on CSB Financial’s book value, tangible book value and core earnings as of and for the twelve months ended December 31, 2025, annualized. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of February 18, 2026. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicate a premium of 45.75% on a core earnings value basis, a discount of 45.93% on a price-to-book value basis and a discount of 46.84% on a price-to-tangible book value basis.

	Price-to-core earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
CSB Financial (pro forma basis, assuming completion of the conversion and stock offering):
Adjusted Maximum	26.32	x	55.01%	55.13%
Maximum	23.81	x	51.15%	51.26%
Midpoint	21.28	x	47.33%	47.44%
Minimum	18.87	x	43.03%	43.12%

Valuation of peer group companies, all of which are fully converted (historical basis):
Average	14.67	x	85.98%	90.49%
Median	14.60	x	87.43%	89.08%

(1)	Price-to-earnings multiples calculated by FinPro are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by FinPro in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the FDIC, if required, as a result of subsequent developments in our financial condition or market conditions generally. If the independent valuation is updated to update our pro forma market value to less than $9.6 million or more than $14.8 million (including the value of the 27,500 shares to be contributed to the charitable foundation), the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. FinPro did not independently verify our financial statements and other information that we provided to them, nor did FinPro independently value our assets or liabilities. The independent valuation considers Community Savings Bank as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the stock offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $14.8 million (including the value of the 27,500 shares to be contributed to the charitable foundation), which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 1,454,750 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “ – Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the stock offering.

If the update to the independent valuation at the conclusion of the stock offering results in an increase in the maximum of the valuation range to more than $14.8 million (including the value of the 27,500 shares to be contributed to the charitable foundation), resulting in a corresponding increase in the offering range to more than 1,454,750 shares, or a decrease in the minimum of the valuation range to less than $9.6 million (including the value of the 27,500 shares to be contributed to the charitable foundation) and a corresponding decrease in the offering range to fewer than 935,000 shares, then we will promptly return, with interest at a rate of 0.15% per annum, all funds received in the stock offering and cancel deposit account withdrawal authorizations. After consulting with the ODFI and FDIC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the ODFI and FDIC in order to complete the conversion and stock offering. If we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel their stock order and return their subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the ODFI and the FDIC, for periods of up to 90 days.

An increase in the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the stock offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

A copy of FinPro’s conversion valuation appraisal report is filed as an exhibit to the Registration Statement filed by CSB Financial with the Securities and Exchange Commission, of which this prospectus forms a part. See “Where You Can Find Additional Information.”

Adjustments to Independent Appraisal

In preparing the independent appraisal, FinPro made certain upward and downward adjustments to the estimated pro forma market value of CSB Financial relative to the peer group. An upward adjustment relative to the peer group was made for balance sheet growth due to Community Savings Bank’s asset growth rate being above that of the peer group.

Downward adjustments relative to the peer group were made for financial condition; earnings quality, predictability and growth; dividends; and liquidity of the issue. Financial condition was adjusted downward primarily due to Community Savings Bank’s smaller asset size, higher level of borrowings, and lower level of non-interest-bearing deposits to total deposits. Earnings quality, predictability and growth was adjusted downward primarily due to Community Savings Bank’s lower levels of profitability and noninterest income and higher level of noninterest expense. Dividends was adjusted downward due to CSB Financial’s less favorable capacity to pay dividends based on its lower pro forma earnings. Liquidity of the issue was adjusted downward due to CSB Financial’s lower pro forma market capitalization and pro forma number of outstanding shares.

No adjustments relative to the peer group were made for market area, recent regulatory matters, management, and marketing of the issue.

Subscription Offering and Subscription Rights

According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and will be subject to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “ – Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on December 31, 2024 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 17,500 shares ($175,000) of our common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make their total allocation equal to the lesser of 100 shares or the number of shares for which they subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of their Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on their stock order form all deposit accounts in which they had an ownership interest as of the close of business on December 31, 2024. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding December 31, 2024.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, specifically our employee stock ownership plan which we are establishing in connection with the conversion, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation. Our employee stock ownership plan intends to purchase up to 8% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. Alternatively, subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor (other than officers and directors of Community Savings Bank and their associates) with a Qualifying Deposit at the close of business on March 31, 2026, who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”), will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 17,500 shares ($175,000) of common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at the close of business on March 31, 2026. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, by our tax-qualified employee benefit plans and by Supplemental Eligible Account Holders, each depositor as of the close of business on ____________, 2026, who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”), will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 17,500 shares ($175,000) of common stock or 0.10% of the total number of shares of common stock issued in the stock offering, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make their total allocation equal to the lesser of 100 shares of common stock or the number of shares for which they subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of their subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts and eligible loan accounts in which they had an ownership interest as of the close of business on March 31, 2026. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The Subscription Offering will expire at 5:00 p.m., Eastern time, on June ____, 2026, unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the ODFI and FDIC, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised before the expiration date will become void.

We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 935,000 shares within 45 days after the June ____, 2026 expiration date, and the ODFI and FDIC have not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the stock offering will be returned promptly to the subscribers with interest at a rate of 0.15% per annum, without any deduction for fees or offering expenses, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond __________, 2026 is granted by the ODFI and FDIC, we will resolicit subscribers as described under “ – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering – Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, the Supplemental Eligible Account Holders and the Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with preference given to natural persons (and trusts of natural persons) residing in Clermont and Highland Counties in Ohio.

Persons who place orders in any community offering may purchase up to 17,500 shares ($175,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in any community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the stock offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (and trusts of natural persons) residing in Clermont and Highland Counties in Ohio, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in Clermont and Highland Counties in Ohio. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Clermont and Highland Counties, has a present intent to remain there for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence there, together with an indication that this presence within Clermont and Highland Counties in Ohio is something other than merely transitory in nature. We may use our deposit or loan records or other evidence provided to us to decide whether a person is a resident of Clermont and Highland Counties in Ohio. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering, if any, may begin at the same time as, during or after the subscription offering. We will not execute stock orders until we have received orders to purchase at least the minimum number of shares of common stock. The community offering, if any, is expected to conclude at 5:00 p.m., Eastern time, on June ____, 2026, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the community offering, if any, for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond ___________, 2026. If an extension beyond _________, 2026 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel their stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond June _____, 2028, which is two years after the date of Community Savings Bank’s special meeting of members.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public. If a syndicated community offering is held, Performance Trust will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Performance Trust may form a syndicate of other broker-dealers who are FINRA member firms. Neither Performance Trust nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in any syndicated community offering.

In any syndicated community offering, any person may purchase up to 17,500 shares ($175,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the ODFI and the FDIC permit otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated. Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the expiration of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

The syndicated community offering will be conducted according to certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Community Savings Bank deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $9.4 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the stock offering, the funds will be promptly returned with interest at a rate of 0.15% per annum.

The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among Community Savings Bank and CSB Financial, on one hand, and Performance Trust, on the other hand.

Expiration Date. The syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. If held, the syndicated community offering is expected to conclude at 5:00 p.m., Eastern time, on June ____, 2026, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the syndicated community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond _________, 2026. If an extension beyond ________, 2026 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the syndicated community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel their stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond June ____, 2028, which is two years after the date of the special meeting of members.

If for any reason we cannot conduct a syndicated community offering of shares of common stock, or if we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, including an underwritten public offering, if possible. The ODFI, FDIC and FINRA must approve any such arrangements.

Limitations on Common Stock Purchases

In addition to limitations on individual purchases described above, the plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the stock offering:

•	No person or entity, together with any associate or group of persons acting in concert, may purchase more than 25,000 shares ($250,000) of common stock sold in all categories of the stock offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation (including shares issued in the event of an increase in the offering range of up to 15%);

•	The maximum number of shares of common stock that may be purchased in all categories of the stock offering by our senior officers and directors and their associates, in the aggregate, may not exceed 33% of the shares sold in the stock offering; and

•	The minimum purchase by each person purchasing shares in the stock offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required regulatory approvals, we may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and who indicated a desire on their stock order form to be resolicited, will be, and, in our sole discretion some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. If a purchase limitation is increased to 5% of the stock sold in the stock offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10% of the total shares of the common stock sold in the stock offering. Any such requests to purchase additional shares of common stock if a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the stock offering, shares will be allocated in the following order of priority according to the plan of conversion:

(i)	if there is an oversubscription at the Eligible Account Holder, tax-qualified employee benefit plans, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(ii)	to fill unfulfilled subscriptions in the community offering, with preference given to natural persons (and trusts of natural persons) residing in Clermont and Highland Counties in Ohio.

The term “associate” of a person means:

(1)	any corporation or organization, other than Community Savings Bank, CSB Financial or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Community Savings Bank or CSB Financial.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address at either the December 31, 2024 eligibility record date, the March 31, 2026 supplemental eligibility record date or ___________, 2026 voting record date generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the stock offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Community Savings Bank or CSB Financial for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the stock offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of FINRA, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “ – Restrictions on Transfer of Subscription Rights and Shares,” “ – Other Restrictions” and “Restrictions on Acquisition of CSB Financial.”

Plan of Distribution; Selling Agent and Underwriter Compensation

General. To assist in the marketing of our shares of common stock, we have retained Performance Trust, which is a broker-dealer registered with FINRA. In its role as marketing agent, Performance Trust will:

•	consult with us as to the marketing implications of the plan of conversion;

•	review the financial impact of the stock offering on CSB Financial and Community Savings Bank, based upon the independent appraisal;

•	review all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in the design and implementation of a marketing strategy for the stock offering;

•	assist in the design and implementation of a marketing strategy for the offering, including assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers; and

•	provide general advice and assistance as may be reasonably requested by us to promote the successful completion of the stock offering.

Subscription Offering and Community Offering. For these services, Performance Trust will receive:

•	a management fee of $30,000, which has been paid as of the date of this prospectus; and

•	a success fee equal to the greater of (i) $300,000 and (ii) the sum of 1.0% of the aggregate purchase price of the shares of common stock sold in the subscription offering and 2.0% of the aggregate purchase price of the shares of common stock sold in any community offering, except that, for purposes of this calculation, a success fee of 5.0% of the aggregate purchase price of the shares of common stock sold in any community offering shall apply to purchases by “institutional accredited investors” (as defined in federal securities regulations) that were solicited and/or initiated by Performance Trust.

The $30,000 management fee will be credited against the success fees. Shares of common stock sold to the employee stock ownership plan and to our directors, officers and employees and their immediate family members, and shares contributed to the charitable foundation, shall be excluded from the calculation of all success fees.

Syndicated Community Offering. If any shares of common stock are sold through a group of broker-dealers in a syndicated community offering, we will pay fees of 5.0% of the aggregate dollar amount of shares of common stock sold in the syndicated community offering by Performance Trust and any other broker-dealers included in the syndicated community offering. Any syndicated offering will be on a best efforts basis, and Performance Trust will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription offering and any community offering.

Expenses. In its role as financial advisor, Performance Trust also will be reimbursed for its legal fees and expenses up to a maximum of $100,000 and for its other out-of-pocket expenses up to $10,000 (which may be increased to up to $20,000 in the aggregate in the event of a resolicitation of subscribers).

Other. Performance Trust has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for shares of CSB Financial common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the stock offering. Performance Trust expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Records Agent and Stock Information Center Management

In addition to engaging Performance Trust to assist in the marketing of shares of our common stock, we have engaged Performance Trust to act as our records agent and stock information center manager in connection with the stock offering. In its role as records agent and stock information center manager, Performance Trust will, among other things, assist with:

•	processing of customer accounts, including account consolidation;

•	Coordinating labeling and mailing of stock offering and proxy solicitation materials with our financial printer;

•	coordinating vote solicitation and vote tabulation for the special meetings of members;

•	organization and supervision of the Stock Information Center; and

•	providing employee training.

For these services Performance Trust will receive fees totaling $30,000, of which $10,000 has been paid as of the date of this prospectus and the remainder payable upon closing of the stock offering. These fees can be increased by up to $10,000 if there are unusual or additional items or duplication of service required as a result of a material change in the regulations or the plan of conversion or a material delay or other similar events. In its role as records agent and stock information center manager, Performance Trust will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $30,000.

Indemnity

We will generally indemnify Performance Trust against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Solicitation of Offers by Our Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Community Savings Bank may assist in the stock offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Performance Trust. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the stock offering.

Prospectus Delivery

To ensure that each purchaser in the subscription offering and any community offering receives a prospectus at least 48 hours before the expiration of the stock offering according to Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days before the expiration date or hand deliver a prospectus any later than two days before that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus according to Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In any syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by Performance Trust or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Performance Trust or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription Offering and any Community Offering

Expiration Date. The subscription offering and any community offering will expire at 5:00 p.m., Eastern time, on June _____, 2026, unless we extend one or both for up to 45 days, with the approval of the ODFI and FDIC, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the stock offering. Any extension of the subscription offering and/or any community offering beyond ________, 2026 would require the ODFI and the FDIC’s approval. If the stock offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.15% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.15% per annum and without any deduction for fees or offering expenses, for funds received in the subscription offering and any community offering. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before the June ____, 2026 expiration date of the stock offering, according to Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Execution of a stock order form will confirm receipt of delivery according to Rule 15c2-8. Stock order forms will be distributed only with, or preceded by, a prospectus.

We reserve the right in our sole discretion to terminate the stock offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.15% per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We will not accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 5:00 p.m., Eastern time, on June _____, 2026. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

Submitting Your Stock Order Form and Payment. Your completed and signed stock order form and full payment may be returned to us by:

•	overnight delivery to the Stock Information Center address indicated on the stock order form for this purpose;

•	in-person delivery to Community Savings Bank’s main office located at 503 West Plane Street in Bethel, Ohio; or

•	regular mail using the stock order reply envelope provided.

In-person delivery of stock order forms will be accepted only at Community Savings Bank’s main office. Do not return your stock order form to Community Savings Bank’s branch office in Greenfield, Ohio. Do not mail stock order forms to any of Community Savings Bank’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the stock offering. If you are ordering shares in the stock offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the stock offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Community Savings Bank, the Federal Deposit Insurance Corporation, the federal government or any state government or agency, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription offering and any community offering may be made by:

(i)	personal check, bank check or money order, made payable to CSB Financial Inc.;

(ii)	authorization of withdrawal of available funds from your Community Savings Bank deposit account(s); or

(iii)	cash. Do not remit cash by mail.

Appropriate means for designating withdrawals from deposit account(s) at Community Savings Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the stock offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s) on the day the order form is received by us. Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Community Savings Bank and will earn interest at 0.15% per annum from the date payment is processed until the stock offering and stock offering is completed or terminated.

You may not remit any type of third-party checks (including those payable to you and endorsed over to CSB Financial, Inc.) or a Community Savings Bank line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at Community Savings Bank. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Community Savings Bank deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). If permitted by the FDIC, if we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the stock offering is not completed by __________, 2026. If the subscription offering and any community offering are extended past ________, 2026, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.15% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

By regulation, Community Savings Bank is prohibited from lending funds or extending credit to any persons to purchase shares of common stock in the stock offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the stock offering, it will not be required to pay for such shares until completion of the stock offering, provided that there is a loan commitment from an unrelated financial institution or CSB Financial to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Community Savings Bank or other retirement account to purchase shares of common stock in the stock offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Community Savings Bank’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in a Community Savings Bank IRA, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the custodian of your choice. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Community Savings Bank or elsewhere, to purchase shares of common stock should contact the Stock Information Center for guidance as soon as possible, preferably at least two weeks before the ___________, 2026, subscription offering deadline. Processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription offering and any community offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and stock offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. You may not be able to sell the shares of common stock that you purchased until a statement reflecting your ownership of shares of common stock is available and delivered to you, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of their purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for their account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account. Taking this action may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that they are purchasing shares solely for their own account and that they has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the stock offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the stock offering. If you have questions regarding the conversion or stock offering, call our Stock Information Center at _____________. The Stock Information Center is accepting telephone calls Monday through Friday, between 9:00 a.m. and 5:00 p.m., Eastern time, excluding bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Community Savings Bank before the completion of the conversion and stock offering, all claims of creditors of Community Savings Bank, including those of its depositors (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Community Savings Bank remaining, depositors of Community Savings Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit accounts in Community Savings Bank immediately before liquidation.

The plan of conversion provides for the establishment, upon the completion of the conversion and stock offering, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Community Savings Bank as of the date of its latest balance sheet contained in this prospectus. In the unlikely event that Community Savings Bank were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to CSB Financial in its capacity as the sole holder of Community Savings Bank capital stock. By regulation, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Community Savings Bank after the conversion and stock offering with a liquidation interest in the unlikely event of the complete liquidation of Community Savings Bank after the conversion and stock offering. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain their deposit account at Community Savings Bank, would be entitled, on a complete liquidation of Community Savings Bank after the conversion and stock offering, to an interest in the liquidation account before any payment to the stockholders of CSB Financial. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Community Savings Bank as of the close of business on December 31, 2024 or March 31, 2026, as applicable. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on December 31, 2024 or March 31, 2026 bears to the balance of all such deposit accounts in Community Savings Bank on such dates.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion and stock offering, the amount in any such deposit account is less than the amount in the deposit account as of the close of business on December 31, 2024 or March 31, 2026, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holder would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to CSB Financial in its capacity as the sole stockholder of Community Savings Bank.

Material Income Tax Consequences

Consummation of the conversion and stock offering is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion and stock offering will not be a taxable transaction to Community Savings Bank, CSB Financial, Eligible Account Holders, and Supplemental Eligible Account Holders, and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Community Savings Bank or CSB Financial would prevail in a judicial proceeding.

Community Savings Bank and CSB Financial have received an opinion from its counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion and stock offering, which includes the following:

1.	The conversion of Community Savings Bank to an Ohio state-chartered stock bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Community Savings Bank will not recognize any gain or loss upon the receipt of money from CSB Financial in exchange for shares of common stock of Community Savings Bank.

3.	The basis and holding period of the assets received by Community Savings Bank, in stock form, from Community Savings Bank, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion and stock offering.

4.	No gain or loss will be recognized by account holders of Community Savings Bank, including Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, upon the issuance to them of withdrawable deposit accounts in Community Savings Bank, in stock form, in the same dollar amount and under the same terms as held at Community Savings Bank, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Community Savings Bank, in stock form, in exchange for their ownership interests in Community Savings Bank, in mutual form.

5.	The basis of the account holders’ deposit accounts in Community Savings Bank, in stock form, will be the same as the basis of their deposit accounts in Community Savings Bank, in mutual form. The basis of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the fair market value of the nontransferable subscription rights will be zero, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the stock offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of CSB Financial common stock, provided that the amount to be paid for CSB Financial common stock is equal to the fair market value of CSB Financial common stock.

7.	It is more likely than not that the basis of the shares of CSB Financial common stock purchased in the stock offering will be the purchase price. The holding period of the CSB Financial common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by CSB Financial on the receipt of money in exchange for shares of CSB Financial common stock sold in the stock offering.

In the view of FinPro (which is acting as independent appraiser of the appraised value of the shares of CSB Financial common stock), the subscription rights do not have any value for the reasons set forth above. FinPro’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and CSB Financial could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The opinion as to the basis in the liquidation account set forth in items 4 and 5 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation of a solvent bank (other than as set forth below); (ii) the interests in the liquidation account are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Community Savings Bank are reduced; and (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets and liabilities by a credit union. In addition, we have received a letter from FinPro stating its belief that the benefit provided by the Community Savings Bank liquidation account does not have any economic value as of the effective time of the conversion and stock offering. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Community Savings Bank liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion and stock offering, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the conversion and stock offering.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Community Savings Bank, its members, CSB Financial, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that CSB Financial or Community Savings Bank would prevail in a judicial or administrative proceeding.

Wipfli Advisory, LLC has issued an opinion regarding the Ohio income tax consequences consistent with the federal income tax opinion.

The federal and state income tax opinions are filed as exhibits to CSB Financial’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Restrictions on Purchase or Transfer of Our Shares after the Conversion and Stock Offering

The shares of common stock being acquired by the directors, executive officers of Community Savings Bank, and their associates, are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the stock offering by a director or an executive officer of CSB Financial or Community Savings Bank generally may not be sold for a period of one year following the closing of the conversion and stock offering, except in the event of the death of the director or executive officer. Each statement of ownership or certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of CSB Financial also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion and stock offering, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the FDIC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Applicable conversion regulations prohibit CSB Financial from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with any applicable regulatory approval) or tax-qualified employee stock benefit plans.

CHARITABLE FOUNDATION

General

In furtherance of our commitment to the communities in our market area, the plan of conversion provides that we will establish a new charitable foundation, named Community Savings Bank Foundation Inc., as a non-stock, nonprofit Delaware corporation in connection with the conversion and stock offering. The charitable foundation will be funded with cash and shares of our common stock, as described below. By further enhancing our visibility and reputation in the communities within our market area, we believe that the charitable foundation will enhance the long-term value of Community Savings Bank’s community banking franchise. The conversion and stock offering present a unique opportunity to provide a substantial and continuing benefit to our community through the charitable foundation. The establishment and funding of the charitable foundation is subject to regulatory approval and approval by Community Savings Bank’s members.

Purpose of the Charitable Foundation

In connection with the conversion and stock offering, we intend to contribute to the charitable foundation $100,000 in cash and 27,500 shares of our common stock (valued at the initial offering price of $10.00 share), for an aggregate contribution of $375,000.

The purpose of the charitable foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes and may be able to support these activities in ways that are not presently available to us.

Funding the charitable foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the conversion and stock offering is completed because the charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the charitable foundation will maintain close ties with Community Savings Bank, forming a partnership within the communities in which Community Savings Bank operates.

Structure of the Charitable Foundation

The charitable foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of John E. Essen and Donna J. Gunn, directors of Community Savings Bank, and one other individual whose selection is pending. We are required to select one person to serve on the initial board of directors who is not one of our officers or directors and who should have experience with local charitable organizations and grant making. This requirement will last for five years from the effective date of the conversion and stock offering. As of the date of this prospectus, we have not selected the individual to serve as the director to satisfy these requirements. For five years after the conversion and stock offering, at least one seat on the charitable foundation’s board of directors will also be reserved for a director of Community Savings Bank.

The board of directors of the charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, the directors of the charitable foundation will be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The charitable foundation’s place of business will be located at Community Savings Bank’s main office. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable banking regulations governing transactions between Community Savings Bank and the charitable foundation.

The charitable foundation will receive working capital from the initial cash contribution and:

(i)	any dividends that may be paid on our shares of common stock in the future to the extent that it continues to own shares of our common stock;

(ii)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; and

(iii)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation will generally be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Income Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) tax exempt organization under the Internal Revenue Code and should be classified as a private foundation. As long as the charitable foundation files an application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether the charitable foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common stock held by it must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.

We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the charitable foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In that event, our contribution to the charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes the determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any decision to continue to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1%. The charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Applicable regulations require that, before Community Savings Bank’s board of directors adopted the plan of conversion, the board of directors had to identify its member(s) that will serve on the charitable foundation’s board of directors, and these director(s) could not participate in the discussions of Community Savings Bank’s board of directors concerning contributions to the charitable foundation and could not vote on the matter. Community Savings Bank’s board of directors complied with this regulation in adopting the plan of conversion.

The ODFI and FDIC will generally not object if a well-capitalized bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a conversion stock offering. Community Savings Bank qualifies as a well-capitalized savings association for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

The ODFI and the FDIC impose the following additional requirements on the establishment of the charitable foundation:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•	the ODFI and the FDIC may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the ODFI and FDIC;

•	the charitable foundation must provide annually to the ODFI and the FDIC a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Approvals Required

Community Savings Bank’s plan of conversion, including the establishment and funding of the charitable foundation, must be approved by the ODFI and the FDIC must grant its non-objection. Additionally, the Federal Reserve Board must approve CSB Financial’s bank holding company application for us to execute the plan of conversion. If any required regulatory approvals or non-objections are not received, we will not establish and fund the charitable foundation.

Additionally, the affirmative vote of two-thirds of the total votes eligible to be cast by the members of Community Savings Bank is required to approve the plan of conversion and the affirmative vote of a majority of the total votes eligible to be cast by the members of Community Savings Bank is required to approve the establishment and funding of the charitable foundation. A special meeting of members to consider and vote upon the plan of conversion and the establishment and funding of the charitable foundation is scheduled for June _____, 2026. Community Savings Bank will send a proxy statement to members who are eligible to vote at the special meeting to solicit their votes in favor of the plan of conversion and establishment and funding of the charitable foundation. Per federal regulations, the proxy statement and prospectus generally must be mailed within ten days after the proxy statement is approved by the applicable bank regulators and the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission. If the plan of conversion is not approved by the members of Community Savings Bank, we will not proceed with either the conversion and stock offering or the establishment and funding of the charitable foundation. If the plan of conversion is approved by the members but the establishment and funding of the charitable foundation is not, we will proceed with the conversion and stock offering but will not establish and fund the charitable foundation.

RESTRICTIONS ON ACQUISITION OF CSB FINANCIAL

Although the board of directors of CSB Financial is not aware of any effort that might be made to obtain control of CSB Financial after the conversion and stock offering, the board of directors believes that it is appropriate to include certain provisions in CSB Financial’s articles of incorporation and bylaws to protect the interests of CSB Financial and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Community Savings Bank, CSB Financial or its stockholders.

The following discussion is a general summary of the material provisions of CSB Financial’s articles of incorporation and bylaws, Community Savings Bank’s stock charter and bylaws, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in CSB Financial’s articles of incorporation and bylaws and Community Savings Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Community Savings Bank’s application for conversion filed with the ODFI and its notice of conversion filed with the FDIC, and, except for Community Savings Bank’s stock charter and bylaws, CSB Financial’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

CSB Financial’s Articles of Incorporation and Bylaws

The articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of CSB Financial more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Therefore, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer, employee or a 10% stockholder of a competitor of Community Savings Bank;

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•	a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon CSB Financial entering into a merger or similar transaction in which it is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to CSB Financial’s strategic direction, or (iii) materially impairs such person’s ability to discharge their fiduciary duties with respect to the fundamental strategic direction of CSB Financial;

•	a requirement that any person proposed to serve as a director (other than the initial directors and other than directors who are also officers of CSB Financial or Community Savings Bank) has maintained their principal residence for a period of at least one year immediately before their nomination or appointment to the Board of Directors within a county in which Community Savings Bank maintains an office, or in a contiguous county; and

•	a prohibition on service as a director by a person who has lost more than one election for service as a director of CSB Financial.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of CSB Financial provide that its board of directors, when evaluating a transaction that would or may involve a change in control of CSB Financial (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of CSB Financial and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon CSB Financial’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, CSB Financial and its subsidiaries and on the communities in which it and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of CSB Financial;

•	whether a more favorable price could be obtained for CSB Financial’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of CSB Financial and its subsidiaries;

•	the future value of the stock or any other securities of CSB Financial or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of CSB Financial to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally-insured financial institution(s) under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the President, Chief Executive Officer or Chairperson of the board of directors, a majority of the total number of directors that CSB Financial would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to CSB Financial at least 90 days before and not earlier than 100 days before the anniversary date of the previous year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days from the anniversary date of the preceding year’s annual meeting then stockholders must submit written notice to CSB Financial no later than 10 days following the day on which public disclosure of the date of the meeting is first made or mailed to stockholders.

Authorized but Unissued Shares. After the conversion and stock offering, CSB Financial will have authorized but unissued shares of common and preferred stock. See “description of Capital Stock of CSB Financial.” CSB Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that CSB Financial would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that CSB Financial has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of CSB Financial that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of CSB Financial. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “ – Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(v)	the ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire CSB Financial;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the provision regarding stockholder proposals and nominations;

(xi)	the indemnification of current and former directors and officers, as well as employees and other agents, by CSB Financial;

(xii)	the limitation of liability of officers and directors to CSB Financial for money damages; and

(xiii)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that CSB Financial would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”).

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Community Savings Bank’s Stock Charter

Following the conversion and stock offering, the charter of Community Savings Bank will provide that for a period of five years from the closing of the conversion and stock offering, no person (including a group acting in concert) other than CSB Financial may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Community Savings Bank. This provision does not apply to any tax-qualified employee benefit plan of Community Savings Bank or CSB Financial, or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Community Savings Bank or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Community Savings Bank. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Conversion Regulations

Federal regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the FDIC’s prior written approval, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The FDIC has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Laws and Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company such as CSB Financial unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the Change in Bank Control Act and applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with CSB Financial, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve Board. Control, as defined under the Bank Holding Company Act and Federal Reserve Board regulations, means ownership, control or power to vote 25% or more of any class of voting stock, control in any manner over the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquiror has the power to exercise, directly or indirectly, a controlling influence over the management or policies of the company. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Relevant factors concerning when a company exercises a controlling influence over a bank or bank holding company include the company’s voting and nonvoting equity investment in the bank or bank holding company, director, officer and employee overlap and the scope of business relationships between the company and bank or bank holding company.

DESCRIPTION OF CAPITAL STOCK OF CSB FINANCIAL

General

CSB Financial is authorized to issue 14,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. CSB Financial currently expects to issue in the stock offering up to 1,265,000 shares of common stock and to contribute an additional 27,500 shares of common stock to the charitable foundation. It will not issue shares of preferred stock in the conversion and stock offering or contribute shares of preferred stock to the charitable foundation. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock according to the plan of conversion all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of CSB Financial will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. CSB Financial can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of CSB Financial will be entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available therefor. If CSB Financial issues shares of preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion and stock offering, the holders of common stock of CSB Financial will have exclusive voting rights in CSB Financial. They will elect its board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of CSB Financial’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If CSB Financial issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require a two-thirds vote, and certain amendments require an 80% stockholder vote.

As a stock bank, corporate powers and control of Community Savings Bank will be vested in its board of directors, who elect the officers of Community Savings Bank and who fill any vacancies on the board of directors. Voting rights of Community Savings Bank will be vested exclusively in the owner of the outstanding shares of capital stock of Community Savings Bank, which will be CSB Financial, and voted at the direction of CSB Financial’s board of directors. Consequently, the holders of the common stock of CSB Financial will not have direct control of Community Savings Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Community Savings Bank, CSB Financial, as the holder of all of Community Savings Bank’s outstanding capital stock, would be entitled to receive all assets of Community Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of Community Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of CSB Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of CSB Financial available for distribution. If CSB Financial ever issues preferred stock, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of CSB Financial will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of CSB Financial’s authorized shares of preferred stock will be issued in connection with the conversion and stock offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Exclusive Forum Provision

The articles of incorporation of CSB Financial provide that, unless CSB Financial consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of CSB Financial, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of CSB Financial to CSB Financial or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision may limit a stockholder’s ability to bring a claim in its preferred judicial forum for disputes with CSB Financial and its directors, officers, and other employees. This exclusive forum provision does not apply to claims arising under the federal securities laws.

TRANSFER AGENT

The transfer agent and registrar for CSB Financial’s common stock will be _________________, ______, ________.

EXPERTS

The financial statements of Community Savings Bank at December 31, 2025 and 2024 and for each of the years ended December 31, 2025 and 2024 have been included herein in reliance upon the report of Wipfli LLP, independent registered public accounting firm, which is included in this prospectus and upon the authority of said firm as experts in accounting and auditing.

FinPro has consented to the publication in this prospectus of the summary of its report to CSB Financial setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and stock offering and of its letter with respect to subscription rights.

CHANGE IN INDEPENDENT AUDITOR

On September 24, 2025, Community Savings Bank engaged Wipfli LLP to replace Clark, Schaefer, Hackett & Co. as its independent auditor. This change in auditors was approved by Community Savings Bank’s Audit Committee. Wipfli LLP was engaged to audit the financial statements of Community Savings Bank for the years ended December 31, 2025 and 2024 according to auditing standards of the Public Company Accounting Oversight Board.

Before the engagement of Wipfli LLP, Community Savings Bank did not consult with Wipfli LLP regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Wipfli LLP on Community Savings Bank’s financial statements, and Wipfli LLP did not provide any written or oral advice that was an important factor considered by Community Savings Bank in reaching a decision as to any such accounting, auditing or financial reporting issue, and Community Savings Bank did not consult with Wipfli LLP regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The report of Clark, Schaefer, Hackett & Co. on its audit of the financial statements of Community Savings Bank for the years ended December 31, 2024 and 2023, which was conducted according to auditing standards generally accepted in the United States of America, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit of the financial statements of Community Savings Bank for the years ended December 31, 2024 and 2023 and during the interim period ended September 24, 2025, there were no disagreements with Clark, Schaefer, Hackett & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Clark, Schaefer, Hackett & Co., would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Community Savings Bank provided Clark, Schaefer, Hackett & Co. with a copy of this disclosure before its filing with the Securities and Exchange Commission and requested that Clark, Schaefer, Hackett & Co. furnish Community Savings Bank with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter is filed as an exhibit to the registration statement of CSB Financial, of which this prospectus is a part.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to CSB Financial and Community Savings Bank, has issued to CSB Financial its opinion regarding the legality of the common stock and has issued to CSB Financial and Community Savings Bank its opinion regarding the federal income tax consequences of the conversion and stock offering. Wipfli Advisory, LLC has issued its opinion to CSB Financial and Community Savings Bank regarding the Ohio state income tax consequences of the conversion and stock offering. Certain legal matters will be passed upon for Performance Trust by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

CSB Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including FinPro’s conversion valuation appraisal report which is an exhibit to the registration statement, may be found at the web site of the Securities and Exchange Commission (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including CSB Financial. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Community Savings Bank has filed an application for conversion with the ODFI and a notice of conversion with the FDIC. This prospectus omits certain information contained in the application and the notice. Non-confidential portions of the notice of conversion may be examined at the FDIC Central District Office located at 425 S. Financial Place, Suite 1700, Chicago, Illinois 60605. Non-confidential portions of the application for conversion may be examined at the ODFI located at 77 South High Street, 23rd Floor. Columbus, OH 43215-6133. A copy of the plan of conversion is available for review at each office of Community Savings Bank.

In connection with the conversion and stock offering, CSB Financial will register its common stock under Section 12 of the Securities Exchange Act of 1934. Upon registration, CSB Financial and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, CSB Financial has undertaken that it will not terminate such registration for a period of at least three years following the consummation of the conversion and stock offering.

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Separate financial statements for CSB Financial have not been included in this prospectus because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

4890 Owen Ayres Ct. Suite 200 Eau Claire, WI 54701	715 832 3407 wipfli.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Community Savings Bank

Bethel, OH

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Community Savings Bank (the “Bank”) as of December 31, 2025 and 2024, and the related statements of operations, comprehensive income (loss), changes in equity and cash flows for the years then ended and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the Bank’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Bank in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Bank’s auditor since 2025.

Wipfli LLP

Eau Claire, Wisconsin

March 13, 2026

Community Savings Bank Balance Sheets
December 31, 2025 and 2024

	December 31, 2025	December 31, 2024
Assets
Cash and due from banks	$275,464	$280,749
Interest-bearing deposits in other financial institutions	6,153,204	4,997,728
Cash and cash equivalents	$6,428,668	$5,278,477

Available-for-sale securities (amortized cost of $5,668,833 and $5,957,676 at December 31, 2025 and 2024, respectively)	$5,538,692	$5,703,913
Loans receivable (net of deferred loan fees)	92,991,369	77,034,539
Allowance for credit losses	(435,675)	(351,837)
Net loans	$92,555,694	$76,682,702

Premises and equipment, net	$561,605	$553,476
Federal Home Loan Bank stock	599,500	276,600
Bank owned life insurance	3,067,607	2,999,159
Accrued interest receivable	424,559	317,710
Net deferred federal income taxes	518,381	569,510
Other assets	507,777	395,297
Total assets	$110,202,483	$92,776,844

Liabilities
Demand deposits	$10,863,097	$9,585,602
Savings and money market	24,041,834	23,372,171
Time deposits	47,249,270	39,479,157
Total deposits	$82,154,201	$72,436,930

Advances from the Federal Home Loan Bank	$10,600,000	$3,550,000
Advances by borrowers for taxes and insurance	582,076	485,852
Allowance for credit losses on off-balance sheet credit exposures	5,073	9,412
Accrued interest payable and other liabilities	1,067,113	1,037,329
Total liabilities	$94,408,463	$77,519,523

Stockholders' Equity
Retained earnings	$15,896,832	$15,457,795
Accumulated other comprehensive loss	(102,812)	(200,474)
Total equity	$15,794,020	$15,257,321
Total liabilities and equity	$110,202,483	$92,776,844

See accompanying notes to financial statements

Community Savings Bank Statements of Operations
December 31, 2025 and 2024

	Year Ended December 31, 2025	Year Ended December 31, 2024
Interest income
Loans, including fees	$5,373,683	$4,234,975
Investment securities	190,255	176,791
Interest-bearing deposits and other	236,283	260,015
Total interest income	$5,800,221	$4,671,7811

Interest expense
Deposits	$1,957,560	$1,717,566
Borrowings	359,454	172,258
Total interest expense	$2,317,014	$1,889,824

Net interest income	$3,483,207	$2,781,957
Provision for credit losses	69,583	-
Net interest income after provision for credit losses	$3,413,624	$2,781,957

Noninterest income
Service fees on deposits	$27,125	$26,865
Loan servicing fees	51,533	55,802
Increase in cash surrender value of BOLI	68,448	67,790
Other income	20,811	29,143
Total noninterest income	$167,917	$179,600

Noninterest expense
Salaries and employee benefits	$1,891,003	$1,847,472
Directors fees	166,410	154,410
Occupancy and equipment	130,033	133,657
Data processing fees	336,481	352,301
Franchise taxes	103,603	98,920
FDIC insurance premiums	45,012	38,384
Professional services	79,145	63,549
Advertising	17,954	17,900
Other	343,157	1,056,563
Total noninterest expense	$3,112,798	$3,763,156

Income (loss) before income taxes	$468,743	$(801,599)
Provision (benefit) for income taxes	29,706	(432,950)
Net income (loss)	$439,037	$(368,649)

See accompanying notes to financial statements

Community Savings Bank Statements of Comprehensive Income (Loss)
December 31, 2025 and 2024

	Year Ended December 31, 2025	Year Ended December 31, 2024
Net income (loss)	$439,037	$(368,649)
Unrealized gains on available-for-sale securities, net of tax of $25,960 and $2,884 for 2025 and 2024, respectively	97,662	10,851
Other comprehensive income	97,662	10,851
Comprehensive income (loss)	$536,699	$(357,798)

See accompanying notes to financial statements

Community Savings Bank Statements of Changes in Equity
December 31, 2025 and 2024

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2024	$15,826,444	$(211,325)	$15,615,119
Net loss	(368,649)	-	(368,649)
Other comprehensive income	-	10,851	10,851
Balance at December 31, 2024	$15,457,795	$(200,474)	$15,257,321
Net income	439,037	-	439,037
Other comprehensive income	-	97,662	97,662
Balance at December 31, 2025	$15,896,832	$(102,812)	$15,794,020

See accompanying notes to financial statements

Community Savings Bank

Statement of Cash Flows

December 31, 2025 and 2024

	Year Ended December 31, 2025	Year Ended December 31, 2024
Net income (loss)	$439,037	$(368,649)
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	59,348	63,677
Amortization and accretion of investments, net	18,140	43,523
Amortization and accretion of fair value discount, net	(5,295)	-
Amortization of intangible assets	22,927	23,407
Deferred loan fees	31,488	(746)
Provision for credit losses	69,583	-
Deferred income tax provision (benefit)	25,169	(415,644)
Origination of mortgage loans for sale	(881,861)	-
Proceeds from sales of mortgage loans	893,348	-
Increase in cash surrender value on bank owned life insurance	(68,448)	(67,790)
Amortization of right-of-use asset	8,322	7,933
Gain on sale of loans	(11,487)	-
Increase in interest receivable	(106,849)	(20,192)
Net change in federal funds purchased	33,000	-
Other assets	(143,730)	(92,260)
Other liabilities	(3,216)	511,029
Net cash flows provided by operating activities	$379,476	$(315,712)
Cash flows from investing activities:
Proceeds from maturities and paydowns of available-for-sale securities	$270,704	$597,720
Proceeds from the sale of FHLB stock	-	17,900
Purchase of FHLB stock	(322,900)	(108,000)
Net increase in loans	(15,973,107)	(2,222,363)
Purchases of premises and equipment	(67,477)	(79,113)
Net cash flows used in investing activities	$(16,092,780)	$(1,793,856)
Cash flows from financing activities:
Net increase in customer deposits	$9,717,271	$3,296,837
Advances and deposits by borrowers	96,224	(52,241)
Proceeds from borrowings	8,250,000	2,400,000
Payments on borrowings	(1,200,000)	(1,450,000)
Net cash flows provided by financing activities	$16,863,495	$4,294,596

Net change in cash and cash equivalents	$1,150,191	$2,185,028
Cash and cash equivalents at beginning of year	5,278,477	3,093,449
Cash and cash equivalents at end of year	$6,428,668	$5,278,477

Supplemental cash flow information:
Interest paid	2,275,640	1,889,706
Income taxes paid	23,000	-

See accompanying notes to financial statements

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Community Savings Bank (the “Bank”) is a state-chartered mutual bank and a member of the Federal Home Loan Bank. The Bank is subject to regulation by the Federal Deposit Insurance Corporation (FDIC) and the State of Ohio. The Bank is located in Bethel, Ohio and generates residential and commercial mortgage loans and receives deposits from customers located primarily in Clermont and Highland counties in Ohio. The Bank’s loans are generally secured by specific items of collateral, which primarily consists of real property.

The accounting and reporting policies of the Bank conform with accounting principles generally accepted in the United States of America and prevailing practices within the financial services industry. The following is a summary of the Bank’s significant accounting and reporting policies:

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for credit losses, valuation of mortgage servicing rights, deferred tax asset realization, and fair value measurements.

Cash and cash equivalents

Cash and cash equivalents include non-interest-bearing demand deposits and interest-bearing demand deposits and deposits in other financial institutions with original maturities of three months or less when purchased.

Concentrations of credit risk

The Bank’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Bank places its cash and temporary interest-bearing deposits with high credit quality financial institutions. At various times, the Bank’s cash and due-from balances at financial institutions may exceed federally insured limits; however, management does not believe it is exposed to significant credit risk due to the high credit quality of the financial institutions and the Bank’s policies to limit concentrations. At times, such investments may be in excess of the FDIC insurance limit. The Bank has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

The Bank’s loan portfolio is concentrated primarily in residential and commercial real estate loans secured by properties located in southwest Ohio. Therefore, the Bank’s exposure to credit risk is significantly affected by changes in the economy in that area. The Bank originates a portion of its commercial and consumer loan portfolio through loan participation arrangements with a single third-party vendor, BHG Financial (“BHG”). Loans acquired through these participation arrangements are underwritten in accordance with the Bank’s underwriting standards and are subject to the same credit approval, monitoring, and risk management practices as loans originated directly by the Bank. At December 31, 2025, loans acquired through participations with BHG represented approximately $21.8 million, or 23.4% of total loans outstanding. At December 31, 2024, such loans totaled approximately $8.4 million, or 10.9% of total loans outstanding. These loans include both commercial and consumer loans. Although the Bank believes that the credit quality of loans acquired through BHG participations is consistent with the overall credit quality of its loan portfolio, a significant concentration with a single participation source could expose the Bank to heightened credit or operational risk in the event of adverse changes in the financial condition, underwriting practices, or operational performance of the vendor. The Bank does not receive credit enhancements or guarantees from BHG and retains the full credit risk on all loans acquired through these participation arrangements.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

Investment securities

Securities are classified as available-for-sale upon purchase and based on management’s intent. Available-for-sale securities, which include any security for which the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

Security transactions are recorded on trade date. Amortization of premiums and accretion of discounts are recorded as interest income from securities using the level-yield method. Realized gains and losses from the sale of securities are computed using the specific-identification method.

Management evaluates unrealized losses to determine whether declines in fair value are attributable to changes in interest rates or credit deterioration.

Federal Home Loan Bank stock

Federal Home Loan Bank (FHLB) stock is an equity interest in the Federal Home Loan Bank of Cincinnati and is carried at cost. FHLB stock can only be sold back at its par value of $100 per share and only to the FHLB or to another member institution.

Membership in the FHLB requires a minimum stock investment generally based on the size of the member institution. An additional stock investment above this minimum may also be required based upon the level of outstanding borrowings from the FHLB. The Bank's FHLB stock investment is evaluated for impairment on an annual basis and was not impaired at December 31, 2025 and 2024.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, until maturity, or payoff are reported at the amount of outstanding principal adjusted by net deferred origination fees or costs and the allowance for credit losses. Interest income is accrued on the unpaid principal balance using the interest method. Loan origination fees, net of certain direct organization costs, are deferred and amortized into income using the level-yield method over the respective term of the loan.

Interest income on mortgage and commercial loans is discontinued and placed on non-accrual status at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Mortgage loans are charged off when a loss is quantifiable, and commercial loans are charged off to the extent principal or interest is deemed uncollectible. Consumer loans continue to accrue interest until they are charged off no later than 120 days past due unless the loan is in the process of collection. Past-due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans and loans past due 90 days or more and still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually evaluated loans.

All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cost-recovery method, until qualifying for return to accrual. Cash payments received on nonaccrual loans are generally applied to principal unless the collection of the remaining principal balance is considered probable, in which case interest income may be recognized on a cash basis. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Any payments received while on non-accrual status are then accreted to interest income on a level-yield basis.

Loans acquired from the merger of Home Building and Loan Bank in 2014 were recorded at fair value, at the time of acquisition, with no carryover of the acquired entity's previously established allowance for credit losses. The excess of expected cash flows over the estimated fair value of acquired loans is recognized as interest income over the remaining contractual lives of the loans using the level yield method. Subsequent decreases in expected cash flows will require additions to the allowance for credit losses. Subsequent improvements in expected cash flows result in the recognition of additional interest income over the then-remaining contractual lives of the loans.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

Impaired loans acquired are accounted for under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 310-30. These loans were acquired prior to the adoption of ASC 326 and continue to be accounted for in accordance with legacy guidance. The difference between contractually required payments at the time of acquisition and the cash flows expected to be collected is referred to as the nonaccretable difference. The interest component of the cash flows expected to be collected is referred to as the accretable yield and is recognized as interest income over the remaining contractual life of the loan using the level yield method. Subsequent decreases in expected cash flows will require additions to the allowance for credit losses. Subsequent improvements in expected cash flows will result in a reclassification from the nonaccretable difference to the accretable yield.

Allowance for credit losses

Investment securities available-for-sale

The Bank follows ASC 326-30, Financial Instruments - Credit Loss - Available-for-Sale Debt Securities, which provides guidance related to the recognition of and expanded disclosure requirements for expected credit losses on available-for-sale investment securities. For investment securities available-for-sale in an unrealized loss position, the Bank first evaluates whether it intends to sell, or if it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either criterion is met, the security's amortized cost basis is reduced to fair value and recognized as a reduction to noninterest income in the statements of operations. For investment securities available-for-sale in which the Bank does not intend to sell, or it is not likely the security would be required to be sold before recovery, it evaluates whether a decline in fair value has resulted from credit losses or other adverse factors, such as a change in the security's credit rating. In assessing whether a credit loss exists, the Bank compares the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded, equal to the excess of amortized cost basis over fair value. Any impairment not recorded through an allowance for credit loss is included in other comprehensive income, net of the tax effect.

Accrued interest receivable on investment securities available-for-sale totaled approximately $44,000 and $45,000 at December 31, 2025 and 2024, respectively, and is excluded from the estimate of credit losses. Accrued interest receivable is excluded from the amortized cost basis of available-for-sale securities disclosed above, and no allowance for credit losses has been recorded on accrued interest.

Loans

The allowance for credit losses is a valuation allowance that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans as of the balance sheet date. Lifetime expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. Credit losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist by specific loan category and is calculated using the weighted average remaining maturity loss rate model (WARM) using historical credit loss experience of the Bank and a comparable peer group.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Reasonable and supportable forecasts incorporate economic conditions in the Bank’s primary lending area, including unemployment rates, property values, and interest rate trends, over a forecast period of twelve months. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as changes in the composition of the loan portfolio, delinquency level, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area, such as changes in unemployment rates and property values. After the reasonable and supportable forecast period, expected credit losses revert to historical loss information on a straight-line basis.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluation. When management determines that foreclosure is probable or when the borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

The Bank may modify loans to borrowers experiencing financial difficulty and grant concessions that could include principal loan forgiveness, maturity date extension, interest rate, interest-only period and payment deferral.

The Bank has elected not to measure an allowance for credit losses on accrued interest receivable, as uncollectible accrued interest is written off in a timely manner through a reversal of interest income when loans are placed on nonaccrual status.

Accrued interest receivable on loans totaled approximately $365,000 and $263,000 at December 31, 2025 and 2024, respectively, and is excluded from the estimate of credit losses.

Off-balance sheet credit exposures

The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Bank. The allowance for credit losses on off-balance sheet credit exposures is adjusted through the provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. See Note 13 for off-balance sheet commitments.

Premises and equipment

Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using an accelerated or straight-line method over the estimated useful lives of the related assets, which are generally fifteen to forty years for buildings and improvements and five to fifteen years for furniture and equipment.

The Bank considers an arrangement a lease if, at inception, the arrangement transfers the right to control the use of an identified asset for a period of time in exchange for consideration. Under leasing standards, control is defined as having both the right to obtain substantially all of the economic benefits from use of the asset and the right to direct the use of the asset. Management only reassesses its determination if the terms and conditions of the contract are changed. Operating leases are included in operating lease right-of-use assets, other current liabilities, and operating lease liabilities in the balance sheets.

Leases

Leases are classified as operating or finance leases at the lease commencement date. The Bank records leases on the balance sheet in the form of a lease liability for the present value of future minimum payments under the lease terms and a right-of-use asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentives, and any impairment.

The lease term reflects the noncancellable period of the lease together with periods covered by an option to extend or terminate the lease when management is reasonably certain that it will exercise such option. The Bank uses the risk-free rate for a period of time similar to the lease term, determined at the lease commencement date, in determining the present value of lease payments. The risk-free rate is used as the information necessary to determine the rate implicit in the lease and the Bank’s incremental borrowing rate is not readily available. The Bank has lease agreements with lease and non-lease components, which are generally accounted for as a single lease. Lease expense for operating leases is recognized on a straight-line basis over the lease term. The Bank does not record short term leases on the balance sheet with an initial lease term of one year or less and are recognized on a straight-line basis over the lease term. The right-of-use asset is tested for impairment in accordance with ASC 360.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

Bank owned life insurance

The Bank has purchased life insurance policies on certain key executives and is the beneficiary of these policies. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized. Income on these policies, based on the increase in cash surrender value and any incremental death benefits, is included in non-interest income in the statements of operations.

Mortgage servicing rights

Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value at the date of transfer and are amortized in proportion to and over the period of estimated net servicing revenues. Mortgage servicing rights of approximately $50,000 and $69,000 at December 31, 2025 and 2024, respectively, are included in other assets in the balance sheets. Mortgage servicing rights are amortized in proportion to the estimated future net servicing income. Amortization expense related to mortgage servicing rights totaled $22,927 and $23,407 for the years ended December 31, 2025 and 2024. Management evaluates whether events or circumstances have occurred that indicate the remaining useful life or carrying value of the amortizing intangible assets should be revised. Management periodically evaluates mortgage servicing rights for impairment based on expected future cash flows. See footnote 5 – Mortgage Servicing Rights.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control is considered to have been surrendered when the assets have been isolated from the Bank, the transferee has the right to pledge or exchange the assets, and the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Mortgage loans sold are removed from the balance sheet and a gain or loss is recognized at the time of sale based on the difference between the proceeds received and the carrying amount of the loans sold. The Bank retains servicing rights on loans sold. Servicing assets are initially measured at fair value and subsequently amortized in proportion to and over the period of estimated net servicing income. The Bank has no obligation to repurchase loans sold except for standard representations and warranties.

Other real estate owned

Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value, less estimated costs of disposal, at the date of foreclosure establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs relating to development and improvement of property are capitalized, whereas revenue and expenses from operations and any direct write-downs are included in the statements of operations. The Bank did not have any other real estate owned at December 31, 2025 and 2024. In addition, there were no residential real estate loans in the process of foreclosure at December 31, 2025 and 2024.

Income taxes

Income tax expense is the total of the current period income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income taxes are determined using the asset and liability method of accounting. Under this method, deferred income taxes are determined based on the tax effects of temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred assets and liabilities result primarily from temporary differences attributed to the net operating loss carryforward, allowance for credit losses, depreciation, available-for-sale investments, accrual to cash adjustments and FHLB stock dividends received. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

As of December 31, 2025, the Bank is subject to U.S. federal income tax examinations by taxing authorities for the years 2021 through 2025. Tax years prior to 2021 are no longer subject to examination by taxing authorities. The Bank is subject to Ohio state tax examinations by taxing authorities for the years 2020 through 2024. Tax years prior to 2020 are no longer subject to examination by state taxing authorities.

Comprehensive income

Comprehensive income includes unrealized gains and losses on investment securities available-for-sale, which are recognized as separate components of equity.

Federal Funds Purchased

Federal funds purchased consist of overnight unsecured borrowings from other financial institutions that the Bank uses to manage short-term liquidity needs. Federal funds purchased mature on demand and bear interest at prevailing market rates. The Bank had $33,000 and $0 federal funds purchased outstanding at December 31, 2025 and 2024, respectively. The weighted-average interest rate on federal funds purchased during 2025 and 2024 was 4.60% and 0%, respectively. Federal funds purchased are unsecured and are not subject to financial covenants. Federal funds purchased is included in Accrued interest payable and other liabilities on the balance sheet.

Revenue from contracts with customers

The Bank records revenue from contracts with customers in accordance with ASC 606, Revenue from Contracts with Customers (ASC 606). Under ASC 606, the Bank must identify the contract with a customer, identify the performance obligation(s) within the contract, determine the transaction price, allocate the transaction price to the performance obligation(s) within the contract, and recognize revenue when (or as) the performance obligation(s) are/is satisfied. The core principle under ASC 606 requires the Bank to recognize revenue to depict the transfer of services or products to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those services or products recognized as performance obligations are satisfied. The Bank generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Since performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgement involved in applying ASC 606 that significantly affects the determination of the amount and timing of revenue from contracts with customers.

The majority of the Bank’s revenue is not subject to ASC 606, including net interest income, loan servicing income, fees related to loans and loan commitments, and gain on sales of loans and securities.

A description of the Bank’s revenue streams accounted for under ASC 606 follows:

Service charges on deposits

Service charges on deposits consist of account analysis fees (i.e., net fees earned on analyzed business accounts), monthly service fees, and other deposit account related fees. The Bank’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Other deposit account related fees are largely transactional based, and therefore, the Bank’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

ATM/Interchange fees

Fees, exchange, and other service charges are primarily comprised of debit card income, ATM fees and other service charges. Debit card income is primarily comprised of interchange fees earned whenever the Bank’s debit cards are processed through card payment networks such as Visa or Mastercard. ATM fees are primarily generated when a Bank cardholder uses a non-network ATM. The Bank’s performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

Other

Other noninterest income consists of other recurring revenue streams such as wire transfer fees, item processing fees and other miscellaneous revenue streams. Wire transfer fees represent revenue from processing wire transfers. Item processing fee income represents fees charged to other financial institutions for processing their transactions. Payment is typically received in the following month. Also included in other is gain on sale of other real estate owned (OREO). The Bank records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the same time of an executed deed. When this occurs, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer.

Subsequent events

The Bank evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements. The Bank has evaluated subsequent events through March 13, 2026, the date the financial statements were available to be issued. Subsequent events related to the Bank’s proposed mutual-to-stock conversion are described in Note 14 – Subsequent Events.

New Accounting Pronouncements

ASU 2023-09, Improvements to Income. This standard requires qualitative disclosure about specific categories of reconciling items and individual jurisdictions that result in a significant difference between the statutory tax rate and the effective tax rate. The standard also requires entities to disclose certain disaggregated information regarding income (loss) before income taxes, income tax expense (benefit), and income taxes paid. Finally, the standard eliminates certain existing disclosure requirements. This new standard is effective for financial statements issued for annual periods beginning after December 15, 2025. The Bank does not believe this new standard will have a significant impact on its financial statements.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

2. INVESTMENT SECURITIES:

The Bank’s investment securities are classified entirely as available-for-sale and are presented as a single line item on the balance sheet. The amortized cost and approximate fair values of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities: December 31, 2025:
Municipal securities	$2,837,990	$2,253	$4,207	$2,836,036
Collateralized mortgage obligation bonds	50,980	-	1,263	49,717
U.S. government agencies	1,497,747	-	59,911	1,437,836
Mortgage-backed securities	1,282,116	6,981	73,994	1,215,103
	$5,668,833	$9,234	$139,375	$5,538,692

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities: December 31, 2024:
Municipal securities	$2,854,587	$-	$13,200	$2,841,387
Collateralized mortgage obligation bonds	67,537	-	3,642	63,895
U.S. government agencies	1,497,221	-	114,085	1,383,136
Mortgage-backed securities	1,538,331	-	122,836	1,415,495
	$5,957,676	$-	$253,763	$5,703,913

There were no sales of available-for-sale securities for the years ended December 31, 2025 and 2024. The amortized cost and fair value of securities at December 31, 2025, by contractual maturity, are shown below. Contractual maturity information is presented as of December 31, 2025, the most recent balance sheet date. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

December 31, 2025

	Available-for-sale
	Amortized Cost	Fair Value
Municipal securities and U.S. government agencies
Due less than one year	$310,000	$310,032
Due one to five years	1,497,747	1,437,836
Due five to ten years	1,995,000	1,997,222
Due after ten years	532,990	528,782
Total	$4,335,737	$4,273,872

Mortgage-backed securities and collateralized mortgage obligation bonds	1,333,096	1,264,820
Total	$5,668,833	$5,538,692

The maturity of mortgage-backed securities and collateralized mortgage obligation bonds are based on the repayment of the underlying mortgages.

The following table shows the Bank's investments' gross unrealized losses and fair value of the Bank's investments with unrealized losses, aggregated by investment class and length of time that individual securities have been in a continuous loss position at December 31, 2025 and 2024:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2025
Municipal securities	$-	$-	$528,782	$4,207	$528,782	$4,207
Collateralized mortgage obligation bonds	-	-	49,717	1,263	49,717	1,263
Mortgage-backed securities	-	-	825,648	73,994	825,648	73,994
U.S. government agencies	-	-	1,437,836	59,911	1,437,836	59,911
Total	$-	$-	$2,841,983	$139,375	$2,841,983	$139,375

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2024
Municipal securities	$1,447,166	$4,522	$1,394,221	$8,678	$2,841,387	$13,200
Collateralized mortgage obligation bonds	-	-	63,895	3,642	63,895	3,642
Mortgage-backed securities	420,988	1,288	994,507	121,548	1,415,495	122,836
U.S. government agencies	-	-	1,383,136	114,085	1,383,136	114,085
Total	$1,868,154	$5,810	$3,835,759	$247,953	$5,703,913	$253,763

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

Total fair value of these investments at December 31, 2025 and 2024, was $2,841,983 and $5,703,913. The following table presents the number and aggregate depreciation from the Bank's amortized cost basis of available-for-sale securities in a continuous unrealized loss position by security type at December 31, 2025 and 2024.

	Number of securities in a loss position	Aggregate Depreciation
December 31, 2025
Municipal securities	1	(0.79)%
Collateralized mortgage obligation bonds	1	(2.48)%
U.S. government agencies	2	(4.00)%
Mortgage-backed securities	8	(8.22)%
Total Portfolio	12	(4.67)%

	Number of securities in a loss position	Aggregate Depreciation
December 31, 2024
Municipal securities	6	(0.46)%
Collateralized mortgage obligation bonds	1	(5.39)%
U.S. government agencies	2	(7.62)%
Mortgage-backed securities	10	(7.99)%
Total Portfolio	19	(4.26)%

Unrealized losses on securities have not been recognized into income because management believes the issuers’ bonds are of high credit quality, does not intend to sell these securities, and it is more likely than not the Bank will retain, and not be required to sell, the securities in an unrealized loss position prior to the recovery of value. Accordingly, management has not recorded an allowance for credit loss on any available-for-sale securities and the allowance for credit losses on available-for-sale securities was zero at December 31, 2025 and 2024. The decline in market value is largely due to fluctuations in market interest rates and other market conditions and not credit quality. The issuers continue to make timely principal and interest payments on the bonds. The fair values are expected to recover as securities approach their maturity dates. Net unrealized holding losses on available-for-sale securities recognized in accumulated other comprehensive income (loss) during the years ended December 31, 2025 and 2024 are reflected in the statements of comprehensive income.

At December 31, 2025 and 2024, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of total equity.

At December 31, 2025 and 2024, the Bank did not have any investment securities pledged or restricted for public funds, borrowings, or other purposes.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

3. LOANS:

Major classifications of loans at December 31 are as follows:

	2025	2024
Mortgage loans on real estate:
Single family	$41,228,633	$42,030,991
Multifamily and nonresidential	21,432,455	19,829,678
Construction and land	2,652,831	913,295
Second mortgage	2,772,340	2,662,637
Commercial	7,657,780	9,171,098
Consumer loans	17,471,750	2,619,772
	$93,215,789	$77,227,471
Less: Net deferred loan origination fees	(224,420)	(192,932)
Allowance for credit losses	(435,675)	(351,837)
Loans, net	$92,555,694	$76,682,702

Overdrafts on customer deposit accounts are included in consumer loans. Overdraft balances totaled approximately $200 and $2,400 at December 31, 2025 and 2024, respectively.

Mortgage loans sold and serviced for others, and the portion of loans participated to others, with the Bank as lead lender and servicer, are not included in the accompanying financial statements. The unpaid principal balance of loans serviced for others at December 31, 2025 and 2024 was approximately $20,078,000 and $21,299,000, respectively.

The Bank had minimal accretable yield remaining on acquired loans. The remaining balance of approximately $5,319 at the beginning of 2024 was fully recognized through accretion during the year, resulting in no remaining accretable yield at December 31, 2024 or 2025. The carrying value of purchased credit-impaired loans was immaterial and totaled approximately $0 and $54 at December 31, 2025 and 2024, respectively.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

Loans are pooled based on similar risk characteristics, including loan type, collateral, and borrower characteristics. The risk characteristics applicable to each segment of the loan portfolio are described as follows:

Single family residential - Residential real estate loans are secured by 1-4 family residences and are split basically equal between owner-occupied and non-owner occupied. The Bank generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded on owner occupied properties only. Loan to value ratios greater than 80% on non-owner occupied are not originated. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions, such as unemployment levels, inflationary pressures, and housing values. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Multi-family and nonresidential - Loans secured by multi-family and nonresidential real estate generally have larger balances and involve a greater degree of risk than 1-4 family residential mortgage loans. The primary risk associated with multi-family and nonresidential real estate lending is the property cash flow. Payments on loans secured by income properties often depend on successful operation and management of the properties. To monitor cash flows on income properties, the Bank requires borrowers, co-borrowers and loan guarantors of large loan relationships to provide annual financial statements and tax returns. In reaching a decision on whether to originate a multi-family and nonresidential real estate loan, the Bank considers the net operating income of the property, the borrower’s expertise, credit history, and profitability and the value of the underlying property(ies). The Bank generally requires that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.15x.

Construction and land - Loans secured by land are made primarily to borrowers wishing to own tracts adjacent to their residence or to utilize the land for recreational purposes. The risks associated with these loans is primarily the resale value of the land. This risk is mitigated by limiting loans on land to well qualified borrowers. Construction loans also involve risks associated with project completion, including cost overruns, delays in construction, and the possibility that the completed project may not achieve the expected value or occupancy levels.

Second mortgage - Second mortgage loans are generally for homes improvements or other purposes approved by the Bank. Second mortgage loans typically involve an appraisal, title examination, verification of first mortgage balances, and adequate hazard insurance. These loans are subject to the same credit requirements as any other loans and are limited to maximum combined loan-to-value ratio. The risk inherent in second mortgages is similar to the risk of first lien mortgages on owner and non-owner occupied properties.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

Lines of credit - Commercial lines of credit will normally be extended to commercial customers for short-term working capital purposes, many times on an unsecured basis. The risk associated with these lines of credit is the potential default of the guarantor as they are unsecured lines of credit. This risk is mitigated by limiting the origination of these loans to only high-quality borrowers with substantial net worth and liquidity that have several years of seasoning with the bank. Technically, the lines of credit mature annually and are required to be paid-off at maturity. However, the lines of credit may be renewed on an annual basis after performing a financial review of the borrower’s current situation which includes obtaining an updated credit report, updated tax returns and an updated personal financial statement before a decision to renew is approved. Additional risk mitigation factor for these loans is the guarantee has cognovit language to expedite judgement in the event of a default. Home equity lines of credit (HELOC) are secured by real estate and therefore do not undergo the same annual review process as commercial lines of credit.

Commercial – Includes loans originated by a third-party and purchased by the Bank and the commercial unsecured lines of credit originated by the Bank. Commercial loans are primarily based on the global cash flow of the guarantor(s). Secondarily, they are based on the overall financial strength of the guarantor(s). Commercial loans are secured by personal guarantees. The risk associated with these loans is primarily the default of the guarantor(s). This risk is mitigated by the Bank’s conservative underwriting standards in lending to seasoned customers and/or high-income guarantors with good credit history.

Consumer - Consumer loans consist of personal loans with the majority of these loans purchased from a third-party originator. They generally have fixed rates and terms ranging from 72-120 months. Consumer loans generally have higher interest rates but pose additional risks of collectability and loss when compared to certain other types of loans. The mitigating risk factor is the bank’s underwriting standards are higher than the originating bank. Therefore, purchased loans have extremely restrictive underwriting criteria such as higher credit scores, lower debt ratios, seasoned employment, home ownership and other factors.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

The following tables present the balance in the allowance for credit losses based on portfolio segment for the years ended December 31, 2025 and 2024:

	Single Family	Multifamily and non- residential	Construction and Land	Second Mortgage	Commercial	Consumer	Total
2025
Allowance for credit losses: Balance, January 1, 2025	$226,570	$83,899	$4,017	$268	$25,665	$11,418	$351,837
Provision for credit losses	(12,365)	14,624	8,182	238	(5,480)	68,723	73,922
Charge offs	-	-	-	-	-	-	-
Recoveries	9,916	-	-	-	-	-	9,916
Balance, December 31, 2025	$224,121	$98,523	$12,199	$506	$20,185	$80,141	$435,675

	Single Family	Multifamily and non- residential	Construction and Land	Second Mortgage	Commercial	Consumer	Total
2024
Allowance for credit losses: Balance, January 1, 2024	$275,987	$13,043	$17,631	$26,401	$10,743	$-	$343,805
Provision for credit losses	(57,449)	70,856	(13,614)	(26,133)	14,922	11,418	-
Charge-offs	(5,387)	-	-	-	-	-	(5,387)
Recoveries	13,419	-	-	-	-	-	13,419
Balance, December 31, 2024	$226,570	$83,899	$4,017	$268	$25,665	$11,418	$351,837

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

At December 31, 2025 and 2024, the Bank maintained a reserve for unfunded loan commitments. The following table presents the balance in the allowance for credit losses on off-balance sheet credit exposures. See Note 13 – Commitments and Uncertainties for additional information.

	2025	2024
Allowance for credit losses for unfunded loan commitments:
Beginning Balance	$9,412	$9,412
Provision (credit)	(4,339)	-
Ending Balance	$5,073	$9,412

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

The provision for credit losses is determined by the Bank as the amount that is added to ACL accounts to bring the ACL to that, in management's judgement, is adequate to absorb expected credit losses over the lives of the respective financial instruments. The following table presents the components of the provision for credit losses:

Provision for Credit Losses

	2025	2024
Loans	$73,922	$-
Unfunded loan commitments	(4,339)	-
Total	$69,583	$-

The Bank uses a risk-rating system to quantify loan quality. A loan is assigned to a risk category based on relevant information about the ability of the borrower to service the debt including, but not limited to, current financial information, historical payment experience, credit documentation, public information, and current economic trends. The categories used are:

•	Pass – loans categorized in this category are higher quality loans that do not fit any of the other categories described below.

•	Watch – loans categorized in this category have acceptable credit risk, however, they display conditions that warrant additional monitoring and management oversight.

•	Special Mention - loans in this category do not currently expose the Bank to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management’s close attention. Loans have a potential weakness or pose an unwarranted financial risk, which, if not corrected, could weaken the asset and increase risk in the future.

•	Substandard – loans in this category are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses. They are characterized by the possibility that the Bank will sustain some loss if the deficiencies are not corrected. The possibility that liquidation would not be timely requires a substandard classification even if there is little likelihood of a loss.

•	Doubtful – loans classified in this category have all the weaknesses inherent in loans classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

•	Loss – loans classified in this category are considered uncollectible and of such little value that their continuance as assets without establishment of a specific reserve is not warranted.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

The Bank evaluates the loan risk grading system definitions on an ongoing basis. No significant changes were made during the years ended December 31, 2025 and 2024. The following tables represent loans, as of December 31, 2025 and 2024, by grading category and year in which the loans were originated:

December 31, 2025
	2025	2024	2023	2022	2021	Prior	Revolving	Total
Single family
Pass	$5,983,526	$2,694,260	$3,707,506	$6,191,774	$7,731,470	$14,847,338	$-	$41,155,874
Special mention	-	-	-	-	-	41,414	-	41,414
Substandard	-	-	-	-	-	31,345	-	31,345
Doubtful	-	-	-	-	-	-	-	-
Total	$5,983,526	$2,694,260	$3,707,506	$6,191,774	$7,731,470	$14,920,097	$-	$41,228,633
Gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Multifamily and nonresidential
Pass	$5,703,362	$1,338,858	$981,509	$4,425,969	$1,975,842	$7,006,915	$-	$21,432,455
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$5,703,362	$1,338,858	$981,509	$4,425,969	$1,975,842	$7,006,915	$-	$21,432,455
Gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Construction and land
Pass	$1,228,023	$706,450	$303,735	$69,497	$-	$345,126	$-	$2,652,831
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$1,228,023	$706,450	$303,735	$69,497	$-	$345,126	$-	$2,652,831
Gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Second mortgage
Pass	$55,716	$-	$25,054	$-	$-	$15,899	$2,675,671	$2,772,340
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$55,716	$-	$25,054	$-	$-	$15,899	$2,675,671	$2,772,340
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Commercial
Pass	$395,075	$882,621	$1,006,291	$1,236,962	$110,556	$756,438	$3,269,837	$7,657,780
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$395,075	$882,621	$1,006,291	$1,236,962	$110,556	$756,438	$3,269,837	$7,657,780
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Consumer loans
Pass	$15,361,842	$2,086,467	$-	$-	$-	$23,441	$-	$17,471,750
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$15,361,842	$2,086,467	$-	$-	$-	$23,441	$-	$17,471,750
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

December 31, 2024
	2024	2023	2022	2021	2020	Prior	Revolving	Total
Single family
Pass	$3,183,907	$3,984,287	$7,459,669	$8,414,453	$4,373,964	$14,470,646	$-	$41,886,926
Special mention	-	-	-	-	-	48,005	-	48,005
Substandard	-	-	-	63,379	-	32,681	-	96,060
Doubtful	-	-	-	-	-	-	-	-
Total	$3,183,907	$3,984,287	$7,459,669	$8,477,832	$4,373,964	$14,551,332	$-	$42,030,991
Gross charge-offs	$-	$-	$-	$-	$-	$5,387	$-	$5,387

Multifamily and nonresidential
Pass	$2,467,533	$1,300,957	$4,610,021	$2,057,958	$2,116,709	$7,055,149	$-	$19,608,327
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	221,351	-	221,351
Doubtful	-	-	-	-	-	-	-	-
Total	$2,467,533	$1,300,957	$4,610,021	$2,057,958	$2,116,709	$7,276,500	$-	$19,829,678
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Construction and land
Pass	$160,595	$309,349	$76,978	$-	$290,808	$75,565	$-	$913,295
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$160,595	$309,349	$76,978	$-	$290,808	$75,565	$-	$913,295
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Second mortgage
Pass	$-	$27,292	$-	$-	$12,895	$6,460	$2,615,990	$2,662,637
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$-	$27,292	$-	$-	$12,895	$6,460	$2,615,990	$2,662,637
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-
Commercial
Pass	$948,457	$1,242,497	$2,126,754	$277,663	$369,204	$868,339	$3,338,184	$9,171,098
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$948,457	$1,242,497	$2,126,754	$277,663	$369,204	$868,339	$3,338,184	$9,171,098
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Consumer loans
Pass	$2,595,244	$-	$-	$-	$24,528	$-	$-	$2,619,772
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$2,595,244	$-	$-	$-	$24,528	$-	$-	$2,619,772
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

The following tables present the Bank’s loan portfolio aging analysis as of December 31, 2025 and 2024:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total
2025
Mortgage loans on real estate:
Single family	$85,171	$31,772	$2,213	$119,156	$41,109,477	$41,228,633
Multifamily and nonresidential	-	-	-	-	21,432,455	21,432,455
Construction and land	-	-	-	-	2,652,831	2,652,831
Second mortgage	-	-	-	-	2,772,340	2,772,340
Commercial	-	-	-	-	7,657,780	7,657,780
Consumer	-	-	-	-	17,471,750	17,471,750
Total	$85,171	$31,772	$2,213	$119,156	$93,096,633	$93,215,789

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total
2024
Mortgage loans on real estate:
Single family	$268,913	$39,236	$98,751	$406,900	$41,624,091	$42,030,991
Multifamily and nonresidential	-	-	221,351	221,351	19,608,327	19,829,678
Construction and land	-	-	-	-	913,295	913,295
Second mortgage	-	-	-	-	2,662,637	2,662,637
Commercial	-	-	-	-	9,171,098	9,171,098
Consumer	-	-	-	-	2,619,772	2,619,772
Total	$268,913	$39,236	$320,102	$628,251	$76,599,220	$77,227,471

Nonaccrual loans at December 31 are as follows:

	2025	2024
Single family	$104,146	$185,492
Multifamily and nonresidential	-	221,351
Total	$104,146	$406,843

Nonaccrual loans at December 31, 2025 and 2024 did not have a corresponding allowance for credit loss. No interest income was recognized on nonaccrual loans during the periods presented. There were no loans at December 31, 2025 and 2024 past due 90 days or more that were accruing interest at December 31, 2025 and 2024.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

The Bank did not have any loan modifications to borrowers experiencing financial difficulty during the years ended December 31, 2025 and 2024. There were no collateral dependent loans at December 31, 2025 and 2024.

The Bank had one loan outstanding to a related party during the periods presented. The loan was originated in the normal course of business and is subject to the same underwriting standards, collateral requirements, interest rates, and repayment terms as loans to non-related borrowers. The related-party loan is secured by collateral consistent with the Bank’s standard lending practices. Loans outstanding to directors and executive officers at December 31, 2025 and 2024 were approximately $295,000 and $302,000, respectively. Current year activity included paydowns totaling $7,000.

4. PREMISES AND EQUIPMENT:

Premises and equipment at December 31 are summarized as follows:

	2025	2024
Land	$88,464	$88,464
Building and improvements	1,026,436	1,026,436
Furniture and equipment	377,856	335,165
Total	1,492,756	1,450,065
Accumulated depreciation	(931,151)	(896,589)
Premises and equipment, net	$561,605	$553,476

Depreciation expense for the years ended December 31, 2025 and 2024 was $59,348 and $63,677, respectively.

5. MORTGAGE SERVICING RIGHTS

Mortgage servicing rights are initially recorded at fair value when mortgage loans are sold with servicing retained. The Bank subsequently measures mortgage servicing rights using the amortization method and amortizes the asset in proportion to and over the period of estimated net servicing income. Mortgage servicing rights are evaluated for impairment based on the fair value of the servicing rights compared to the carrying amount. Fair value is estimated using a discounted cash flow model incorporating assumptions such as servicing fees, servicing costs, expected mortgage prepayment speeds, discount rates, and other market factors. Because these assumptions include significant unobservable inputs, mortgage servicing rights are classified within Level 3 of the fair value hierarchy. Key quantitative assumptions used in the valuation at December 31, 2025 included a discount rate of 10%, expected mortgage prepayment speeds of 7.5%, and servicing costs of $95 per loan annually.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

The following table summarizes activity in mortgage servicing rights for the years ended December 31, 2025 and 2024.

Mortgage Servicing Rights Activity

	2025	2024
Beginning balance	$69,297	$92,704
Additions from loans sold with servicing retained	3,128	-
Amortization	(22,927)	(23,407)
Ending Balance	$49,498	$69,297

6. DEPOSITS:

Deposits consist primarily of certificates of deposit, savings accounts, and transaction accounts from customers located within the Bank’s primary market area. Certificates of deposit $250,000 or greater were approximately $6,937,000 and $6,534,000 at December 31, 2025 and 2024, respectively.

Contractual maturities of all outstanding certificates of deposit at December 31, 2025 were as follows:

2026	$33,590,357
2027	6,962,399
2028	2,425,116
2029	2,310,245
2030	1,765,264
Thereafter	195,889
Total	$47,249,270

The Bank maintains deposit accounts for officers, directors, and entities with which they are affiliated. These accounts totaled approximately $1,186,000 and $1,001,000 at December 31, 2025 and 2024, respectively.

The Bank utilizes brokered deposits as an additional source of funding. Brokered deposits totaled approximately $8,024,000 and $0 at December 31, 2025 and 2024, respectively. Brokered deposits are included in certificates of deposit and are subject to regulatory considerations, including restrictions that may apply if the Bank’s capital category changes.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

7. OTHER BORROWINGS:

At December 31, 2025, the Bank had a Blanket Security Agreement with the FHLB collateralized by the Bank’s 1-4 family mortgage loans with a carrying value of approximately $41,467,000 and $40,696,000 as of December 31, 2025 and 2024, respectively. Based on this collateral, the Bank was eligible to borrow up to a total of approximately $27,300,000 and $26,099,000 as of December 31, 2025 and 2024, respectively. Borrowings under this agreement totaled $10,600,000 and $3,550,000 at December 31, 2025 and 2024, respectively, and bear fixed interest rates ranging from 3.68% to 4.72% and 3.68% to 5.06% at December 31, 2025 and 2024, respectively. The Bank maintains an unsecured line of credit with its correspondent bank, United Bankers’ Bank, with a borrowing capacity of $5,000,000. There were no outstanding borrowings under this line at December 31, 2025. The Bank also maintains a $3,000,000 variable-rate line of credit with the Federal Home Loan Bank (FHLB). There were no outstanding borrowings under this line at December 31, 2025 and 2024.

Contractual maturities of all outstanding borrowings at December 31, 2025 were as follows:

Year	Outstanding Amount	Weighted Average Rate
2026	$4,400,000	4.10%
2027	2,150,000	3.99%
2028	3,200,000	4.38%
2029	850,000	4.04%
Total	$10,600,000	4.16%

8. FAIR VALUE MEASUREMENTS:

The Bank uses fair value measurement accounting guidance to record the carrying value of, and adjustments to, certain assets and liabilities and to determine fair value disclosures. The guidance establishes a fair value hierarchy to prioritize the inputs to valuation techniques used to measure fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three broad input levels defined in this guidance:

•	Level 1 – quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the reporting date;

•	Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly; and

•	Level 3 - inputs that are unobservable for the asset or liability.

Level 2 inputs may include quoted prices for similar assets in active markets, quoted prices for identical assets or liabilities in markets that are not active, inputs other than quoted prices (such as interest rates or yield curves) that are observable for the asset or liability, and inputs that are derived from or corroborated by observable market data. The Bank’s investment securities are generally classified within Level 2 of the fair value hierarchy.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

The following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the years ended December 31, 2025 and 2024. As of December 31, 2025 and 2024, the Bank does not have any financial instruments that are measured on a nonrecurring basis.

Available-for-Sale Securities

Fair values of available-for-sale securities are based on prices obtained from an independent pricing service. The pricing service utilizes observable market inputs, including benchmark yields, reported trades, broker/dealer quotes, and interest rate spreads for securities with similar characteristics. Because these valuations are based on observable inputs rather than quoted prices in active markets for identical securities, these securities are generally classified within Level 2 of the fair value hierarchy.

Mortgage Servicing Rights

Mortgage servicing rights are classified within Level 3 of the fair value hierarchy. See Note 5 – Mortgage Servicing Rights for additional information. The valuation incorporates assumptions including servicing costs, prepayment speeds, discount rates, and other economic factors.

The following table presents assets measured at fair value on a recurring basis at December 31, 2025 and 2024 and the level within the fair value hierarchy in which the fair value measurements fall.

December 31, 2025
Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Category	Fair Value	Level 1	Level 2	Level 3
Available-for-Sale Securities
U.S. government agencies	$1,437,836	$-	$1,437,836	$-
Mortgage-backed securities (including CMOs)	1,264,820	-	1,264,820	-
Municipal securities	2,836,036	-	2,836,036	-
Total Available-for-Sale Securities	$5,538,692	$-	$5,538,692	$-

Mortgage servicing rights	$49,498	$--	$-	$49,498
Total Fair Value Measurements	$5,588,190	$-	$5,538,692	$49,498

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

December 31, 2024
Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Category	Fair Value	Level 1	Level 2	Level 3
Available-for-Sale Securities
U.S. government agencies	$1,383,136	$-	$1,383,136	$-
Mortgage-backed securities (including CMOs)	1,479,390	-	1,479,390	-
Municipal securities	2,841,387	-	2,841,387	-
Total Available-for-Sale Securities	$5,703,913	$-	$5,703,913	$-

Mortgage servicing rights	$69,297	$-	$-	$69,297
Total Fair Value Measurements	$5,773,210	$-	$5,703,913	$69,297

The carrying amounts of financial instruments reported in the consolidated balance sheets are as follows:

The fair value of cash and cash equivalents approximates the carrying value.

The fair value of loans is estimated using discounted cash flow analyses, applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. These estimates are classified as Level 3 within the fair value hierarchy due to the use of significant unobservable inputs.

The fair value of Federal Home Loan Bank stock and bank owned life insurance approximates carrying value as these instruments are carried at amounts that approximate their realizable value.

The fair value of accrued interest receivable and payable approximates the carrying value.

The fair value of cash surrender is based on reported values of the assets. Fair values for investment securities are based on quoted market prices, where available, or estimated using observable market inputs including benchmark yields, reported trades, broker/dealer quotes, and interest rate spreads for securities with similar characteristics.

The fair value of deposits is estimated using discounted cash flow analyses based on current market rates for deposits with similar remaining maturities. For deposits with no stated maturity, including demand deposits, savings accounts, and money market accounts, the carrying amount is used as a reasonable estimate of fair value due to the short-term nature of these instruments. Because the valuation utilizes significant unobservable inputs, deposits are classified as Level 3 within the fair value hierarchy.

The fair value of advances from the Federal Home Loan Bank is estimated using discounted cash flow analyses based on current market rates for similar borrowings with comparable remaining maturities.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

The fair value of advances by borrowers for taxes and insurance and federal funds purchased is estimated using discounted cash flow analyses based on current market rates for similar short-term obligations. Because these balances are established pursuant to regulatory requirements and are short-term in nature, their carrying value approximates fair value.

The following table presents the carrying value and estimated fair value of the Bank’s financial instruments at December 31, 2025 and 2024 and the level within the fair value hierarchy in which the fair value measurements fall.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

December 31, 2025
Category	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$6,428,668	$6,428,668	$6,428,668	$-	$-
Available-for-sale debt securities	5,538,692	5,538,692	-	5,538,692	-
Loans	92,555,694	93,851,000	-	-	93,851,000
Accrued interest receivable	424,559	424,559	424,559	-	-
Federal Home Loan Bank stock	599,500	599,500	-	-	599,500
Cash surrender value of bank owned life insurance	3,067,607	3,067,607	-	-	3,067,607

Financial liabilities
Deposits	$82,154,201	$78,365,000	$-	$-	$78,365,000
Advances from the FHLB	10,600,000	10,659,337	-	10,659,337	-
Advances by borrowers for taxes and insurance	582,076	582,076	-	582,076	-
Federal funds purchased	33,000	33,000		33,000
Accrued interest payable	42,629	42,629	42,629	-	-

December 31, 2024
Category	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$5,278,477	$5,278,477	$5,278,477	$-	$-
Available-for-sale debt securities	5,703,913	5,703,913	-	5,703,913	-
Loans	76,682,702	77,027,000	-	-	77,027,000
Accrued interest receivable	317,710	317,710	317,710	-	-
Federal Home Loan Bank stock	276,600	276,600	-	-	276,600
Cash surrender value of bank owned life insurance	2,999,159	2,999,159	-	-	2,999,159

Financial liabilities
Deposits	$72,436,930	$67,301,000	$-	$-	$67,301,000
Advances from the FHLB	3,550,000	3,527,227	-	3,527,227	-
Advances by borrowers for taxes and insurance	485,852	485,852	-	485,852	-
Accrued interest payable	1,255	1,255	1,255	-	-

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

9. INCOME TAXES:

The income tax provision (benefit) consists of the following for the years ended December 31:

	2025	2024
Current	$4,537	(18,529)
Change in valuation allowance	(35,439)	(217,529)
Deferred	60,608	(196,892)
Income tax provision	$29,706	(432,950)

Effective Tax Rate Reconciliation

The following table reconciles the federal statutory income tax rate to the Bank’s effective income tax rate:

Effective Tax Rate Reconciliation
	2025		2024
Description	%	Amount ($)%		Amount ($)
Federal statutory rate (21%)	21.0%	98,436	-21.0%	(168,336)
Tax-exempt municipal interest	-4.6%	(21,447)	-2.1%	(16,766)
Bank-owned life insurance income	-3.1%	(14,374)	-1.8%	(14,236)
Change in valuation allowance	-7.6%	(35,439)	-27.1%	(217,529)
Prior-year tax true-ups	0%	-	-2.3%	(18,529)
Other, net	0.5%	2,530	0.3%	2,446
Effective income tax rate / provision	6.2%	29,706	-54.0%	(432,950)

The Bank’s effective income tax rate differs from the federal statutory rate primarily due to tax-exempt municipal interest, income from bank owned life insurance, changes in the valuation allowance on deferred tax assets, and discrete tax items related to prior-year adjustments. The effective tax rate for 2024 was significantly impacted by valuation allowance activity and prior-year discrete tax items recognized in a loss year.

Income taxes paid, net of refunds:

	2025	2024
Federal	$23,000	$-

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The composition of the net deferred tax asset consists of the following at December 31:

	2025	2024
Deferred tax assets:
Net operating loss carryforward	$357,279	$415,395
Allowance for credit losses	93,436	77,853
Net unrealized loss on available-for sale securities	27,329	53,289
Book/tax depreciation differences	18,586	24,808
Other	146,741	120,063
Total deferred tax assets	$643,371	$691,408

Deferred tax liabilities:
FHLB stock dividends	25,769	25,769
Other	53,771	15,240
Total deferred tax liabilities	$79,540	$41,009

Valuation allowance	(45,450)	(80,889)
Net deferred tax asset	$518,381	$569,510

The valuation allowance for deferred tax assets primarily relates to uncertainty regarding the utilization of net operating loss (“NOL”) carryforwards acquired in the merger with Home Building and Loan Company. The Internal Revenue Code imposes an annual limitation on the utilization of NOLs acquired in certain mergers, which restricts the amount of taxable income that may be offset in any given year. The NOLs subject to this limitation expire in years 2026 through 2034. Due to the interaction of the annual utilization limitation and the expiration periods, the remaining amount of acquired NOL carryforwards that is expected to be realizable totals approximately $1.0 million. During the year ended December 31, 2025, the Bank utilized approximately $250,000 of these NOLs to offset taxable income.

During 2025, the Bank reduced its valuation allowance by $35,439. This reduction was primarily attributable to the reversal of a temporary difference related to the allowance for credit losses following the payoff of the final purchased credit-impaired loan. The benefit from this reduction was recorded as a decrease in income tax expense.

Certain bad debt deductions arising prior to 1988 are subject to special tax rules applicable to former thrift institutions. Deferred tax liabilities related to these deductions are recognized only if it becomes apparent that the related temporary differences will reverse in the foreseeable future. Management does not contemplate any actions that would cause these deductions to become taxable, and accordingly, no deferred tax liability has been recorded.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

10. LEASES:

The Bank entered into a 36-month lease agreement in February 2023 for an automobile and qualifies as an operating lease. The Bank does not have any finance leases. A right-of-use asset was recorded using a risk-free rate of 4.8% and totaled $712 as of December 31, 2025. The risk-free rate was used because the Bank’s incremental borrowing rate was not readily determinable. The right-of-use asset is equal to the lease liability as no prepaid rent, lease incentives, or initial direct costs were associated with the lease. Lease cost is included in noninterest expense in the statements of operations. Rent expense totaled $8,322 and $7,933 for the years ended December 31, 2025 and 2024, respectively. Cash paid for operating lease liabilities was $8,322 and $7,933 for the years ended December 31, 2025 and 2024, respectively. Operating leases are included in the following asset and liability accounts and on the Bank's balance sheet: Other assets and accrued interest payable and other liabilities.

The weighted-average remaining lease term for operating leases was approximately 0.2 years at December 31, 2025. Future minimum lease payments and the present value of the net minimum lease payments as of December 31, 2025.

2026	$717
Total undiscounted cash flows	717
Less: present value discount	(5)
Total lease liability	$712

11. EMPLOYEE BENEFITS:

The Bank maintains an Internal Revenue Code Section 401(k) defined contribution plan. Employees that have completed three consecutive months of service are eligible to participate in the plan and receive a non-discretionary employer contribution. Participants are also eligible for an employer discretionary profit-sharing contribution after one year of service. The Bank’s contributions are expensed as incurred. Total expense for the 401(k) defined contribution plan was $120,914 and $110,000 for the years ended December 31, 2025 and 2024, respectively.

The Bank entered into a supplemental executive retirement plan for certain key executives in 2020. Upon retirement or certain other qualifying events, such as a change in control or death, each participant will be entitled to receive a predetermined amount annually over a ten-year period. The supplemental executive retirement plan represents an unfunded defined benefit obligation. Participants vest in their accrued benefits over a period of time that approximates their respective remaining years of service until normal retirement. Benefits become payable upon reaching the age of 65 as defined in the plan agreements. The Bank accrues for the respective liabilities related to each of the executives. Such liabilities, which are included in other long-term liabilities in the balance sheets, total $444,692 and $364,957 at December 31, 2025 and 2024, respectively, and accrue at an assumed interest rate of 5.45% and 4.92%, respectively. The liability is measured based on actuarial assumptions, including estimated benefit payments and an assumed interest rate used to accrete the obligation over the vesting period.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

12. RETAINED EARNINGS AND REGULATORY CAPITAL:

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. As of December 31, 2025 and 2024, the Bank met all applicable regulatory capital adequacy requirements.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these items are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

On November 4, 2019, the federal banking agencies jointly issued a final rule on an optional, simplified measure of capital adequacy for qualifying community banking organizations called the community bank leverage ratio (“CBLR”) framework effective on January 1, 2020. A qualifying community banking organization is defined as having less than $10 billion in total consolidated assets, a leverage ratio greater than 9%, off-balance sheet exposures of 25% or less of total consolidated assets, and trading assets and liabilities of 5% or less of total consolidated assets. The final rule adopts Tier 1 capital and existing leverage ratio into the CBLR framework.

The Bank opted into the CBLR framework beginning with the Call Report filed as of March 31, 2020, and will no longer be subject to other capital and leverage requirements. A CBLR bank meeting qualifying criteria is deemed to have met the “well capitalized” ratio requirements and be in compliance with the generally applicable capital rule. The Bank’s CBLR as of December 31, 2025 and 2024 was 14.34% and 16.49%, respectively. In accordance with regulatory capital rules applicable to community banking organizations, accumulated other comprehensive income is excluded from regulatory capital.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

13. COMMITMENTS AND UNCERTAINTIES:

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

The Bank had undisbursed loans in process at December 31, 2025 and 2024 of $771,227 and $588,750, respectively. Unfunded commitments under lines of credit were approximately $9,991,000 and $10,329,000 at December 31, 2025 and 2024, respectively. The decrease in unfunded commitments during 2025 was primarily attributable to the expiration and utilization of previously outstanding lines of credit. Of these commitments to lend, substantially all were prime-based loans and signature guarantee lines of credit to high quality borrowers. In the opinion of management, all loan commitments equaled or exceeded prevailing market interest rates as of December 31, 2025 and 2024. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Expected credit losses related to unfunded commitments are included in the allowance for credit losses on off-balance-sheet credit exposures. See Note 3 – Loans for additional information.

The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property and equipment, income-producing commercial properties, and residential real estate.

At December 31, 2025, the Bank has standby letters of credit with FHLB totaling approximately $5,303,000, to serve as collateral for a certain municipality’s public fund deposits. Standby letters of credit represent irrevocable obligations of the Bank to guarantee payment to the beneficiary in the event a customer fails to perform in accordance with contractual terms. The Bank considers the likelihood of draws on standby letters of credit to be remote. These letters of credit expire between June 2026 and December 2026. At December 31, 2025, no amounts have been drawn on these letters of credit.

The Bank is not a party to any material legal proceedings and is not aware of any pending or threatened litigation that would have a material adverse effect on its financial position or results of operations.

Community Savings Bank

Notes to the Financial Statements

December 31, 2025 and 2024

14. SUBSEQUENT EVENTS:

Plan of Conversion and Change in Corporate Form

On March 5, 2026, the Bank’s Board of Directors adopted a plan of conversion (the “Plan”). The Plan is subject to the approval of the Ohio Division of Financial Institutions and the non-objection of the Federal Deposit Insurance Corporation. The Plan also must be approved by the affirmative vote of at least two-thirds of the total votes eligible to be cast by the Bank’s voting members at a meeting of members. The Plan provides for the proposed conversion of the Bank from a mutual institution to a stock institution and the establishment of a stock holding company (CSB Financial Inc.) as the parent of the Bank. Pursuant to the Plan, the Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding common stock to CSB Financial Inc. Pursuant to the Plan, the total offering value and number of shares of common stock of CSB Financial Inc. to be issued and sold will be determined based upon an independent appraiser’s valuation. The common stock will be offered for sale at a price of $10.00 per share. In addition, the Bank’s Board of Directors intends to adopt an employee stock ownership plan which intends to subscribe for up to 8% of the sum of the number of shares of common stock sold in the stock offering and contributed to a charitable foundation to be established and funded in connection with the conversion.

CSB Financial Inc. is organized as a corporation under the laws of the State of Maryland and, subject to the approval of the Board of Governors of the Federal Reserve System, will own all of the Bank’s outstanding common stock upon completion of the conversion and stock offering.

The costs of the conversion and stock offering will be deferred and deducted from the proceeds of the stock offering. If the conversion and stock offering is unsuccessful, all deferred costs will be charged to operations. The Bank had incurred deferred conversion costs totaling $148,608 as of March 13, 2026.

At the completion of the conversion and stock offering, the Bank will establish a liquidation account in the amount of its retained earnings set forth in the latest statement of financial condition contained in the final prospectus of CSB Financial Inc. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Bank after the completion of the conversion and stock offering.

The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result. CSB Financial Inc. qualifies as an “emerging growth company” under the federal securities laws, and, for as long as it continues to qualify as an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements that apply to public companies that do not qualify as emerging growth companies. As an emerging growth company, CSB Financial Inc. intends to elect to use the extended transition period to delay adoption of new or revised accounting pronouncements that apply to public companies until such pronouncements apply to private companies. Accordingly, CSB Financial Inc.’s consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting pronouncements.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by CSB Financial Inc. or Community Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of CSB Financial Inc. or Community Savings Bank since any date as of which information is furnished herein or since the date of this prospectus.

Up to 1,265,000 Shares

(Subject to Increase to up to 1,454,750 Shares)

(Proposed Holding Company for Community Savings Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

PERFORMANCE TRUST

CAPITAL PARTNERS

May _____, 2026

These securities are not deposits or savings accounts

and are not insured or guaranteed by any federal or state agency.

Until ___________, 2026, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Amounts (1)	Estimated
Registrant’s Legal Fees and Expenses	$530,000
Registrant’s Accounting Fees and Expenses (Including State Tax opinion)	190,000
Marketing Agent’s Fees and Expenses	410,000
Records Management Agent’s Fees and Expenses	60,000
Independent Appraiser’s Fees and Expenses	45,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	190,000
Filing Fees (FINRA, SEC, Blue Sky)	30,000
Transfer Agent’s Fees and Expenses	30,000
Business Plan Consultant’s Fees and Expenses	55,000
Proxy Solicitation Fees and Expenses	30,000
Other	30,000
Total	$1,600,000

(1)	Assumes all shares are sold in the subscription offering.

Item 14. Indemnification of Directors and Officers

Article 10 of the Articles of Incorporation of CSB Financial Inc. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A.            Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.            Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances if it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination before the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise, shall be on the Corporation.

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C.            Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.            Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.            Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.            Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 by the stockholders of the Corporation or the Board of Directors shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 15. Recent Sales of Unregistered Securities

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules

(a)            List of Exhibits

1.1	Engagement Letter between Community Savings Bank and Performance Trust Capital Partners, LLC (Marketing Agent Services)
1.2	Engagement Letter between Community Savings Bank and Performance Trust Capital Partners, LLC (Records Agent and Stock Information Center Manager Services)
1.3	Form of Agency Agreement Among Community Savings Bank and Performance Trust Capital Partners, LLC *
2	Plan of Conversion
3.1	Articles of Incorporation of CSB Financial Inc.
3.2	Bylaws of CSB Financial Inc.

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4	Form of Common Stock Certificate of CSB Financial Inc.
5	Opinion of Luse Gorman, PC regarding legality of securities being registered
8.1	Federal Income Tax Opinion of Luse Gorman, PC
8.2	State Income Tax Opinion of Wipfli Advisory, LLC
10.1	Form of Employment Agreement between Community Savings Bank, CSB Financial Inc. and John E. Essen
10.2	Form of Change in Control Agreement between Community Savings Bank and certain executive officers.
10.3	Community Savings Bank Supplemental Executive Retirement Plan
10.4	Community Savings Bank Survivor Benefit Plan
16	Letter from Clark, Schaefer, Hackett & Co. with respect to change in accountants
21	Subsidiaries of CSB Financial Inc.
23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1)
23.2	Consent of FinPro Capital Advisors, Inc.
23.3	Consent of Wipfli LLP
23.4	Consent of Wipfli Advisory, LLC (contained in Opinion included as Exhibit 8.2)
24	Power of Attorney (set forth on signature page)
99.1	Engagement letter between Community Savings Bank and FinPro, Inc. with respect to independent appraisal services
99.2	Letter of FinPro Capital Advisors, Inc. with respect to value of subscription rights
99.3	Appraisal Report of FinPro Capital Advisors, Inc.
99.4	Marketing Materials
99.5	Stock Order and Certification Form
99.6	Letter of FinPro Capital Advisors, Inc. with respect to Liquidation Rights
107	Filing Fees Exhibit

*	To be filed by amendment.

(b)	Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)           That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)           That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)           The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bethel, State of Ohio, on March 13, 2026.

CSB FINANCIAL inc.

By:	/s/ John E. Essen
John E. Essen
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of CSB Financial Inc. (the “Corporation”) hereby severally constitute and appoint John E. Essen as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said individual may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Corporation’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said individual shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John E. Essen	President, Chief Executive Officer and Director	March 13, 2026
John E. Essen	(Principal Executive Officer)

/s/ Michele M. Muller	Chief Financial Officer and Treasurer	March 13, 2026
Michele M. Mueller	(Principal Financial and Accounting Officer)

/s/ Donna J. Gunn	Director	March 13, 2026
Donna J. Gunn

/s/ Ruth A. Lung	Director	March 13, 2026
Ruth A. Lung

/s/ Gerald T. Mueller	Director	March 13, 2026
Gerald T. Mueller

/s/ George S. Pearce	Director	March 13, 2026
George S. Pearce

/s/ James R. Smith	Director (Chairman of the Board)	March 13, 2026
James R. Smith